EXHIBIT 10.6

U.S. $40,000,000

SUBORDINATE UNSECURED TERM LOAN AGREEMENT

Dated as of January 10th, 2003

Among

MERISTAR H & R OPERATING COMPANY, L.P.

as the Borrower,

LEHMAN COMMERCIAL PAPER, INC.

as Administrative Agent,

LEHMAN BROTHERS, INC.

as Lead Arranger and Book Runner,

LEHMAN BROTHERS, INC.

as Lender,

AND

VARIOUS OTHER LENDERS

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-ii-

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EXHIBITS:

Exhibit A	-	Form of Note
Exhibit B	-	Form of Adjustment Report
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Compliance Certificate
Exhibit F	-	Form of Guaranty

SCHEDULES:

Schedule 1.01(a)	-	Commitments
Schedule 1.01(b)	-	Approved Inter-Company Indebtedness
Schedule 1.01(c)	-	Non-Pledged Ownership Interests
Schedule 1.01(d)	-	Existing Owned Hospitality Property Investments
Schedule 1.01(e)	-	Existing Management Agreements

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Schedule 1.01(f)	-	Existing Participating Leases
Schedule 1.01(g)	-	Guarantors
Schedule 1.01(i)	-	Specified Acquirer
Schedule 4.01	-	Subsidiaries
Schedule 4.07	-	Litigation
Schedule 4.14	-	Environmental Condition
Schedule 4.15	-	Legal Requirements; Zoning; Utilities; Access
Schedule 4.16	-	Existing Indebtedness and Interest Rate Agreements
Schedule 4.21	-	Owned Hospitality Properties
Schedule 4.23(a)	-	Insurance Companies, Insurance Licenses and Deposited Securities
Schedule 4.23(e)	-	Insurance Contracts and Reinsurance Contracts
Schedule 4.24	-	Permitted Housing Business Leasing
Schedule 5.07	-	Required Insurance Coverage

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SUBORDINATE UNSECURED TERM LOAN AGREEMENT

     THIS SUBORDINATE UNSECURED TERM LOAN AGREEMENT (this “Agreement”), dated as of January 10th, 2003 (the “Closing Date”), is among MERISTAR H & R OPERATING COMPANY, L.P., a Delaware limited partnership, as the Borrower; LEHMAN COMMERCIAL PAPER, INC., as the Administrative Agent; LEHMAN BROTHERS, INC., as Sole Lead Arranger and Book Runner; LEHMAN BROTHERS, INC., as Lender; and the Various Other Lenders (as defined below).

PRELIMINARY STATEMENTS:

     WHEREAS, the Borrower desires that the Lenders extend certain credit facilities, the proceeds of which will be used for the purposes set forth in Section 4.08;

     WHEREAS, the Lenders have agreed to extend such credit facilities as more specifically described in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing recitals and the provisions contained in this Agreement, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Accession Agreement” means an Accession Agreement in the form attached respectively to the Guaranty as Annex 1 thereto, which agreement causes the Person executing and delivering the same to the Administrative Agent to become a party, respectively, to the Guaranty.

     “Additional Designated Senior Indebtedness” means, for the Parent and its Subsidiaries, Senior Indebtedness of the Parent and its Subsidiaries (a) which is incurred after the Closing Date, (b) for which the gross proceeds are equal to or greater than $90,000,000 but do not exceed $113,000,000, (c) which does not have a maturity date earlier than six (6) months after the Maturity Date, as the Maturity Date have been extended, (d) which does not cause a Default or Event of Default to occur, and (e) for which the Net Cash Proceeds are used to repay the Senior Obligations and the Obligations to the extent required by and in accordance with the terms of the Senior Credit Facility and this Agreement, respectively.

     “Adjusted EBITDA” means, for any Person or Hospitality Property, as applicable, for any Rolling Period, the EBITDA of such Person or Hospitality Property, as applicable, for such Rolling Period plus non-cash employee compensation up to $2,000,000 per Fiscal Year in the aggregate commencing with the 2002 Fiscal Year, and other non-cash items of such Person or Hospitality Property, as applicable, for such Rolling Period; provided that for any Hospitality Property the aggregate FF&E Reserves for such Rolling Period in respect of such Hospitality

Property shall be subtracted from such Hospitality Property’s EBITDA in determining such Hospitality Property’s Adjusted EBITDA; provided further that if the Parent or any of its Subsidiaries during such Rolling Period or in the period from the end of such Rolling Period to the Status Reset Date which occurs in the Fiscal Quarter following such Rolling Period either (a) sells, disposes of or terminates any Permitted Property Agreements or (b) sells or disposes of any Investments or Non-Replaced Property with an Investment Amount in excess of $1,000,000, the EBITDA arising from such Permitted Property Agreement, Investment, or Non-Replaced Property, as applicable, for the applicable Rolling Period shall be excluded from the calculation of Adjusted EBITDA; and provided further if the Parent or any of its Subsidiaries during such Rolling Period or in the period from the end of such Rolling Period to the Status Reset Date which occurs in the Fiscal Quarter following such Rolling Period either (a) purchases or acquires any Permitted Property Agreements or (b) purchases or acquires any Investments or Non-Replaced Property with an Investment Amount in excess of $1,000,000, the EBITDA arising from such Permitted Property Agreement, Investment, or Non-Replaced Property, as applicable, for the applicable Rolling Period on a pro forma basis shall be included in the calculation of Adjusted EBITDA; and provided further that the Adjusted EBITDA for the Parent and its Subsidiaries for the Rolling Periods ending on the dates set forth in the following chart will for purposes of the financial covenants contained in Article VII be increased by the applicable amount set forth next to the ending date of each such Rolling Period:

Ending Date of Rolling Period	Adjusted EBITDA Adjustment

September 30, 2002	$5,000,000
December 31, 2002	$3,750,000
March 31, 2003	$2,500,000
June 30, 2003	$1,250,000

     “Adjusted Net Worth” means, for the Parent as of any date, the sum of (a) the Parent’s Net Worth on such date plus (b) the minority interest reflected as a liability on the Parent’s balance sheet on such date determined in accordance with GAAP (excluding that portion of the minority interest attributable to Ownership Interests in any Subsidiary of the Borrower which is not a Guarantor).

     “Adjustment Event” has the meaning set forth in Section 2.14(a).

     “Adjustment Report” means a certificate of the Borrower in substantially the form of the attached Exhibit B.

     “Administrative Agent” means Lehman Commercial Paper, Inc. in its capacity as Administrative Agent for the Lenders pursuant to Article IX and any successor Administrative Agent appointed pursuant to Section 9.06.

     “Administrative Agent Fee Letter” means the letter agreement dated as of January 10th, 2003, among the Borrower, the Parent, and the Administrative Agent, as the same may be amended, modified, supplemented or replaced.

     “Advance” means the advance by a Lender to the Borrower of its Commitment pursuant to Section 2.01.

     “Affected Lender” has the meaning set forth in Section 2.15(a).

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

     “Agreement” has the meaning given such term in the initial paragraph of this agreement.

     “Applicable Lending Office” means, with respect to each Lender, (a) in the case of a Base Rate Portion, such Lender’s Domestic Lending Office, (b) in the case of a Eurodollar Portion, such Lender’s Eurodollar Lending Office, and (c) in the case of any other notice or request under the Credit Documents, the office of such Lender specified as its “Credit Contact” in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     “Applicable Margin” means, with respect to any Loan Portion at any date, the applicable percentage per annum set forth below:

Base Rate	Eurodollar
Portion	Portion

7.50%	8.50%

     “Approved Fund” means any fund that invests in commercial loans which is advised or managed by an investment advisor which has total assets under management in excess of $250,000,000.

     “Approved Inter-Company Indebtedness” means the Indebtedness described on Schedule 1.01(b), which Indebtedness (a) may not exceed $50,000,000 without the approval of the Administrative Agent and may not exceed $52,500,000 without the approval of the Required Lenders, (b) is unsecured, (c) is subordinated to the Senior Obligations and to the Obligations, in a manner acceptable to the Administrative Agent, and (d) is Collateral for the Senior Credit Facility.

     “Approved Inter-Company Indebtedness Loan Documents” means the documents described on Schedule 1.01(b), together with any additional promissory notes evidencing Approved Inter-Company Indebtedness.

     “Approved Management Agreement” means a management agreement by and between a Person, as owner, and Borrower or Borrower’s Subsidiary or Unconsolidated Entity, as manager,

in substantially the form of an Existing Management Agreement, a form which does not include materially adverse provisions which are not customary for management agreements of Hospitality Properties or such other form as is approved by the Senior Administrative Agent, or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent, in writing (which approval shall not be unreasonably withheld).

     “Approved Participating Lease” means a lease (except for a Ground Lease) by and between a Person, as lessor, and Borrower or Borrower’s Subsidiary, as lessee, in substantially the form of an Existing Participating Lease, a form which does not include materially adverse provisions which are not customary for participating leases of Hospitality Properties or such other form as is approved by the Senior Administrative Agent, or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent, in writing (which approval shall not be unreasonably withheld).

     “Asset Disposition” means any conveyance, exchange, transfer, or assignment of any Investment or Non-Replaced Property by the Borrower or a Guarantor to a Person other than the Borrower or a Guarantor.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit C.

     “Base Rate” shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Changes in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

     “Base Rate Portion” shall mean the portion of the Loan being maintained at a rate of interest based upon the Base Rate

     “Beverage Entity” means any Subsidiary or Unconsolidated Entity of the Parent for which substantially all of such Person’s Property is directly related to the sale of beverages at a Hospitality Property, and “Beverage Entities” means all such Persons.

     “Borrower” means MeriStar H & R Operating Company, L.P., a Delaware limited partnership.

     “Borrowing” means the borrowing consisting of the simultaneous Advance of the entire Facility Amount made by each Lender pursuant to Section 2.01(a) on the Closing Date.

     “Business Day” means (a) with respect to a Base Rate Portion, a day of the year on which banks are not required or authorized to close in New York, New York, and (b) with respect to a Eurodollar Portion, a day of the year on which banks are not required or authorized to close in New York, New York, or London, England.

     “Capital Expenditure” means any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property, improvements, equipment, or other personal property, or for replacements or substitutions therefore or additions thereto, which in accordance with GAAP would be capitalized in the fixed asset accounts of such Person making such expenditure, including, without limitation, amounts paid or payable for such purpose under any conditional sale or other title retention agreement or under any Capital Lease, but excluding repairs or maintenance of any Hospitality Property in the normal and ordinary course of business in keeping with the past practices of the Borrower, IHC or the Parent.

     “Capital Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

     “Capitalization Event” means any sale or issuance by the Parent or any of its Subsidiaries of equity securities except for the issuance of the Borrower’s limited partnership interests in accordance with the provisions of Section 6.05.

     “Capitalized Lease Obligations” means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

     “Change in Control” means for any Person a change in ownership or control of such Person effected through either of the following transactions:

(a) any Person or related group of Persons (other than such Person or an Affiliate of such Person) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of (i) securities possessing more than fifty percent (50%) of the total combined voting power of such Person’s outstanding securities, or (ii) with respect to the Parent or the Borrower after the date which is January 31, 2003, securities (excluding securities held by CGLH Partners I LP and CGLH Partners II LP as of the Closing Date and any transferee of such securities) possessing more than thirty five percent (35%) of the total combined voting power of such Person’s outstanding securities; or

(b) excluding with respect to the Parent those changes to the Parent’s Board of Directors that occur as part of the consummation of the Merger, there is a change in the composition of such Person’s Board of Directors over a period of thirty-six (36) consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

     “Closing Date” has the meaning given such term in the initial paragraph of this agreement.

     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

     “Collateral” has the meaning given such term in the Senior Credit Facility.

     “Commitment” means, for each Lender, the amount set opposite such Lender’s name on Schedule 1.01(a) as its Commitment, as the same may be reduced as a result of prepayment of principal in accordance with the terms of this Agreement.

     “Compliance Certificate” means a certificate of the Borrower in substantially the form of the attached Exhibit D.

     “Consolidated” refers, with respect to any Person, to the consolidation of the accounts of such Person with such Person’s Subsidiaries in accordance with GAAP.

     “Control Percentage” means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the Board of Directors of such Person.

     “Controlled Group” means all members of the controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

     “Credit Documents” means this Agreement, the Notes, the Guaranties, the Fee Letter, the Administrative Agent Fee Letter, and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement.

     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     “Defaulting Lender” means any Lender which has wrongfully refused or failed to fund its portion of any unreimbursed payment under Section 9.05, or notified in writing the Borrower or the Administrative Agent that such Lender does not intend to comply with its obligations under this Agreement.

     “Designated Redemption Indebtedness” means Indebtedness in the amount of approximately $1,310,000 in the form of Mandatorily Redeemable Stock consisting of 392,157 Preferred Units in the Borrower held by CapStar Management Company, LLC which are redeemable at the option of the Unit holder pursuant to the partnership agreement of Borrower on or after April 1, 2004 for, at the option of the holder, cash in the amount of $3.34 per unit or the equivalent in common stock of the Parent; provided that without the written consent of the Required Lenders and the Senior Required Lenders the Parent and the Borrower will not modify the documentation creating or evidencing the “Designated Redemption Indebtedness” in any manner which would increase the amount of such Indebtedness or accelerate the time at which such Person is obligated to repay such Indebtedness.

     “Dollars” and “$” means lawful money of the United States of America.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Operations Contact” for Base Rate Portions in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     “EBITDA” means for any Person or Hospitality Property, as applicable, for any period for which such amount is being determined, an amount equal to (a) the Net Income for such Person or Hospitality Property, as applicable, for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, income taxes, depreciation, and amortization, as determined on a Consolidated basis in accordance with GAAP plus (c) to the extent deducted in determining Net Income, deductions for minority interest attributable to the Ownership Interests in the Borrower not owned (directly or indirectly) by the Parent.

     “Effective Date” means the date all of the conditions precedent set forth in Section 3.01 have been satisfied.

     “Eligible Assignee” means any of the following approved by those Persons who have approval rights pursuant to the provisions of Section 10.06, which approval will not be unreasonably withheld: (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $250,000,000 (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent), (c) an investment bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000, (d) an insurance company, finance company or financial institution (whether a corporation, partnership, trust or other Person) organized under the laws of the United States, or any state thereof, and having total assets in excess of $5,000,000,000, (e) any Approved Fund, (f) any “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) which has total assets in excess of $100,000,000, (g) a Lender, and (h) an Affiliate of the respective assigning Lender, without approval of any Person except as set forth in Section 10.06, but otherwise meeting the eligibility requirements of (a), (b), (c), (d), (e) or (f) above.

     “Environment” or “Environmental” shall have the respective meanings set forth in 42 U.S.C. §9601(8), as amended.

     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

     “Environmental Law” means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

     “Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Operations Contact” for each Eurodollar Portion in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent for its Eurodollar Portion.

     “Eurodollar Portion” shall mean the portion of the Loan made and/or being maintained at a rate of interest calculated by reference to the Eurodollar Rate. The entire Loan shall be a Eurodollar Portion unless one of the events described in Section 2.12 has occurred.

     “Eurodollar Rate” means, for the Interest Period for a Eurodollar Rate Portion, an interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) equal to the rate per annum at which deposits in Dollars are offered to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period as shown on the display designated “British Banker’s Association Interest Settlement Rates” on Telerate at Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for purposes of displaying such rate, and for a period of one (1)

month; provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by Administrative Agent from an alternate, substantially similar source available to Administrative Agent or shall be calculated by Administrative Agent by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate.

     “Eurodollar Rate Reserve Percentage” shall mean, on any day, that percentage (expressed as a decimal fraction) which is in effect on such date, as provided by the Federal Reserve System for determining the maximum reserve requirements generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to the Administrative Agent (including, without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to Eurocurrency Liabilities, or under any similar or successor regulation with respect to Eurocurrency Liabilities (or other category of liabilities which includes deposits by reference to which the interest rate on a Eurodollar Portion is determined or any category or extensions of credit which includes loans by a non-United States office of the Administrative Agent to United States residents). Each determination by the Administrative Agent of the Eurodollar Rate Reserve Percentage, shall, in the absence of manifest error, be conclusive and binding upon the Borrower.

     “Event of Default” has the meaning set forth in Section 8.01.

     “Exchange Act” means the Securities Exchange Act of 1934,15 U.S.C., as amended, and the rules and regulations promulgated thereunder.

     “Existing Management Agreements” means the management agreements listed on Schedule 1.01(e).

     “Existing Owned Hospitality Property Investments” means the Owned Hospitality Property Investments set forth on Schedule 1.01(d) and other Owned Hospitality Property Investments in which the Borrower’s direct or indirect ownership in such Owned Hospitality Property Investment is equal to or less than twenty percent (20%) of the total ownership in such Owned Hospitality Property Investment.

     “Existing Participating Leases” means the participating leases set forth on Schedule 1.01(f).

     “Facility Amount” means $40,000,000.00.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

     “Fee Letter” means the letter agreement dated as of January 10th, 2003, among the Borrower, the Parent, and Lehman Brothers Inc.

     “FelCor” means FelCor Lodging Limited Partnership.

     “FF&E Reserve” means, for any Hospitality Property for any period, a reserve equal to four percent (4%) of gross revenues from such Hospitality Property for such period, excluding, however, from such calculation for such Hospitality Property the gross revenues generated by the office, retail and garage portions of such Hospitality Property.

     “Financial Statements” means the financial statements of Parent and its Subsidiaries dated as of September 30, 2002.

     “Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

     “Fiscal Year” means the twelve-month period ending on December 31.

     “Fund,” “Trust Fund,” or “Superfund” means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. §9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. §9641 (1988), which statutory provisions have been amended or repealed by the Superfund Amendments and Reauthorization Act of 1986, and the “Fund,” “Trust Fund,” or “Superfund” that are now maintained pursuant to 42 U.S.C. §9507.

     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

     “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Lender, the Parent, the Borrower, any Subsidiaries of the Borrower or the Parent or any of their respective Properties.

     “Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

     “Ground Lease” means a lease by and between a Person, as lessor, and Borrower or Borrower’s Subsidiary, as lessee, where the term of such lease is in excess of twenty (20) years.

     “Guarantor” means each of the Parent, each Subsidiary of the Parent (except the Permitted Other Subsidiaries, the Beverage Entities, Flagstone Hospitality Management LLC, and certain other non-Material Subsidiaries which are prohibited from acting as a Guarantor because of joint venture agreements, organizational documents and other contractual arrangements to which such non-Material Subsidiary is a party and which are in effect on the Closing Date, in each case as approved by the Administrative Agent) existing as of the Closing Date, and any future Material Subsidiary, and “Guarantors” means all of such Persons. The Guarantors on the Closing Date are identified on Schedule 1.01(g).

     “Guaranty” means one or more Guaranty and Contribution Agreements in substantially the form of the attached Exhibit F executed by the Guarantors, evidencing the joint and several guaranty by the signatories thereto of the obligations of Borrower in respect of the Credit Documents, and any future guaranty and contribution agreement executed to secure the Obligations, as any of such agreements may be amended hereafter in accordance with the terms of such agreements.

     “Hazardous Substance” or “Hazardous Material” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radio nuclides, radioactive materials, and medical and infectious waste.

     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

     “Hospitality Management Business” shall mean the management, operation or leasing as lessee of any Hospitality Property, including timeshare sales and brokerage, and the operation of any Permitted Housing Business.

     “Hospitality Property” shall mean a full service or limited service hotel or resort, a condominium or timeshare resort, an extended stay property, or a conference center, and other facilities incidental to, or in support of such property, including without limitation, restaurants and other food-service facilities, golf facilities or other entertainment facilities or club, conference or meeting facilities and intellectual property related thereto; provided that such property shall not include any casino or other gaming property (even if only a part of a Hospitality Property) or senior living property.

     “Improvements” for any Owned Hospitality Property means all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to the Land for such Owned Hospitality Property; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

     “Indebtedness” means (without duplication), at any time and with respect to any Person, (a) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables or bank drafts arising in the ordinary course of business); (b) indebtedness of others in the amount which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor or for which such Person is liable as a partner of such Person; (c) indebtedness of others in the amount secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness unless the validity of such Lien is being contested in good faith and with due diligence by appropriate proceedings, provided that such Lien is subordinate to the Liens created by the Senior Security Documents and such Person shall have delivered a bond or other security acceptable to the Senior Administrative Agent or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent, equal to 125% of the contested amount; (d) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables or bank drafts arising in the ordinary course); (e) obligations of such Person under Capital Leases; (f) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for U.S. federal income tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all obligations of such Person in respect of any take-out commitment or forward equity commitment (excluding, in the case of the Borrower and its Subsidiaries, any such obligation that can be satisfied solely by the issuance of Ownership Interests (other than Mandatorily Redeemable Stock)); and (i) to the extent treated as a liability under GAAP, obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates; provided that “Indebtedness” shall not include (i) any Indebtedness related to the Parent’s or the Parent’s Subsidiary’s Investment with respect to the St. Louis Radisson Hotel which is non-recourse to the Parent, the Borrower and their respective Subsidiaries except for the Ownership Interests in the Unconsolidated Entity which owns such hotel and (ii) any Designated Redemption Indebtedness.

     “Insurance Annual Statement” means the annual statutory financial statements of each Insurance Company required to be filed with the insurance commissioner (or similar Governmental Authority) of its jurisdiction of incorporation, which statement shall be in the form required by the jurisdiction of incorporation of such Insurance Company or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar Governmental Authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar Governmental Authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

     “Insurance Contract” means each outstanding insurance contract of each Insurance Company.

     “Insurance Company” means each of the Borrower, the Parent or their respective Subsidiaries that is or acts as an insurance company or provides a guaranty for a Person acting as an insurance company.

     “Insurance License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

     “Insurance Reserve Liabilities” means all reserves and other liabilities with respect to insurance and for claims and benefits incurred but not reported.

     “Insurance Surplus” means an estimate of the amount by which an insurance plan’s assets exceed its expected current and future liabilities, including the amount expected to be needed to fund future benefit payments.

     “Intercompany Agreement” means the Intercompany Agreement dated as of August 3, 1998, by and among the Parent, the Borrower, MHC, and MHC OP, as amended by Amendment to Intercompany Agreement dated as of January 1, 2001, and as may be further amended in accordance with the provisions of this Agreement.

     “Intercompany Indebtedness Subordination Agreement” shall mean that certain Subordination Agreement dated the date hereof between IHC Holdings Inc. and Administrative Agent on behalf of the Lenders with respect to the Approved Inter Company Indebtedness, as such agreement may be amended, modified, supplemented or restated from time to time.

     “Intercreditor Agreement” means that Intercreditor Agreement dated as of the Closing Date between the Senior Administrative Agent for the benefit of the Senior Lenders under the Senior Credit Facility and the Administrative Agent for the benefit of the Lenders, as the same may be modified or amended from time to time.

     “Interest Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Parent’s Adjusted EBITDA to (b) the Parent’s Interest Expense, for such Rolling Period.

     “Interest Expense” means, for any Person for any period for which such amount is being determined, the total interest expense (including that properly attributable to Capital Leases in accordance with GAAP) and all charges incurred with respect to letters of credit determined on a Consolidated basis in conformity with GAAP, plus capitalized interest of such Person and its Subsidiaries, minus, for such periods for which all or a portion of such period occurred prior to the date of the Merger, all interest income earned for such period by such Person and its Subsidiaries prior to the date of the Merger determined on a Consolidated basis in conformity with GAAP.

     “Interest Period” shall mean a one month period, provided that:

(i) the first Interest Period shall commence on the Closing Date and end on February 1, 2003;

(ii) the second Interest Period shall commence on February 1, 2003 and each Interest Period occurring thereafter shall commence on the date on which the next preceding Interest Period expires;

(iii) each Interest Period shall expire on the first calendar day of the immediately succeeding calendar month;

(iv) no Interest Period shall extend beyond the Maturity Date; and

(v) Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

     “Interest Rate Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement pertaining to the fluctuations in interest rates.

     “Investment” means, with respect to any Person, (a) any loan or advance to any other Person, (b) the ownership, purchase or other acquisition of any Ownership Interests or Ownership Interest Equivalents in any other Person, (c) any joint venture or partnership with, or any capital contribution to, or other investment in, any other Person, (d) any Capital Expenditure, and (e) any payment, whether capitalized or not, to acquire a management agreement or lease (including, without limitation, any Permitted Property Agreement or Permitted Housing Agreement).

     “Investment Amount” means (a) for any Owned Hospitality Property the sum of (i) the aggregate purchase price paid by the Borrower or its Subsidiary for such Owned Hospitality Property, and (ii) the actual cost of any Capital Expenditures for such Owned Hospitality Property made by the Borrower or its Subsidiaries after the acquisition of such Owned Hospitality Property, and (b) for any other Investment or Property the aggregate purchase price paid by the Borrower or its Subsidiary for such other Investment or Property. The Investment Amount shall include any Ownership Interests or Ownership Interest Equivalents used to purchase such Investment at their fair market value at the time of purchase; provided that any such Ownership Interests or Ownership Interest Equivalents which are convertible into the Parent’s common stock shall be valued at the price at which they could be exchanged into the Parent’s common stock assuming such exchange occurred on the date of acquiring such Investment.

     “Land” for any Owned Hospitality Property means the real property upon which the Owned Hospitality Property is located, together with all rights, title and interests appurtenant to such real property, including without limitation all rights, title and interests to (a) all strips and gores within or adjoining such property, (b) the streets, roads, sidewalks, alleys, and ways adjacent thereto, (c) all of the tenements, hereditaments, easements, reciprocal easement agreements, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, (d) all reversions and remainders, (e) all air space rights, and all water, sewer and wastewater rights, (e) all mineral, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, and (f) all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in anywise appertaining thereto.

     “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

     “Lenders” means the lenders listed on Schedule 1.01(a) and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.06, and “Lender” means any such Person.

     “Leverage Ratio” means the ratio on any date of (a) the Parent’s Total Indebtedness on such date to (b) the Parent’s Adjusted EBITDA for the Rolling Period immediately preceding such date.

     “Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

     “Liquid Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States;

(b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Senior Lender with a Senior Revolving Commitment under the Senior Credit Facility or (B) any other bank or trust company which has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s, and (ii) commercial paper issued by (A) any Senior Lender with a Senior Revolving Commitment under the Senior Credit Facility or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-2” (or the then equivalent) by the rating service of S&P or not less than “P-2” (or the then equivalent) by the rating service of Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Senior Administrative Agent, or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent,

(c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s; and

(d) such other instruments (within the meaning of New York’s Uniform Commercial Code) as the Borrower may request and the Senior Administrative Agent or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent, may approve in writing, which approval will not be unreasonably withheld.

     “Loan” means the aggregate Advance made to the Borrower pursuant to this Agreement.

     “Loan Amount” means, at any given time, the outstanding principal balance of the Loan.

     “Loan Portion” shall mean the Base Rate Portion and the Eurodollar Portion of the Loan.

     “Mandatorily Redeemable Stock” means, with respect to any Person, any Ownership Interest of such Person which by the terms of such Ownership Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Ownership Interest which is redeemable solely in exchange for common stock or Ownership Interests Equivalent thereof), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Ownership Interest which is redeemable solely in exchange for common stock or Ownership Interests Equivalent thereof), in each case on or prior to the Maturity Date, as such date may be extended pursuant to the terms of Section 2.05(b).

     “Margin Stock” shall have the meaning provided in Regulation U.

     “Material Adverse Change” shall mean a material adverse change (a) in the business, property, condition (financial or otherwise), prospects or results of operations of the Borrower, the Parent and the other Guarantors taken as a whole, in each case since September 30, 2002, or (b) in the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

     “Material Subsidiary” means any Subsidiary of the Parent having assets or annual revenues in excess of $1,000,000.

     “Material Unconsolidated Entity” means any Unconsolidated Entity of the Parent for which the Investment Amount is in excess of $1,000,000.

     “Maturity Date” means January 31, 2006, as the same shall be extended pursuant to Section 2.05.

     “Maximum Rate” means the maximum nonusurious interest rate under applicable law.

     “MHC” means MeriStar Hospitality Corporation, a Maryland corporation.

     “MHC Indebtedness” means the Subordinate Indebtedness owed by the Borrower and the Borrower’s Subsidiaries to MHC OP pursuant to that certain Revolving Credit Agreement dated as of August 3, 1998, as amended by an amendment dated as of February 27, 2000, a second amendment dated as of January      , 2002, a third amendment dated as of July 31, 2002, and a fourth amendment dated as of August 15, 2002, each between Borrower and MHC OP.

     “MHC OP” means MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership.

     “MHRI” means MeriStar Hotels & Resorts, Inc., a Delaware corporation prior to the Merger with IHC.

     “Minimum Net Worth” means, with respect to the Parent, at any time, the sum of $75,000,000 plus (a) 75% of the aggregate net proceeds or value received by the Parent or any of its Subsidiaries after the date of this Agreement in connection with any Capitalization Events taken as a whole, including without limitation in connection with the acquisition of any Investment or other Property, plus (b) to the extent a positive number, 75% of the aggregate Net Income of the Parent and the Parent’s Subsidiaries for the period from and including July 1, 2002 to the date of testing, on a Consolidated basis, minus (c) an amount equal to the lesser of (i) $25,000,000 or (ii) the sum of (A) the Parent’s write-off under GAAP of the Parent’s or the Parent’s Subsidiary’s Investment with respect to the St. Louis Radisson Hotel up to a maximum write-off of $11,500,000 and (B) the aggregate amount of all of the Parent’s write-offs under GAAP of intangible assets that occur after March 31, 2002.

     “Moody’s” means Moody’s Investor Service Inc.

     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Parent, the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

     “Net Cash Proceeds” means (a) the aggregate cash proceeds (including, without limitation, insurance proceeds) received by the Parent, the Borrower or any of their respective Subsidiaries (as applicable) in connection with any Indebtedness incurred on or after the Closing Date (excluding the Obligations and the incurrence of other Indebtedness which does not trigger a Repayment Event), Asset Disposition or Capitalization Event, minus (b) the reasonable expenses of such Person in connection with such Indebtedness incurrence, Asset Disposition or Capitalization Event, minus (c) to the extent that assets disposed of in connection with an Asset Disposition secure Indebtedness permitted pursuant to the provisions of Section 6.02(a), the amount of such Indebtedness which is required to be repaid pursuant to the terms of such Indebtedness in connection with such Asset Disposition, as reasonably evidenced by the Borrower to the Senior Administrative Agent and the Administrative Agent minus (d) any amounts required to be paid under the Senior Credit Facility.

     “Net Income” means, for any Person or Hospitality Property, as applicable, for any period for which such amount is being determined, the net income or net loss of such Person (on a Consolidated basis) or Hospitality Property, as applicable, after taxes, as determined on a Consolidated basis in accordance with GAAP, excluding, however, (a) non-recurring expenses incurred in connection with the Merger and (b) extraordinary items, including but not limited to (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets.

     “Net Worth” means, for any Person, stockholders equity of such Person determined in accordance with GAAP.

     “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

     “Non-Replaced Property” means any Property owned by the Borrower or any of the Guarantors which (a) was used in the ownership, operation or management of any Hospitality Property, (b) has been conveyed, exchanged, transferred, or assigned by the Borrower or a Guarantor to a Person other than the Borrower or a Guarantor, (c) has not been replaced in the ordinary course of business by Property of equal or better quality, and (d) was not included within the definition of “Investments”.

     “Note” means a promissory note of the Borrower payable to the order of any Lender in substantially the form of the attached Exhibit A, evidencing indebtedness of the Borrower to such Lender, and “Notes” means all such Notes.

     “Obligations” means all payment, performance and other obligations, liabilities and indebtedness of every nature of Borrower and the Guarantors from time to time owing to Administrative Agent or any Lender in connection with this Agreement, the Note, or any other Credit Documents.

     “Owned Hospitality Property” means a Hospitality Property owned by the Parent or one of the Parent’s Subsidiaries or leased by the Parent or one of the Parent’s Subsidiaries pursuant to a Ground Lease.

     “Owned Hospitality Property Investments” shall mean Investments in Owned Hospitality Properties or in Persons for which Hospitality Properties are substantially all of such Person’s Property.

     “Ownership Interests” means shares of stock, other securities, partnership interests, member interests, beneficial interests or other interests in any Person, whether voting or non-voting, and participations or other equivalents (regardless of how designated) of or in a Person.

     “Ownership Interest Equivalents” means all securities (other than Ownership Interests) convertible into or exchangeable for Ownership Interests and all warrants, options or other rights to purchase or subscribe for any Ownership Interests, whether or not presently convertible, exchangeable or exercisable.

     “Parent” means Interstate Hotels & Resorts, Inc. (fka MeriStar Hotels & Resorts, Inc.), a Delaware corporation, the surviving entity of the merger of Interstate Hotels and Resorts, Inc., into MHRI pursuant to the Merger.

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Permitted Asset Disposition” means an Asset Disposition which (a) occurs at a time in which no Default has occurred and is continuing, and (b) would not cause a Default to occur upon the consummation of such Asset Disposition.

     “Permitted Encumbrances” means the Liens permitted to exist pursuant to Section 6.01.

     “Permitted Hazardous Substances” means (a) Hazardous Substances, petroleum and petroleum products which are (i) used in the ordinary course of business and in typical quantities for a Hospitality Property and (ii) generated, used and disposed of in accordance with all Legal Requirements and good industry practice, and (b) non-friable asbestos to the extent (i) that no applicable Legal Requirements require removal of such asbestos from the Hospitality Property and (ii) such asbestos is encapsulated in accordance with all applicable Legal Requirements and such reasonable operations and maintenance program as may be required by the Senior Administrative Agent or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent.

     “Permitted Housing Agreements” means leases of Units as part of the Permitted Housing Business (a) by the Borrower and its Subsidiaries to third parties and (b) by third parties to the Borrower and its Subsidiaries.

     “Permitted Housing Business” means the business of leasing Units, subleasing such Units to another Person and providing ancillary services to such Person in connection with such Units; provided that without the written consent of the Senior Required Lenders or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent, the Borrower and the Borrower’s Subsidiaries shall not enter into new leases of Units or extend the term of existing leases of Units where the leases cause the Borrower to violate any of the Permitted Housing Business Leasing Guidelines.

     “Permitted Housing Business Leasing Guidelines” means the requirement that the Borrower and the Borrower’s Subsidiaries not lease Units or renew the lease of Units if, upon consummation of such lease or renewal, (a) the aggregate number of Units which have a term which exceeds 1 year is equal to or greater than 700, (b) the aggregate number of Units which have a term which exceeds 5 years is equal to or greater than 400, and (c) the Borrower’s and the Borrower’s Subsidiaries’ aggregate lease obligations for the leases of Units outside the United States, Canada and Western Europe exceeds 15% of the Borrower’s and the Borrower’s Subsidiaries’ aggregate lease obligations for Units without the consent of the Senior Required Lenders or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent.

     “Permitted Housing Company” means a Person which is primarily in the Permitted Housing Business and which is approved by the Senior Required Lenders or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent.

     “Permitted New Investments” means the following Investments made after the Closing Date:

(a) (i) to acquire Permitted Property Agreements and (ii) in Persons for which Permitted Property Agreements are substantially all of such Person’s Property, which Persons become Subsidiaries of the Borrower;

(b) (i) in Persons for which Permitted Property Agreements are substantially all of such Person’s Property, which Persons do not become Subsidiaries of the Borrower, (ii) to acquire Permitted Housing Agreements, and (iii) in Persons which are primarily in the Permitted Housing Business; provided that the aggregate amount of such Investments, excluding any such Investments existing as of the Effective Date, shall not exceed $15,000,000;

(c) in Owned Hospitality Property Investments; provided that (i) the aggregate Investment Amount in Owned Hospitality Property Investments, excluding the Investment Amount in Existing Owned Hospitality Property Investments, shall not at any time exceed $50,000,000, (ii) at least five (5) Business Days prior to acquiring an Owned Hospitality Property the Borrower shall have delivered to the Senior Administrative Agent or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent, the Property Information for such Owned Hospitality Property (except that for the Pittsburgh Property the Borrower need only provide (A) current Property Information for those items set forth in paragraphs (b), (c), (e) and (g) of the definition of “Property Information” and (B) the most recent, but not current Property Information for those items set forth in paragraphs (a), (d), and (f) of the definition of “Property Information”), (iii) any Ground Lease for an Owned Hospitality Property must be financable in the reasonable opinion of the Senior Administrative Agent or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent, and (iv) no more than twenty percent (20%) of the hotel rooms in the applicable Hospitality Property may be subject to a timeshare regime;

(d) Investments in Persons who provide services to, among other Hospitality Properties, Hospitality Properties for which Borrower or one of Borrower’s Subsidiaries has or will enter into a Permitted Property Agreement and/or Owned Hospitality Property Investments; provided that the aggregate amount of all such Investments in Persons which provide such services shall not exceed $10,000,000; and

(e) Investments which (i) are not otherwise covered by one of the preceding clauses (a)-(d) and (ii) are in Persons whose primary business is not the Hospitality Management Business; provided that the aggregate amount of the Investments in such Persons shall not exceed $5,000,000.

For purposes of this definition, if in connection with the acquisition of Permitted Property Agreements an Owned Hospitality Property Investment is also made or acquired and the Borrower’s direct or indirect ownership in such Owned Hospitality Property Investment exceeds twenty percent (20%) of the total ownership in such Owned Hospitality Property Investment, then a reasonable portion of the Investment Amount for such Investment shall be attributed to such Owned Hospitality Property Investment and counted toward the $50,000,000 limitation set forth in the foregoing clause (c). If such ownership percentage is equal to or less than twenty percent (20%), then such Investment shall be deemed to have been made under the foregoing clause (a) or (b), as applicable. Notwithstanding anything in this definition to the contrary, Permitted New Investments shall not include any Capital Expenditures made pursuant to the provisions of Section 6.06(e) or Restricted Payments. Notwithstanding anything in this Agreement to the contrary, (a) the Borrower shall have until the date thirty (30) days following the Closing Date to deliver the Environmental Report for the Pittsburgh Property, and (b) if such Environmental Report discloses any material Release, Environmental Claim, or violation of Environmental Law, then the Borrower shall cause such Release, Environmental Claim, or violation of Environmental Law to be remediated in accordance with the provisions of the Environmental Indemnity within thirty (30) days of delivery of such Environmental Report.

     “Permitted Non-Recourse Unconsolidated Entity Indebtedness” means Indebtedness of an Unconsolidated Entity which (i) is incurred by an Unconsolidated Entity to acquire a Hospitality Property or Hospitality Management Business or refinance such acquisition Indebtedness, and (ii) is non-recourse to the Parent, the Borrower and their respective Subsidiaries except for the Interests in such Unconsolidated Entity.

     “Permitted Other Indebtedness” means:

(a) the Senior Credit Facility;

(b) Indebtedness which (i) is incurred by a Permitted Other Subsidiary to (A) acquire an Owned Hospitality Property Investment which qualifies as a Permitted New Investment, (B) refinance Indebtedness (including Permitted Owned Hospitality Property Obligations) incurred to acquire a Permitted New Investment, or (C) finance the Pittsburgh Property, where the Indebtedness incurred does not exceed 70% of the Investment Amount for such Permitted New Investment or Pittsburgh Property, as applicable, and (ii) is non-recourse to the Parent, the Borrower and their respective subsidiaries except for the Property of or the Ownership Interests in such Permitted Other Subsidiary and customary recourse “carve-outs”;

(c) Additional Designated Senior Indebtedness;

(d) Intentionally Deleted;

(e) Indebtedness of Interstate/Dallas GP, LLC and Interstate/Dallas Partnership, LP (the “Dallas Pledgors”) to FelCor in the amount of approximately $4,170,000, secured by the interests of the Dallas Pledgors in FCH/IHC Hotels, LP.;

(f) Permitted Non-Recourse Unconsolidated Entity Indebtedness;

(g) Approved Inter-Company Indebtedness; and

(h) minority Ownership Interests reflected on the Parent’s financial statements as Indebtedness.

     “Permitted Other Subsidiary” means a Subsidiary of the Parent which (a) is a single-purpose Person, (b) has never been a Guarantor under the Senior Credit Facility or a Guarantor, nor owned any Collateral, and (c) only owns Permitted New Investments acquired in whole or in part with the proceeds of Indebtedness excluding the proceeds of the Senior Credit Facility and other Property ancillary to such Permitted New Investments.

     “Permitted Owned Hospitality Property Obligations” means Senior Obligations incurred in making an Investment in an Owned Hospitality Property or the Ownership Interests in a Subsidiary which owns an Owned Hospitality Property which pursuant to the terms of this Agreement is required to be Collateral under the Senior Credit Facility; provided that with respect to the Pittsburgh Property the “Permitted Owned Hospitality Property Obligations” shall be deemed to be the greater of (a) $5,000,000 and (b) the Net Cash Proceeds from the incurrence of the Permitted Other Indebtedness to be secured by the Pittsburgh Property.

     “Permitted Property Agreements” means (a) Existing Management Agreements and Existing Participating Leases and (b) Approved Management Agreements or Approved Participating Leases related to Hospitality Properties entered into after the Closing Date.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

     “Pittsburgh Property” means the Pittsburgh, Pennsylvania Airport Residence Inn (Park Lane).

     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Parent, the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

     “Prescribed Forms” means such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Lender providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrower to make payments hereunder for the account of such Lender free of (or, upon written request of the Borrower specifying the applicable form, at a reduced rate of) deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person, including without limitation, the Permitted Property Agreements, the Permitted Housing Agreements, and all Owned Hospitality Properties.

     “Pro Rata Share” means, at any time with respect to any Lender, the ratio (expressed as a percentage) of (a) such Lender’s outstanding Commitment to (b) the outstanding Loan Amount.

     “Register” has the meaning set forth in paragraph (c) of Section 10.06.

     “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof. “Reinsurance Contract” means each outstanding reinsurance, coinsurance and other similar contract of each Insurance Company.

     “Related Fund” means, with respect to any Approved Fund, any other Approved Fund that invests in commercial loans which is advised or managed by the same investment advisor as such Approved Fund.

     “Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

     “Repayment Event” means the incurrence of any Indebtedness on or after the Closing Date by the Parent, the Borrower or one of their respective Subsidiaries (excluding (a) the Obligations, (b) Indebtedness incurred under clause (a) or clause (b) of the definition of “Permitted Other Indebtedness” which is not incurred to refinance Permitted Owned Hospitality Property Obligations), a Capitalization Event, or an Asset Disposition or the payment to the Borrower or one of the Borrower’s Subsidiaries of a termination payment under a Permitted Property Agreement or a Permitted Housing Agreement after the Closing Date, except for Asset Dispositions or any such termination payments for which the aggregate Net Cash Proceeds do not exceed $1,000,000 in any calendar year.

     “Reportable Event” means any of the events set forth in Section 4043(b) of ERISA.

     “Required Lenders” means Non-Defaulting Lenders the sum of whose outstanding Commitments represent at least 51% of the outstanding Loan Amount.

     “Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

     “Responsible Officer” means the Chief Executive Officer, President, Executive Vice President, Chief Financial Officer or Treasurer of any Person, or, with respect to a partnership, the general partner of such Person.

     “Restricted Payment” means (a) any direct or indirect payment, prepayment, redemption, purchase, or deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of any Indebtedness not permitted by this Agreement, the Senior Credit Facility or any Subordinate Indebtedness, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any Ownership Interests of such Person, other than dividends or distributions payable in such Person’s Ownership Interests.

     “Rolling Period” means, as of any date, the four Fiscal Quarters ending immediately preceding such date.

     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereof.

     “SAP” means, with respect to each Insurance Company, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar Governmental Authority) in the jurisdiction of such Insurance Company for the preparation of Insurance Annual Statements and other financial reports by insurance companies of the same type in effect from time to time, applied in a manner consistent with those used in preparing the SAP Financial Statements.

     “Second Amendment to the Senior Credit Facility” means that certain Second Amendment to Senior Secured Credit Agreement dated as of January 10, 2003 between Borrower, the Senior Administrative Agent and the Senior Lenders.

     “SAP Financial Statements” means the audited annual and unaudited quarterly convention statements filed with the domiciliary state insurance departments of each Insurance Company.

     “Senior Administrative Agent” means the Administrative Agent as defined in the Senior Credit Facility.

     “Senior Commitment” means the Commitment as defined in the Senior Credit Facility.

     “Senior Credit Facility” mean that certain Senior Secured Credit Agreement dated as of July 31, 2002, in the maximum amount of $113,000,000.00, as amended by that certain First Amendment to Senior Secured Credit Agreement dated as of August 15, 2002, among Meristar H & R Operating Company, L.P. as the Borrower, Société Générale as Administrative Agent, SG Cowen Securities Corporation as Joint Lead Arranger and Book Runner, Salomon Smith Barney Inc. as Joint Lead Arranger, Book Runner, and Co-Syndication Agent, Lehman Brothers, Inc. as Joint Lead Arranger, Book Runner, and Co-Syndication Agent, Credit Lyonnais New York Branch as Documentation Agent, and various other lenders, and as further amended by the Second Amendment to Senior Credit Facility, as the same may be further amended, modified, supplemented, restated, replaced or refinanced from time to time.

     “Senior Indebtedness” means Total Indebtedness minus the sum of (a) Subordinate Indebtedness and (b) the outstanding principal balance of this Agreement.

     “Senior Interest Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Parent’s Adjusted EBITDA to (b) the Parent’s Interest Expense pertaining to Senior Indebtedness, for such Rolling Period.

     “Senior Leverage Ratio” means the ratio on any date of (a) the Parent’s Senior Indebtedness on such date to (b) the Parent’s Adjusted EBITDA for the Rolling Period immediately preceding such date.

     “Senior Lenders” mean the Lenders as defined in the Senior Credit Facility.

     “Senior Obligations” means the Obligations as defined in the Senior Credit Facility.

     “Senior Security Documents” means the Security Documents as defined in the Senior Credit Facility.

     “Senior Required Lenders” means the Required Lenders as defined in the Senior Credit Facility.

     “Senior Revolving Maturity Date” means the Revolving Maturity Date as defined in the Senior Credit Facility.

     “SG Cowen “ means SG Cowen Securities Corporation.

     “Specified Acquirer” means the Person listed on Schedule 1.01(i).

     “Specified Change of Control Event” means that Specified Acquirer or a Subsidiary or parent of Specified Acquirer either (a) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of MHC’s outstanding securities or (b) otherwise merges with MHC.

     “SSB” means Salomon Smith Barney Inc.

     “Status Reset Date” means the date following the end of any Fiscal Quarter which is the earlier of (a) the 50th day following the end of such Fiscal Quarter and (b) the date which is 5 days following the delivery of the reports and other documents required by (i) the provisions of Section 5.05(a) for such Fiscal Quarter (except for the Fiscal Quarter which ends on the date the Fiscal Year ends) or (ii) the provisions of Section 5.05(b) for the Fiscal Quarter which ends on the date the Fiscal Year ends; provided that the documents contemplated by the preceding clause (ii) shall never be deemed delivered prior to the 40th day following the end of the Fiscal Year.

     “Subordinate Indebtedness” means Indebtedness of the Borrower, the Parent and their respective Subsidiaries which (a) shall not mature, become payable or require the payment of any principal amount thereof (or any amount in lieu thereof) or be mandatorily redeemable, pursuant to a sinking fund or otherwise redeemable at the option of the holder thereof, in any case in whole or in part, before the date that is 91 days after the Maturity Date and (b) shall be junior and subordinate to the Senior Obligations and the Obligations and subject to an intercreditor agreement or subordination provisions which is acceptable to the Senior Administrative Agent and the Administrative Agent, respectively.

     “Subsidiary” means, with respect to any Person, at any date, any other Person in whom such Person holds an Investment and whose financial results would be consolidated under GAAP with the financial results of such Person if such statements were prepared as of such date.

     “Telerate” means the Telerate System.

     “Termination Event” means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     “Total Indebtedness” of any Person means the sum of the following (without duplication): (a) all Indebtedness of such Person and its Subsidiaries on a Consolidated basis, plus (b) such Person’s and such Person’s Subsidiaries’ Unconsolidated Entity Percentage of Indebtedness of such Person’s and such Person’s Subsidiaries’ Unconsolidated Entities, plus (c) to the extent not already included in the calculation of either of the preceding clauses (a) or (b), the aggregate amount of letters of credit for which such Person or any of its Subsidiaries would have a direct or contingent obligation to reimburse the issuers of such letters of credit upon a drawing under such letters of credit, minus (d) to the extent included in the calculation of either of the preceding clauses (a), (b), or (c), the amount of any minority interests.

     “Unconsolidated Entity” means, with respect to any Person, at any date, any other Person in whom such Person holds an Investment and whose financial results would not be consolidated under GAAP with the financial results of such Person if such statements were prepared as of such date.

     “Unconsolidated Entity Percentage” means, for any Person, with respect to a Person’s Unconsolidated Entity, the percentage of such Unconsolidated Entity’s Indebtedness for which recourse may be made against such Person.

     “Units” means apartment or condominium units.

     “Wyndham” means Wyndham International, Inc.

     Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

     Section 1.03 Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis.

(b) Unless otherwise indicated, all financial statements of the Borrower and the Parent, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the Consolidated accounts of the Borrower, the Parent and their respective Subsidiaries (as applicable) in accordance with GAAP.

(c) If any changes in accounting principles after March 31, 2002 required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of Borrower and its Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made.

     Section 1.04 Intentionally Deleted.

     Section 1.05 Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections, of and Schedules and Exhibits, to this Agreement, unless otherwise specified.

ARTICLE II
THE ADVANCE

     Section 2.01 The Advance.

(a) Advance. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make an Advance to the Borrower on the Closing Date, in an aggregate amount equal to such Lender’s Commitment, so that the entire Facility Amount shall be advanced on the Closing Date. No amount of such Advance or of the Loan that has been repaid may be reborrowed.

     Section 2.02 Notes.

(a) Notes. The indebtedness of the Borrower to each Lender resulting from the Advance of the Loan Amount on the Closing Date shall be evidenced by a Note of the Borrower payable to the order of such Lender in substantially the form of Exhibit A.

     Section 2.03 Fees.

(a) Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent for its benefit the fees set forth in the Administrative Agent Fee Letter as and when the same are due and payable pursuant to the terms of the Administrative Agent Fee Letter.

(b) Other Fees. The Borrower agrees to pay to Lehman Brothers Inc. for its benefit the fees set forth in the Fee Letter as and when the same are due and payable pursuant to the terms of the Fee Letter.

     Section 2.04 Intentionally Deleted.

     Section 2.05 Repayment of Advances on Maturity Date; Extension.

(a) The Borrower shall repay the outstanding principal amount of the Loan on the Maturity Date.

(b) If Borrower has extended the original Senior Revolving Maturity Date pursuant to Section 2.05(b) of the Senior Credit Facility, then the initial Maturity Date shall be automatically extended, whether or not a Default or an Event of Default exists and is continuing, without any further action on the part of the Borrower, Administrative Agent, Senior Administrative Agent or any other party, for an additional one-year period to January 31, 2007. Borrower shall have no right, and the Lenders shall have no obligation to extend the Maturity Date in connection with any extension of the maturity date under any Additional Designated Senior Indebtedness or any other Senior Indebtedness except the Senior Credit Facility.

     Section 2.06 Interest, Late Payment Fee. Subject to the terms of the Intercreditor Agreement, the Borrower shall pay interest on the unpaid principal amount of the Loan made by each Lender from the date of the Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Portions. If any Loan Portion is a Base Rate Portion, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 365 day year) equal at all times to the lesser of (i) the Base Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the first Business Day of each calendar month and on the date such Base Rate Portion shall be paid in full, provided that during the continuance of an Event of Default, Base Rate Portions shall bear interest at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Base Rate Portion had such Event of Default not occurred plus three percent (3%) and (ii) the Maximum Rate.

(b) Eurodollar Portion. If any Loan Portion is a Eurodollar Portion, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 360 day year) equal at all times during the Interest Period for such Eurodollar Portion to the lesser of (i) the Eurodollar Rate for such Eurodollar Portion for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the first Business Day of each calendar month, and on the date such Eurodollar Portion shall be paid in full, provided that during the continuance of an Event of Default, Eurodollar Portions shall bear interest at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Advance had such Event of Default not occurred plus three percent (3%) and (ii) the Maximum Rate.

(c) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

(d) Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including without limitation, accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the Adjusted Base Rate plus three percent (3%), from the date such amount became due until the date such amount is paid in full.

(e) Late Payment Fee. Subject to the provisions of Section 10.11, if any interest payable under this Agreement is not paid when due and payable (after taking into account any applicable grace period), then the Borrower will pay to the Lenders contemporaneously with the payment of such past due interest a late payment fee equal to an amount equal to the product of (i) such overdue interest times (ii) four percent (4%).

     Section 2.07 Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

(b) Optional Prepayments. After the repayment in full and termination of the Senior Credit Facility, or prior thereto, to the extent permitted under the terms of the Intercreditor Agreement or if Senior Administrative Agent consents, in writing, the Borrower may elect to prepay all or any part of the Loan, after giving by 12:00 a.m. (New York, New York time) (i) in the case of Eurodollar Portions, at least three (3) Business Days’, or (ii) in case of Base Rate Portions, at least one (1) Business Day’s prior written notice to the Administrative Agent, stating the proposed date and aggregate principal amount of such prepayment, and if applicable, the relevant Interest Period for the Loan Portion to be prepaid. If any such notice is given, the Borrower shall prepay the Loan in an amount equal to the amount specified in such notice, and shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $500,000 and in integral multiples of $100,000.

(c) Mandatory Prepayments.

(i) Repayment Event. Upon the occurrence of any Repayment Event, the Borrower shall prepay a portion of the Loan on the Business Day the Net Cash Proceeds from such Repayment Event are received by the Borrower or the Parent, as applicable, in an amount equal to the lesser of (A) the amount of the outstanding principal balance of the Loan on such Business Day and (B) 100% of the Net Cash Proceeds of such Repayment Event. Such prepayments shall be applied (A) first, to interest as provided in Section 2.07(c)(ii), and (B) second, to the outstanding principal balance.

(ii) Accrued Interest. Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

(d) Effect of Notice. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

     Section 2.08 Breakage Costs. If (a) any payment of principal of any Eurodollar Portion is made other than on the last day of the Interest Period for such Eurodollar Portion as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Notes pursuant to Article VIII or otherwise; or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Portion on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     Section 2.09 Increased Costs.

(a) Eurodollar Portions. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation (except with respect to Taxes or Other Taxes) following the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) not complied with prior to the date of this Agreement, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Portions (including, without limitation, (A) additional interest to compensate such Lender for reserve costs actually incurred by such Lender associated with Eurocurrency Liabilities, such additional interest to be calculated by subtracting (1) the Eurodollar Rate for such Lender’s Pro Rata Share of the Eurodollar Portion from (2) the rate obtained by dividing such applicable interest rate for such Eurodollar Portion (excluding the Applicable Margin) by a percentage equal to one minus the applicable Eurodollar Rate Reserve Percentage of such Lender for such Interest Period), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender (except that no Lender shall be required to redesignate its Applicable Lending Office to avoid the incurrence of increased costs associated with additional interest required to be paid by the Borrowers to any Lender in connection with reserve costs attributable to Eurocurrency Liabilities). A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender at the time such Lender demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital Adequacy. If any Lender determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Pro Rata Share of the Loan, then, upon 30 days prior written notice by such Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender, in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

     Section 2.10 Payments and Computations.

(a) Payment Procedures. Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 a.m. (New York, New York time) on the day when due to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without set-off, deduction or counterclaim. Except for amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.06(b), 2.08, 2.09, 2.11, or 2.12, but after taking into account payments effected pursuant to Section 10.04, the Administrative Agent will on the same day cause to be distributed like funds relating to the payment of principal, interest or fees ratably to the Lenders in accordance with, in the case of a payment made in respect of a Borrowing, each Lender’s Share, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 days and all computations of fees and interest based on the Eurodollar Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Portions to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for each such day.

(e) Application of Payments. Unless otherwise specified in Section 2.07 hereof, whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and the Notes, such payment shall be distributed and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or any other Credit Document; second, to the payment of all expenses due and payable under Section 2.11(c), ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of all other fees due and payable under Section 2.03; and fourth, to the payment of the interest accrued on and the principal amount of all of the other Notes and regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender.

(f) Register. The Administrative Agent shall record in the Register the Commitment and the Advances from time to time of each Lender and each repayment or prepayment in respect to the principal amount of such Advances of each Lender. Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder in respect of such Advances.

     Section 2.11 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or carries on business (other than as a result of a connection arising primarily from the Lender or the Administrative Agent (as the case may be) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or any political subdivision or taxing authority of such jurisdictions (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, (ii) in the case of each Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s or the Administrative Agent’s failure to provide the forms described in paragraph (e) of this Section 2.11 and such Lender or the Administrative Agent could have provided such forms or if such Lender or the Administrative Agent (as the case may be) fails to comply with Section 2.11(g), no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.

(b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification. The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the Administrative Agent on behalf of itself as Administrative Agent, or any such Lender. If any Lender, or the Administrative Agent, receives a refund, offset, credit or deduction in respect of any Taxes or Other Taxes paid by the Borrower under this paragraph (c), such Lender, or the Administrative Agent, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund, offset, credit or deduction, received by or credited to the Lender, or the Administrative Agent, as the case may be, (reduced by any Taxes imposed on the Lender, or the Administrative Agent, as the case may be, by reason of the receipt, accrual or payment of such refund, offset, credit or deduction).

(d) Evidence of Tax Payments. The Borrower will pay prior to delinquency all Taxes and Other Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment of such Taxes or Other Taxes.

(e) Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance two duly completed copies of the Prescribed Forms, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes. Each Lender which delivers to the Borrower and the Administrative Agent a Prescribed Form

further undertakes to deliver to the Borrower and the Administrative Agent on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent two further copies of a replacement Prescribed Form. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Prescribed Form establishing an exemption from, or a reduced rate of, United States backup withholding tax, such Lender shall not be required to deliver such forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the Prescribed Forms.

(f) Nothing in this Section 2.11 shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary, in its sole discretion).

(g) If any Lender claims any additional amounts payable pursuant to this Section 2.11, then such Lender (as the case may be) shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not be otherwise disadvantageous to such Lender.

     Section 2.12 Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to maintain Lender’s Pro Rata Share of any Eurodollar Portion of such Lender then outstanding hereunder, then, notwithstanding anything herein to the contrary, if demanded by such Lender by notice to the Borrower and the Administrative Agent no later than 12:00 a.m. (New York, New York time), (a) if not prohibited by Legal Requirement to maintain such Eurodollar Portion for the duration of the Interest Period, on the last day of such Interest Period or (b) if prohibited by Legal Requirement to maintain such Eurodollar Portion for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Lender, the affected Eurodollar Portion of such Lender then outstanding shall automatically become a Base Rate Portion and Borrower shall pay the amount, if any, required to be paid pursuant to Section 2.08 as a result of such conversion being made on such date. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

     Section 2.13 Eurodollar Rate Unascertainable.

(a) In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, then Administrative Agent shall forthwith give notice by telephone of such determination, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period, with a written confirmation of such determination promptly thereafter. If such notice is given, the Loan shall convert to a Base Rate Portion and shall bear interest at the Base Rate plus the Applicable Margin beginning on the first day of the next succeeding Interest Period. If, pursuant to the terms of this Section 2.13, the Loan is a Base Rate Portion and Administrative Agent shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Administrative Agent shall give notice thereof to Borrower by telephone of such determination, confirmed in writing, to Borrower as soon as reasonably practical, but in no event later than one (1) Business Day prior to the last day of the then current Interest Period. If such notice is given, the Loan shall convert to a Eurodollar Portion and shall bear interest at the Eurodollar Rate plus the Applicable Margin beginning on the first day of the next succeeding Interest Period.

     Section 2.14 Determination of Leverage Ratio and Senior Leverage Ratio. In addition to the determination of the Leverage Ratio and the Senior Leverage Ratio in a Compliance Certificate, the Leverage Ratio and the Senior Leverage Ratio shall be determined by the Administrative Agent, as follows:

(a) Adjustments. Following each making, acquisition or disposition by the Parent or its Subsidiary of an Investment or any Non-Replaced Property with an Investment Amount in excess of $5,000,000 or the incurrence by the Parent or its Subsidiary of additional Indebtedness (excluding any Obligations) in excess of $5,000,000 (an “Adjustment Event”), and the Administrative Agent’s receipt of an Adjustment Report with respect thereto, the Administrative Agent shall adjust the Leverage Ratio and the Senior Leverage Ratio accordingly.

(b) Notice of Leverage Ratio and Senior Leverage Ratio Change. Promptly following any date the Leverage Ratio and the Senior Leverage Ratio is determined in accordance with the preceding paragraph, the Administrative Agent shall give notice to the Lenders and the Borrower of the new Leverage Ratio and Senior Leverage Ratio.

     Section 2.15 Lender Replacement.

(a) Right to Replace. The Borrower shall have the right to replace each Lender either (i) affected by a condition under Section 2.09, 2.11, or 2.12 for more than 60 days or (ii) that refuses to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by 51% or more of the Non-Defaulting Lenders entitled to vote on such proposed change, waiver, discharge or termination, as (and to the extent) provided in Section 10.01 (each such affected or non-consenting Lender, an “Affected Lender”) in accordance with the procedures in this Section 2.15 and provided that no reduction of the total Commitments occurs as a result thereof.

(b) Replacement Allocation.

(i) Upon the occurrence of any condition permitting the replacement of a Lender, the Administrative Agent in its sole discretion shall have the right to reallocate the amount of the Commitments of the Affected Lenders, including without limitation to Persons which are not already party to this Agreement but which qualify as Eligible Assignees, which election shall be made by written notice within 30 days after the date such condition occurs.

(ii) If the aggregate amount of the reallocated Commitments is less than the Commitments of the Affected Lenders, (A) the respective Commitments of the Lenders which have received such reallocated Commitments shall be increased by the respective amounts of their proposed reallocations, and (B) the Borrower shall have the right to add additional Lenders which are Eligible Assignees to this Agreement to replace such Affected Lenders, which additional Lenders would have aggregate Commitments no greater than those of the Affected Lenders minus the amounts of the Commitments already reallocated.

(iii) Notwithstanding any provision in this Section 2.15 to the contrary, no Lender except for an Affected Lender may have such Lender’s Commitment increased or decreased pursuant to the provisions of this Section 2.15 without such Lender’s written consent.

(c) Procedure. Any assumptions of Commitments pursuant to this Section 2.15 shall be (i) made by the purchasing Lender or Eligible Assignee and the selling Lender entering into an Assignment and Assumption and by following the procedures in Section 10.06 for adding a Lender. In connection with the reallocation of the Commitments of any Lender pursuant to the foregoing paragraph (b), each Lender with a reallocated Commitment shall purchase from the Affected Lenders at par such Lender’s Pro Rata Share, of the outstanding Loan Amount.

     Section 2.16 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its Pro Rata Share, as applicable, of payments or collateral on account of the Advances obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances, as applicable, made by them as shall be necessary to cause such purchasing Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to the purchasing Lender to (b) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by Legal Requirement, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     Section 2.17 Agreement to Subordinate. Administrative Agent and the Lenders agree that Indebtedness for Borrowings under this Agreement represented by the Notes shall be subordinated in right of payment, to the extent and in the manner provided in the Intercreditor Agreement, to the prior payment in full of the Senior Credit Facility. The Administrative Agent and the Lenders further agree that in connection with any replacement or refinancing of the Senior Credit Facility or any Additional Designated Senior Indebtedness which is permitted by this Agreement, it shall enter into a new intercreditor or subordination agreement on terms substantially similar to the Intercreditor Agreement.

ARTICLE III
CONDITIONS OF LENDING

     Section 3.01 Conditions Precedent to the Initial Advance. The obligation of each Lender to make the initial Advance of the Loan Amount hereunder is subject to the following conditions precedent being satisfied on or prior to January 10, 2003:

(a) Documentation. The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower and the Lenders, and the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and, with respect to this Agreement, all Guaranties and Environmental Indemnities, in sufficient copies for each Lender:

(i) the Notes, and the Guaranties;

(ii) The Intercreditor Agreement.

(iii) a certificate from a Responsible Officer of the Parent on behalf of the Borrower dated as of the Closing Date stating that as of the Closing Date (A) all representations and warranties of the Borrower set forth in this Agreement and the Credit Documents are true and correct in all material respects; (B) no Default has occurred and is continuing; (C) the conditions in this Section 3.01 have been met or waived in writing; and (D) to the best of the Borrower’s knowledge there are no claims, defenses, counterclaims or offsets against the Lenders under the Credit Documents;

(iv) a certificate of the Secretary or an Assistant Secretary of the Parent on behalf of the Borrower and each corporation that is either a Guarantor or a general partner or manager of a Guarantor dated as of the date of this Agreement certifying as of the Closing Date (A) the names and true signatures of officers or authorized representatives of the Parent and such other Persons authorized to sign the Credit Documents to which such Person is a party in the capacity therein indicated, (B) resolutions of the Board of Directors or the members of the Parent and such other Persons with respect to the transactions herein contemplated, and (C) a true and correct copy of the Intercompany Agreement;

(v) (A) one or more favorable written opinions of DeCampo, Diamond & Ash, special counsel for the Borrower, the Parent, and their Subsidiaries, in a form reasonably acceptable to the Administrative Agent, in each case dated as of the Closing Date and with such changes as the Administrative Agent may approve, and (B) such other legal opinions as either of the Administrative Agent shall reasonably request, in each case dated as of the Closing Date and with such changes as the Administrative Agent may approve, provided that in the Administrative Agent’s discretion certain legal opinions related to Guarantors which are domiciled outside the United States may not be required;

(vi) a Compliance Certificate dated as of the Closing Date reflecting for the financial tests covered therein the financial performance for the Borrower for the Rolling Period ended September 30, 2002;

(vii) the Second Amendment to the Senior Credit Facility;

(viii) the Inter-Company Indebtedness Subordination Agreement with respect to Approved Inter-Company Indebtedness; and

(ix) such other documents, governmental certificates, agreements, lien searches as the Administrative Agent may reasonably request.

(b) Prepayment of MHC Indebtedness. Borrower shall have delivered evidence satisfactory to the Administrative Agent that (i) the proceeds of the Loan to be advanced are, together with the sums permitted to be paid by Borrower pursuant to the Second Amendment to the Senior Credit Facility, sufficient to prepay the MHC Indebtedness in full and that the MHC indebtedness shall be terminated upon such prepayment and (ii) Borrower has paid such sums described in the preceding clause (i) to MHC OP.

(c) Representations and Warranties. The representations and warranties contained in Article IV hereof, the Guaranties shall be true and correct in all material respects.

(d) Certain Payments. The Borrower shall have paid the fees required to be paid as of the execution of this Credit Agreement pursuant to (i) the Fee Letter and (ii) the Administrative Agent Fee Letter.

(e) Compliance with Senior Credit Facility. Borrower shall have delivered evidence reasonably satisfactory to the Administrative Agent that all of the conditions precedent to the effectiveness of the Second Amendment to the Senior Credit Facility (including, without limitation, the payment of all required fees) have been complied with.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants as follows:

     Section 4.01 Existence; Qualification; Partners; Subsidiaries.

(a) The Borrower is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change to the Borrower.

(b) The Parent is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change to the Parent.

(c) The Parent is duly listed on the New York Stock Exchange, Inc. and the Parent has timely filed all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.

(d) The Parent owns approximately 97% of the partnership interest in the Borrower and is the sole general partner of the Borrower.

(e) The entire authorized capital stock of the Parent consists of (i) 50,000,000 shares of Parent common stock of which approximately 20,127,000 shares of Parent common stock are duly and validly issued and outstanding, fully paid and nonassessable as of December 31, 2002 and (ii) 1,000,000 shares of Parent preferred stock of which no shares are issued or outstanding.

(f) Each Subsidiary of the Borrower is a limited partnership, general partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change to such Subsidiary. Except for the Beverage Entities and the Dissolving

Subsidiaries, the Parent has no Subsidiaries on the date of this Agreement other than the Borrower and the Subsidiaries listed on the attached Schedule 4.01, and Schedule 4.01 lists the jurisdiction of formation, and the address of the principal office of each such Subsidiary existing on the date of this Agreement. As of the date of this Agreement, the Parent or the Borrower owns, directly or indirectly, at least the percentage interests in each such Subsidiary listed on the attached Schedule 4.01.

(g) Except for those Material Subsidiaries domiciled in a jurisdiction outside the United States, each of the Borrower, the Parent and each of the Material Subsidiaries is domiciled in the State of Delaware.

(h) There has been no material change in any of the organizational documents of Borrower, Parent or any Guarantor since July 31, 2002.

     Section 4.02 Partnership and Corporate Power. The execution, delivery, and performance by the Borrower and each Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Persons’ partnership, limited liability company and corporate powers, as applicable, (b) have been duly authorized by all necessary corporate, limited liability company and partnership action, as applicable, (c) do not contravene (i) such Person’s certificate or articles, as the case may be, of incorporation or by-laws, operating agreement or partnership agreement, as applicable, or (ii) any law or any contractual restriction binding on or affecting any such Person, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s partnership powers, will have been duly authorized by all necessary partnership action, (a) will not contravene (i) the Borrower’s partnership agreement or (ii) any law or any contractual restriction binding on or affecting the Borrower (including without limitation, the Senior Credit Facility), the contravention of which could reasonably be expected to cause a Material Adverse Change, and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

     Section 4.03 Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower or any Guarantor of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing the absence of which could reasonably be expected to cause a Material Adverse Change.

     Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower; each Guaranty and the other Credit Documents to which each Guarantor and the Parent is a party have been duly executed and delivered by such Guarantor. Each Credit Document is the legal, valid, and binding obligation of the Borrower, the Parent, and each

Guarantor which is a party to it enforceable against the Borrower, the Parent, and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

     Section 4.05 Financial Statements. The respective Consolidated balance sheets, statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries contained in its Financial Statements, and the corresponding financial statements for the Parent and its Subsidiaries, fairly present the financial condition in all material respects and reflects the Indebtedness of such Person and such Person’s Subsidiaries on a Consolidated basis as of the dates indicated in the Financial Statements and the respective results of the operations for the periods indicated, and such balance sheets and statements were prepared in accordance with GAAP, subject to year-end adjustments. Since the date of such statements, no Material Adverse Change has occurred.

     Section 4.06 True and Complete Disclosure. No representation, warranty, or other statement made by the Borrower (or on behalf of the Borrower) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement. There is no fact known to any Responsible Officer of the Borrower or the Parent on the date of this Agreement that has not been disclosed to the Administrative Agent which could reasonably be expected to cause a Material Adverse Change. All projections, estimates, and financial information furnished by the Borrower and/or the Parent or on behalf of the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished. No representation, warranty or other statement made in Parent’s latest 10K, 10Q or annual report or the Registration Statements contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date same were made. Borrower and/or Parent has made all filings required by the Exchange Act.

     Section 4.07 Litigation. Except as set forth in the attached Schedule 4.07, there is no pending or, to the best knowledge of the Borrower, threatened investigation, action or proceeding affecting the Borrower or the Parent or any of their respective Subsidiaries by or before any court, Governmental Authority or arbitrator either (a) in which in Borrower’s good faith judgment the anticipated loss is over $500,000 (provided that with respect to the giving of this representation after the date of this Agreement, the representation shall only be deemed to apply to those matters for which Administrative Agent would have been entitled to notice under Section 5.05(k)) or (b) which in Borrower’s good faith judgment would result in criminal penalties against the Parent, the Borrower or their respective Subsidiaries which could reasonably be expected to cause a Material Adverse Change.

     Section 4.08 Use of Proceeds.

(a) Advances. The proceeds of the Advance shall be used by the Borrower for the repayment of the MHC Indebtedness on the Closing Date.

(b) Regulations. No proceeds of the Loan will be used to purchase or carry any Margin Stock or be used in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     Section 4.09 Investment Company Act. Neither the Borrower, the Parent nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.10 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, the Borrower, their respective Subsidiaries, or any member of a Controlled Group have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and where the failure to file could reasonably be expected to cause a Material Adverse Change, except where contested in good faith and by appropriate proceedings; and all taxes and other impositions due and payable (which are material in amount) have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss (which are material in amount) may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings. As of the date of this Agreement, neither the Parent, the Borrower, any of their respective Subsidiaries nor any member of a Controlled Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the Property owned by the Parent, the Borrower, any of their respective Subsidiaries or any other member of a Controlled Group is Property which the Parent, the Borrower, any of their respective Subsidiaries or any member of a Controlled Group is required to be treated as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Parent, the Borrower, their respective Subsidiaries and all members of each Controlled Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Parent, the Borrower, their respective Subsidiaries and all other members of each Controlled Group, the failure to timely pay of which could reasonably be expected to cause a Material Adverse Change. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate members of the applicable Controlled Group.

     Section 4.11 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and to the Borrower’s actual knowledge each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. Neither the Borrower, nor any member of a Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of a Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.

     Section 4.12 Insurance. The Borrower and each of its Subsidiaries carry the insurance required pursuant to the provisions of Section 5.07.

     Section 4.13 No Burdensome Restrictions; No Defaults.

(a) Except in connection with Indebtedness which is either (i) permitted pursuant to the provisions of Section 6.02, or (ii) being repaid with the proceeds of the initial Borrowing, neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement. Neither the Borrower, the Parent nor any of their respective Subsidiaries is a party to any agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower, nor the Parent, nor their respective Subsidiaries has entered into or suffered to exist any agreement (other than the Senior Credit Facility, this Agreement and the Credit Documents and as set forth in the Permitted Property Agreements and the Permitted Housing Agreements) (i) prohibiting the creation or assumption of any Lien upon the Properties of the Parent, the Borrower or any of their respective Subsidiaries (except for Properties of and Ownership Interests in the Permitted Other Subsidiaries), whether now owned or hereafter acquired, or (ii) requiring an obligation to be secured if some other obligation is or becomes secured.

(b) Neither the Borrower, the Parent nor any of their Subsidiaries is in default under or with respect to any contract or agreement which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower, the Parent nor any of their Subsidiaries has received any notice of default under any material contract or agreement which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(c) No Default has occurred and is continuing (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     Section 4.14 Environmental Condition.

(a) Except as disclosed in Schedule 4.14 (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given), to the knowledge of the Borrower, the Borrower, the Parent and their respective Subsidiaries (i) have obtained all Environmental Permits material for the operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.

(b) Except as disclosed in Schedule 4.14, to the knowledge of Borrower, no Property which is presently or previously owned or operated by the Borrower, the Parent or of any of their respective present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws which could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property operated by the Borrower, the Parent or any of their respective Subsidiaries, wherever located; (iii) has been the site of any Release, use or storage of Hazardous Substances or Hazardous Wastes from present or past operations except for Permitted Hazardous Substances, which Permitted Hazardous Substances have not caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response or (iv) none of the Improvements are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.

     Section 4.15 Legal Requirements, Zoning. Except as set forth on Schedule 4.15 attached hereto, the current use and operation of each Property which is presently owned or operated by the Borrower, the Parent or of any of their respective Subsidiaries, wherever located, (a) constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and (b) complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any such Property (or any portion thereof) except for non-legal use or non-compliance which in the aggregate would not cause a Material Adverse Change. The Borrower, the Parent and their respective Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights (collectively “Permits”) required by Governmental Authority to own or operate Properties, as applicable, the Properties they own or operate, except for those Permits that if not obtained would not cause a Material Adverse Change. The Borrower, the Parent and their respective Subsidiaries own and operate their business in material compliance with all applicable Legal Requirements except for non-compliance which in the aggregate would not cause a Material Adverse Change.

     Section 4.16 Existing Indebtedness and Interest Rate Agreements; Solvency.

(a) Except for the Obligations, the only Indebtedness or Interest Rate Agreements of the Borrower or any of its Subsidiaries existing as of the Effective Date is the Senior Credit Facility and those set forth on Schedule 4.16 attached hereto. No “default” or “event of default”, however defined, has occurred and is continuing under the Senior Credit Facility or any such Indebtedness or Interest Rate Agreement (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

(b) To the best of the Borrower’s knowledge, (i) the fair value and present fair saleable value on a going concern basis of the Property of the Parent, the Borrower and their respective Subsidiaries, on a Consolidated basis, exceeds the amount that will be required to pay the probable liabilities of such Persons, on a Consolidated basis, on their Indebtedness, as such Indebtedness becomes absolute and matured, (ii) the Parent, the Borrower and their respective Subsidiaries, on a Consolidated basis, will have sufficient cash flow to enable them to pay their debts as they mature, and (iii) the Parent, the Borrower and their respective Subsidiaries, on a Consolidated basis, are able to pay their Indebtedness as it matures in the normal course of business.

     Section 4.17 Leasing Arrangements. The only material leases for which either the Borrower or a Guarantor is a lessee are the Existing Participating Leases and office leases. The Existing Participating Leases are in full force and effect; no monetary defaults by the Borrower or any Guarantor, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder; and no other defaults by the Borrower or any Guarantor, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder which could reasonably be expected to cause a Material Adverse Change (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     Section 4.18 Management Agreements. The only management agreements for which either the Borrower or a Guarantor is a manager are the Existing Management Agreements. The Existing Management Agreements are in full force and effect; no monetary defaults by the Borrower or any Guarantor, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder; and no other defaults by the Borrower or any Guarantor, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder which could reasonably be expected to cause a Material Adverse Change (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given). The Existing Management Agreements with MHC and MHC’s Subsidiaries do not provide for any performance standards for the year 2002.

     Section 4.19 Intercompany Agreement. The Intercompany Agreement is in full force and effect and no material defaults by the Borrower or any Guarantor, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     Section 4.20 Franchise Agreements. The only franchise agreements or license agreements to which the Borrower or a Guarantor are a party are those certain agreements disclosed to the Administrative Agent in writing. Any such franchise and license agreements are in full force and effect and no material defaults by the Borrower or any Subsidiary exist thereunder (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     Section 4.21 Owned Hospitality Properties. Except as set forth on Schedule 4.21 attached hereto, neither the Borrower, the Parent nor of any of their respective Subsidiaries owns any Owned Hospitality Properties; provided that such Persons do own Ownership Interests in Unconsolidated Entities which own Owned Hospitality Properties. None of the Owned Hospitality Properties have been or are subject to a condemnation proceeding or a casualty which individually or in the aggregate could cause a Material Adverse Change.

     Section 4.22 Approved Inter-Company Indebtedness. The only inter-company Indebtedness between the Parent, the Borrower and any of their respective Subsidiaries is the Approved Inter-Company Indebtedness. The Approved Inter-Company Indebtedness Loan Documents listed on Schedule 1.01(b) are all of the documents evidencing or securing the Approved Inter-Company Indebtedness or executed by the applicable parties in connection with the Approved Inter-Company Indebtedness. The Borrower has provided the Administrative Agent with a true, correct and complete copy of the Approved Inter-Company Indebtedness Loan Documents and such documents have not been amended or modified except as set forth in Schedule 1.01(b). The outstanding amount of the Approved Inter-Company Indebtedness as of the date hereof is set forth on Schedule 1.01(b).

     Section 4.23 Insurance Business.

(a) Insurance Companies, Insurance Licenses and Deposited Securities. Each Insurance Company as of July 31, 2002, is listed in Schedule 4.23(a). Schedule 4.23(a) hereto lists, as of July 31, 2002, all of the jurisdictions in which each Insurance Company holds a Insurance License and is authorized to transact insurance business as of the Closing Date and the line or lines of insurance in which each Insurance Company is engaged. No Insurance License held by any Insurance Company, the loss of which could reasonably be expected to cause a Material Adverse Change, is the subject of a proceeding for suspension or revocation. To the knowledge of the Borrower, the Parent or any of their respective Subsidiaries, there is not a sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority. Each of the Insurance Companies has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any applicable Governmental Authority, which filings conform in all material respects to any applicable Legal Requirements, except where the failure to so file or conform could not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Change. Schedule 4.23(a) sets forth a true, correct and complete listing of all securities deposited with state insurance departments and other Governmental Authority, which deposits have been completed in accordance with the schedule of deposits set forth in each Insurance Company’s September 30, 2002 Insurance Annual Statement. There have been no changes in or additions to the information set forth on Schedule 4.23(c) since July 31, 2002 or September 30, 2002, as applicable, that could reasonably be expected to cause a Material Adverse Change.

(b) SAP Financial Statements, Examination Reports and Loss Runs. The Borrower has previously delivered to the Administrative Agent for distribution to each of the Lenders true and complete copies of the SAP Financial Statements as filed with the domiciliary state insurance departments of each Insurance Company as of and for the years ended December 31, 2001, 2000 and 1999, prepared in compliance with GAAP. Each of the SAP Financial Statements fairly presents in all material respects the results of operations of the applicable Insurance Company for the period therein set forth, in each case in accordance with SAP. The schedules included in the SAP Financial Statements, when considered in relation to the basic statutory financial statements included therein, present fairly in all material respects the information shown therein. Each of the SAP Financial Statements was correct in all material respects when filed and did not omit to state any material facts required to be stated or necessary in order to make the SAP Financial Statements not misleading.

(c) Investment Portfolios. The Borrower has previously delivered to the Administrative Agent for distribution to each of the Lenders true and complete lists as of December 31, 2001 of all assets held in the investment portfolios of the Insurance Companies. None of the investments included in such investment portfolios is in default with respect to the payment of principal, interest or dividends thereon or is materially impaired. All such investments comply with all applicable Legal Requirements except for non-compliance which in the aggregate would not cause a Material Adverse Change. Each Insurance Company owns assets which qualify as admitted assets under applicable state insurance Legal Requirements in an amount at least equal to the sum of all of its Insurance Reserve Liabilities and minimum statutory capital and Insurance Surplus reflected on the latest SAP Financial Statements.

(d) Insurance Reserve Liabilities and Adequate Provisions. All Insurance Reserve Liabilities as established or reflected in the SAP Financial Statements (i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) are fairly stated in accordance with sound actuarial principles, (iii) are based on actuarial assumptions that are in accordance with those called for by the relevant Insurance Contract and the related Reinsurance Contract and (iv) meet in all material respects the requirements of all applicable insurance Legal Requirements. Adequate provision for such Insurance Reserve Liabilities has been made (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Insurance Companies under all Insurance Contracts and Reinsurance Contracts on the

date of such SAP Financial Statement based on then current information that forms a reasonable basis for such determination. Each of the Insurance Companies owns assets that qualify as legal reserve assets under applicable insurance Legal Requirements in an amount at least equal to all of such Insurance Company’s Insurance Reserve Liabilities. Adequate provision has been made for all estimated losses, settlements, costs and expenses from pending suits, actions and proceedings contemplated by the SAP Financial Statements.

(e) Insurance Contracts and Reinsurance Contracts. Each outstanding Insurance Contract issued, reinsured or underwritten by an Insurance Company as of July 31, 2002 is listed in Schedule 4.23(e), together with the maximum amount payable by an Insurance Company thereunder. All outstanding Reinsurance Contracts with respect to such Insurance Contracts as of July 31, 2002 are listed in Schedule 4.23(e), together with the maximum amount payable by an Insurance Company thereunder. All Insurance Contracts, Reinsurance Contracts and any and all marketing materials are, to the extent required under applicable Legal Requirements, on forms approved by the insurance regulatory authority of the jurisdiction where issued or filed and have not been objected to by such authority within the period provided for objection and have been filed or registered as required with all other applicable Governmental Authorities. As to premium rates established by each Insurance Company and required to be filed or approved, the premiums charged comply with the applicable Legal Requirements. In addition, there is no pending or, to the knowledge of the Borrower, the Parent or any of their respective Subsidiaries, threatened charge by any insurance regulatory authority that any of the Insurance Companies has violated, nor any pending or, to the knowledge of the Borrower, the Parent or any of their respective Subsidiaries, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Legal Requirements where such violations would, individually or in the aggregate, cause a Material Adverse Change. All Insurance Contracts and Reinsurance Contracts have been marketed, sold and issued in compliance with all applicable Legal Requirements, except as could not reasonably be expected to cause a Material Adverse Change, including, without limitation, in compliance with (i) all applicable prohibitions against “redlining” or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections and illustrations. There have been no changes in or additions to the information set forth in Schedule 4.23(e) that could reasonably be expected to cause Material Adverse Change.

(f) Payment of Benefits. All benefits payable with respect to each Insurance Contract by a Insurance Company or, to the knowledge of the Borrower, the Parent or any of their respective Subsidiaries, by any other person that is a party to or bound by such Insurance Contract, have in all material respects been paid in accordance with the terms of such Insurance Contract. All benefits payable with respect to each Reinsurance Contract, have in all material respects been paid in accordance with the terms of such Reinsurance Contract.

(g) Notice of Likely Defaults. No Insurance Company has received any written, or to the knowledge of the Borrower, the Parent or any of their respective Subsidiaries, oral information that would cause it to believe that the financial condition of any other party to any Insurance Contract or Reinsurance Contract is so impaired as to be reasonably likely to result in a default by such party under such contract which could reasonably be expected to cause a Material Adverse Change.

     Section 4.24 Permitted Housing Business Leasing. Schedule 4.24 sets forth a true and accurate summary of the Units currently leased by the Parent and the Parent’s Subsidiaries’ as of July 31, 2002, together with (a) a description of the market for such Units, (b) the breakdown of whether the term of the applicable lease of such Units is less than or equal to 1 year, greater than 1 year but less than 5 years, or equal to or greater than 5 years, and (c) the occupancy level by market for such Units as of the Effective Date. There have been no changes in or additions to the information set forth in Schedule 4.24 that could reasonably be expected to cause Material Adverse Change.

ARTICLE V
AFFIRMATIVE COVENANTS

     So long as any Note or any amount under any Credit Document shall remain unpaid, the Borrower agrees to comply with the following covenants.

     Section 5.01 Compliance with Laws. The Borrower will comply, and cause the Parent and each of its Subsidiaries to comply, in all material respects with all Legal Requirements.

     Section 5.02 Preservation of Existence; Separateness, Etc.

(a) The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its partnership, limited liability company or corporate (as applicable) existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign partnership, corporation or limited liability company, as applicable in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

(b) The Parent common stock shall at all times be duly listed on the New York Stock Exchange, Inc. and (ii) the Parent shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.

(c) The Borrower shall cause the Permitted Other Subsidiaries which have Indebtedness to, (i) maintain financial statements, accounting records and other corporate records and other documents separate from all non-Permitted Other Subsidiaries, (ii) maintain their own bank accounts in their own name, separate from all non-Permitted Other Subsidiaries, (iii) pay their own expenses and other liabilities from their own assets and incur (or endeavor to incur) obligations to other Persons based solely upon their own assets and creditworthiness and not upon the creditworthiness of each other or any other Person, and (iv) file their own tax returns or, if part of a consolidated group, join in the consolidated tax return of such group as a separate member thereof.

(d) The Borrower shall, and shall cause the Permitted Other Subsidiaries which have Indebtedness to, take all actions necessary to keep such Permitted Other Subsidiaries, separate from the Borrower and the Borrower’s other Subsidiaries, including, without limitation, (i) the taking of action under the direction of the Board of Directors, members or partners, as applicable, of such Permitted Other Subsidiaries and, if so required by the Certificate of Incorporation or the Bylaws, operating agreement or partnership agreement, as applicable, of such Permitted Other Subsidiaries or by any Legal Requirement, the approval or consent of the stockholders, members or partners, as applicable, of such Permitted Other Subsidiaries, (ii) the preparation of corporate, partnership or limited liability company minutes for or other appropriate evidence of each significant transaction engaged in by such Permitted Other Subsidiaries, (iii) the observance of separate approval procedures for the adoption of resolutions by the Board of Directors or consents by the partners, as applicable, of such Permitted Other Subsidiaries, on the one hand, and of the Borrower and the Borrower’s other Subsidiaries, on the other hand, and (iv) preventing the cash, cash equivalents, credit card receipts or other revenues of the Hospitality Properties owned by such Permitted Other Subsidiaries or any other assets of such Permitted Other Subsidiaries from being commingled with the cash, cash equivalents, credit card receipts or other revenues collected by the Borrower or the Borrower’s other Subsidiaries.

(e) The Borrower shall take all steps reasonably necessary to avoid (i) misleading any other Person as to the identity of the entity with which such Person is transacting business or (ii) implying that the Borrower is, directly or indirectly, absolutely or contingently, responsible for the Indebtedness or other obligations of the Permitted Other Subsidiaries or any other Person.

     Section 5.03 Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by Legal Requirement become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim (a) which is being contested in good faith and by appropriate proceedings, (b) with respect to which reserves in conformity with GAAP have been provided, (c) such charge or claim does not constitute and is not secured by any choate Lien on any portion of any Owned Hospitality Property and no portion of any Owned Hospitality Property is in jeopardy of being sold, forfeited or lost during or as a result of such contest, (d) neither the Administrative Agent nor any Lender could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (e) such contest does not, and could not reasonably be expected to, result in a Material Adverse Change.

     Section 5.04 Visitation Rights; Lender Meeting. Subject to the rights of the owners of the Hospitality Properties for which there are Permitted Property Agreements, at any reasonable time and from time to time and so long as any visit or inspection will not unreasonably interfere with the Borrower’s or any of its Subsidiary’s operations, upon reasonable notice, the Borrower will permit the Administrative Agent and any Lender or any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the Properties owned or operated by the Borrower and any of its Subsidiaries, to discuss the affairs, finances and accounts of such Persons with any of their respective officers or directors. Without in any way limiting the foregoing, the Borrower will, upon the request of the Administrative Agent, participate in a meeting with the Administrative Agent and the Lenders once during each calendar year to be held at the Borrower’s office in the District of Columbia or Dallas, Texas (or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

     Section 5.05 Reporting Requirements. The Borrower will furnish to the Administrative Agent, with respect to those items set forth in clauses (a)-(c) and (i), and each Lender:

(a) Quarterly Financials. As soon as available and in any event not later than 50 days after the end of each Fiscal Quarter of the Parent (except for the Fiscal Quarter which ends on the date the Fiscal Year ends), the unaudited Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and the related unaudited statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter and the period commencing at the end of the previous year and ending with the end of such Fiscal Quarter, and the corresponding figures as at the end of, and for, the corresponding periods in the preceding Fiscal Year, all duly certified with respect to such statements (subject to year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a Compliance Certificate duly executed by a Responsible Officer of the Parent; provided that the Parent’s Total Indebtedness used to calculate the Leverage Ratio and the Senior Leverage Ratio in such Compliance Certificate shall be the Parent’s Total Indebtedness as of the Status Reset Date during the Fiscal Quarter in which such Compliance Certificate was delivered, and (ii) a report certified by a Responsible Officer of the Parent setting forth for each Hospitality Property owned or operated by the Parent or any of its Subsidiaries as of the end of such Fiscal Quarter the Adjusted EBITDA for such Hospitality Property for the Rolling Period then ended, both in total and by Fiscal Quarter for such Rolling Period; provided that for those Hospitality Properties for which the Parent or any of its Subsidiaries is only a manager, the Borrower shall only be obligated to use the Borrower’s commercially reasonable efforts to provide the information required by this clause (ii) and shall not be obligated to disclose any confidential information.

(b) Annual Financials. As soon as available and in any event not later than 95 days after the end of each Fiscal Year of the Parent, a copy of the Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related Consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Year, and the corresponding figures as at the end of, and for, the preceding Fiscal Year, and audited and certified by KPMG, L.L.P. or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent in an opinion, without qualification as to the scope, and including, if requested by the Administrative Agent, any management letters delivered by such accountants to the Parent in connection with such audit, together with (i) the documents required in clauses (i) and (ii) of the preceding Section 5.05(a) and (ii) a certificate duly executed by a Responsible Officer of the Parent which reflects in detail reasonably acceptable to the Administrative Agent the financial performance of the applicable Person related to the financial covenants contained in the documentation for any Permitted Other Indebtedness. As soon as available and in any event not later than 50 days after the end of each Fiscal Year of the Parent, the Borrower will furnish to the Administrative Agent a draft Compliance Certificate duly executed by a Responsible Officer of the Parent for such end of Fiscal Year financial statements.

(c) Securities Law Filings. Promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower, the Parent or any of their respective Subsidiaries sends to or files with the United States Securities and Exchange Commission or sends to all of the shareholders of the Parent or partners of the Borrower.

(d) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Parent, the Borrower or any of their respective Subsidiaries, a statement of an authorized financial officer or Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto.

(e) ERISA Notices. As soon as possible and in any event (i) within 30 days after the Parent, the Borrower or any of a Controlled Group knows to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, (ii) within 10 days after the Parent, the Borrower or any of a Controlled Group knows that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Parent describing such Termination Event and the action, if any, which the Parent, the Borrower or such member of such Controlled Group proposes to take with respect thereto; (iii) within 10 days after receipt thereof by the Parent, the Borrower or any of a Controlled Group from the PBGC, copies of each notice received by the Parent, the Borrower or any such member of such Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iv) within 10 days after receipt thereof by the Parent, the Borrower or any member of a Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Parent, the Borrower or any member of such Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.

(f) Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (ii) any action or omission on the part of the Parent or the Borrower or any of their present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower, could reasonably be expected to cause a Material Adverse Change or an Environmental Claim in excess of $1,000,000, (iii) any notice of potential responsibility under CERCLA, or (iv) concerning the filing of a Lien upon, against or in connection with the Parent, Borrower, their present or former Subsidiaries, or any of their leased, owned or operated Property, wherever located.

(g) Other Governmental Notices or Actions. Promptly and in any event within five Business Days after receipt thereof by the Parent, Borrower or any of their respective Subsidiaries, (i) a copy of any notice, summons, citation, or proceeding seeking to adversely modify in any material respect, revoke, or suspend any license, permit, or other authorization from any Governmental Authority, which action could reasonably be expected to cause a Material Adverse Change, and (ii) any revocation or involuntary termination of any license, permit or other authorization from any Governmental Authority, which revocation or termination could reasonably be expected to cause a Material Adverse Change.

(h) Reports Affecting the Leverage Ratio and the Senior Leverage Ratio. On or prior to the 15th day following any Adjustment Event, an Adjustment Report with respect to such Adjustment Event.

(i) Press Releases. Promptly and in any event within 5 days after the sending or releasing thereof, copies of all press releases or other releases of information to the public by the Borrower, the Parent or any of their respective Subsidiaries or releases of information to the Parent’s shareholders.

(j) Corporate Activity. Promptly following any merger or dissolution of any Subsidiary of the Borrower which is permitted hereunder or event which would make any of the representations in Section 4.01-4.04 untrue, notice thereof.

(k) Material Litigation. As soon as possible and in any event within five days of any Responsible Officer of the Borrower, the Parent or any of their respective Subsidiaries having knowledge thereof, notice of any litigation, claim or any other event which could reasonably be expected to cause a Material Adverse Change.

(l) Operating Information. As soon as available and in any event not later than 50 days after the end of each Fiscal Quarter of the Parent, the Borrower shall provide the Administrative Agent (for distribution to the Lenders) liquidity, cash flow and summary operating information for such fiscal month and detailed information related to the Borrower’s Permitted Housing Business and Permitted Property

Agreements, with all such information prepared by the Borrower in a form reasonably satisfactory to the Required Lenders.

(m) Insurance Information. As soon as available and in any event not later than 95 days after the end of each Fiscal Year of the Parent, the Borrower shall provide the Administrative Agent copies of the unaudited Insurance Annual Statement of each Insurance Company, certified by a Responsible Officer of the Parent as fairly presenting the financial condition and results of operations of such Insurance Company in accordance with SAP consistently applied throughout the periods reflected therein. As soon as available and in any event not later than 50 days after the end of each Fiscal Quarter of the Parent, the Borrower shall provide the Administrative Agent with a schedule of the Insurance Contracts and Reinsurance Contracts existing as of the last day of such Fiscal Quarter, together with the maximum amount payable by the Insurance Company thereunder. Within 10 days of request by the Administrative Agent, the most recent examination reports and loss run sheets of the Insurance Companies.

(n) Budget. On or prior to January 31st of each Fiscal Year, the Borrower shall provide the Administrative Agent (for distribution to the Lenders) an operating budget for the Parent and its Subsidiaries on a Consolidated basis for such Fiscal Year, including without limitation pro forma balance sheet, income statement, cash flow and financial covenant compliance.

(o) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, the Parent or any of their respective Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.

     Section 5.06 Maintenance of Property. The Borrower will, and will cause each of the Parent and its Subsidiaries to (a) maintain their Owned Hospitality Properties in a manner consistent for Hospitality Properties and related property of the same quality and character and shall keep or cause to be kept every part thereof and its other properties in good condition and repair, reasonable wear and tear excepted, and make all reasonably necessary repairs, renewals or replacements thereto as may be reasonably necessary to conduct the business of the Borrower and its Subsidiaries, (b) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about any of their Owned Hospitality Properties, (c) substantially maintain and repair each of their Owned Hospitality Properties as required by any franchise agreement, license agreement, management agreement or ground lease for such Owned Hospitality Property, and (d) perform such Person’s obligations under the Permitted Property Agreements and the Permitted Housing Agreements to which such Person is a party except where the non-performance thereof in the aggregate would not reasonably be expected to cause a Material Adverse Change.

     Section 5.07 Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, the insurance required pursuant to Schedule 5.07.

     Section 5.08 Use of Proceeds. The proceeds of the Loan shall be used by the Borrower for the purposes set forth in Section 4.08.

     Section 5.09 Intentionally Deleted.

     Section 5.10 New Subsidiaries. Except with respect to a Permitted Other Subsidiary that has incurred or issued Permitted Other Indebtedness, within ten (10) Business Days after either (a) the date that any Subsidiary of the Parent that was not a Material Subsidiary becomes a Material Subsidiary, or (b) the purchase by the Parent or any of its Subsidiaries of the Ownership Interests of any Person, which purchase results in such Person becoming a Material Subsidiary the Parent shall, in each case, cause (i) such Material Subsidiary to execute and deliver to the Administrative Agent a Guaranty or an Accession Agreement and (ii) the Persons who are party to the documents delivered pursuant to the provisions of this Section 5.10 to provide such evidence of authority to enter into such documents as the Administrative Agent may reasonably request.

     Section 5.11 Insurance Business.

(a) The Borrower will cause each of the Insurance Companies to (i) carry on and conduct its business only in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii) only engage in the insurance business or the business of a holding company owning entities engaged in the insurance business or the business of insurance or reasonably incidental activities, (iii) do all things necessary to renew, extend and continue in effect all Insurance Licenses which may at any time and from time to time be necessary for each Insurance Company to conduct business in compliance with all applicable Legal Requirements, including, if applicable, the filing of all appropriate Insurance Annual Statements and SAP Financial Statements; provided, that each Insurance Company may withdraw from one or more states (other than its state of domicile) as an admitted insurer if such withdrawal is determined by the Insurance Company’s Board of Directors to be in the best interest of the Insurance Companies and could not reasonably be expected to cause a Material Adverse Change.

(b) The Borrower will not permit the Insurance Surplus, as of the last day of each Fiscal Quarter, to be less than that required by applicable Legal Requirements. The Borrower will not permit the maximum amount payable by all Insurance Companies under Insurance Contracts or Reinsurance Contracts, as of the last day of each Fiscal Quarter, to be greater than $10,000,000.

     Section 5.12 Interest Rate Agreements. From the Closing Date until the Maturity Date, the Borrower shall cause the Parent to obtain and thereafter maintain Interest Rate Agreements reasonably satisfactory to the Administrative Agent, sufficient to ensure that 50% of the Parent’s Total Indebtedness, measured as of each day during such period, shall be covered by such Interest Rate Agreements or shall have a fixed rate of interest. Any Interest Rate Agreements for the Parent shall be provided by either a Senior Lender (to the extent permitted under and as provided in the Senior Credit Facility or a bank or other financial institution whose long-term debt rating is equal to or greater than “A”.

ARTICLE VI
NEGATIVE COVENANTS

     So long as any Note or any amount under any Credit Document shall remain unpaid, or any Lender shall have any Commitment, the Borrower agrees to comply with the following covenants.

     Section 6.01 Liens, Etc. The Borrower, the Parent and their respective Subsidiaries will not create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist Liens:

(a) securing the Senior Obligations under the Senior Credit Facility in accordance with its terms or the obligations under any Additional Designated Senior Indebtedness;

(b) for taxes, assessments or governmental charges or levies on Property of the Borrower or any Guarantor to the extent not required to be paid pursuant to Sections 5.03;

(c) imposed by law (such as landlords’, carriers’, warehousemen’s and mechanics’ liens or otherwise arising from litigation) (i) which are being contested in good faith and by appropriate proceedings, (ii) with respect to which reserves in conformity with GAAP have been provided, (iii) which have not resulted in any Collateral being in jeopardy of being sold, forfeited or lost during or as a result of such contest, (iv) neither the Administrative Agent nor any Lender could become subject to any civil fine or penalty or criminal fine or penalty, in each case, as a result of non-payment of such charge or claim and (v) such contest does not, and could not reasonably be expected to, result in a Material Adverse Change;

(d) on leased personal property to secure solely the lease obligations associated with such property;

(e) on the Property of or Ownership Interests in a Permitted Other Subsidiary securing Indebtedness set forth in paragraph (b) of the definition of “Permitted Other Indebtedness” incurred by such Permitted Other Subsidiary to the extent such Indebtedness is permitted pursuant to the provisions of Section 6.02;

(f) on the Ownership Interests in an Unconsolidated Entity securing Permitted Non-Recourse Unconsolidated Entity Indebtedness incurred by such Unconsolidated Entity;

(g) granted to the owner of a Hospitality Property subject to a Permitted Property Agreement on the accounts receivable, inventory, cash or other property owned by the Borrower or the Borrower’s Subsidiary in connection with such Hospitality Property;

(h) on the Collateral (or on other assets of the Parent and its Subsidiaries which are approved by the Senior Administrative Agent as additional security for the Senior Obligations) to secure Additional Designated Senior Indebtedness, provided that such Liens (i) also secure the Senior Obligations on an equal and ratable basis with such Indebtedness, and (ii) if not already granted by the Senior Security Document, then are granted pursuant to documentation (including documentation granting Liens to secure the Senior Obligations on an equal and ratable basis) reasonably acceptable to the Senior Administrative Agent and the Borrower; and

(i) easements, rights of way, covenants, restrictions, zoning and similar restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Borrower or its Subsidiaries and which do not detract materially from the value of any of the Owned Hospitality Properties to which they attach or impair materially the use thereof by the Borrower or the Borrower’s Subsidiaries.

     Section 6.02 Indebtedness. The Borrower, the Parent and their respective Subsidiaries will not incur or permit to exist any Indebtedness other than the Obligations and the following:

(a) Permitted Other Indebtedness in an amount that does not cause a breach at any time of the covenants contained in Article VII;

(b) Capital Leases for Personal Property;

(c) Interest Rate Agreements; provided that (i) such agreements shall be unsecured except as provided in the Senior Credit Facility and the Senior Security Documents, (ii) the dollar amount of indebtedness subject to such agreements and the indebtedness subject to Interest Rate Agreements in the aggregate shall not exceed the sum of the amount of the Senior Commitments and the amount of the other Indebtedness of the Borrower or its Affiliates which bears interest at a variable rate, and (iii) the agreements shall be at such interest rates and otherwise in form and substance reasonably acceptable to the Senior Administrative Agent or, if the Senior Credit Facility has been repaid in full and has been terminated, the Administrative Agent;

(d) Any of the following Indebtedness incurred by the Parent or the Borrower:

(i) guaranties in connection with Permitted Other Indebtedness secured by an Owned Hospitality Property or interest in a Person owning a Hospitality Property of (A) if the Hospitality Property is subject to a ground lease, the payment of rent and performance of obligations under such ground lease, (B) real estate taxes relating to such Hospitality Property, and (C) capital reserves required under such Indebtedness;

(ii) customary indemnities for acts of malfeasance, misappropriation and misconduct and an environmental indemnity for the lender under Indebtedness permitted under this Agreement;

(iii) guaranties of franchise and license agreements in connection with Hospitality Properties; and

(iv) guaranties of obligations of the Parent’s Subsidiaries or Unconsolidated Entities with respect to Permitted Property Agreements and Permitted Housing Agreements; and

(e) extensions, renewals and refinancing of any of the Indebtedness specified in paragraphs (a)-(d) above so long as the principal amount of such Indebtedness is not thereby increased.

     Section 6.03 Agreements Restricting Distributions From Subsidiaries. The Borrower will not, nor will it permit any of its Subsidiaries (other than Permitted Other Subsidiaries) to, enter into any agreement (other than a Credit Document) which limits distributions to or any advance by any of the Borrower’s Subsidiaries to the Borrower.

     Section 6.04 Restricted Payments. Neither the Parent, nor the Borrower, nor any of their respective Subsidiaries, will make any Restricted Payment, except that:

(a) provided that no Default has occurred and is continuing or would result therefrom, the Borrower shall be entitled to make cash distributions to its partners, including the Parent, which distributions for partners other than the Parent and the Parent’s Subsidiaries do not in the aggregate in any Fiscal Year exceed $100,000;

(b) a Subsidiary of the Borrower may make a Restricted Payment to the Borrower;

(c) the limited partners of the Borrower shall be entitled to exchange limited partnership interests in the Borrower for the Parent’s common stock;

(d) the Parent or the Borrower shall be entitled to make a one-time payment to Wyndham of approximately $450,000 to redeem Wyndham’s interest in Interstate Hotels, LLC;

(e) provided that no Default has occurred and is continuing or would result therefrom, the Parent or the Borrower shall be entitled to make payments to repay the Designated Redemption Indebtedness if such Person is contractually obligated to make such repayment at such time;

(f) the Borrower shall be entitled to issue limited partnership interests in the Borrower in exchange for Ownership Interests in Subsidiaries and Unconsolidated Entities to the extent such Investment is permitted pursuant to the provisions of Section 6.06;

(g) provided that no monetary Default or Default in the covenants set forth in Article VII has occurred and is continuing or would result therefrom, then the Borrower shall be entitled to pay (i) interest, but not principal (except only as permitted by clause

(ii) of this subsection (g)), of Subordinate Indebtedness permitted pursuant to this Agreement, and (ii) principal of Approved Inter-Company Indebtedness; provided that any such principal payments (A) are made to a Guarantor, (B) are either retained by such Guarantor or distributed to the Borrower, the Parent or another Guarantor and (C) are used in accordance with the provisions of this Agreement; and

(h) provided that (i) no monetary Default or Default in the covenants set forth in Article VII has occurred and is continuing or would result therefrom, (ii) on the date of such Restricted Payment after taking into account such Restricted Payment (A) the Leverage Ratio shall be less than 4.50 to 1.00 and (B) the Senior Leverage Ratio shall be less than 2.75 to 1.00, and (iii) no Material Adverse Change has occurred, the Parent shall be entitled to repurchase up to $5,000,000 in the aggregate of the Parent’s currently outstanding common stock. Within ten (10) Business Days of any such Restricted Payments in the aggregate reaching increments of $250,000 (i.e. $250,000, $500,000, $750,000) the Borrower shall execute and deliver to the Administrative Agent an Adjustment Report dated as of the date of reaching such Restricted Payment increment which takes into account such Restricted Payments. To the extent that the Parent reaches multiple $250,000 increments over any ten (10) Business Day period, then an Adjustment Report need only be provided as of the date of the reaching of the last such $250,000 increment in such ten (10) Business Day period. In addition, any Compliance Certificate delivered by the Borrower shall state the dollar amount of such Restricted Payments made in the Rolling Period covered by such Compliance Certificate and the amount of all such Restricted Payments in the aggregate.

     Section 6.05 Fundamental Changes; Asset Dispositions. Neither the Parent, the Borrower, nor any of their respective Subsidiaries (other than the Permitted Other Subsidiaries), will (a) merge or consolidate with or into any other Person, unless (i) a Guarantor is merged into the Borrower and the Borrower is the surviving Person or a Subsidiary (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations) is merged into any Subsidiary (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations), and (ii) immediately after giving effect to any such proposed transaction no Default would exist; (b) sell, transfer, or otherwise dispose of all or any of such Person’s material Property except for a Permitted Asset Disposition, or dispositions or replacements of personal property in the ordinary course of business; (c) enter into, as lessor, a lease (other than a lease which qualifies as a Permitted Asset Disposition) of all or substantially all of any Owned Hospitality Property with any Person without the consent of the Administrative Agent; (d) sell or otherwise dispose of any material Ownership Interests of any Subsidiary (except for a Permitted Other Subsidiary or a sale which qualifies as a Permitted Asset Disposition); (e) except for (i) Capitalization Events for which the consideration is principally cash or cash equivalents and for which the Net Cash Proceeds are applied in accordance with the provisions of Section 2.07(c) and (ii) the issuance of limited partnership interests in the Borrower in exchange for Ownership Interests in Subsidiaries and Unconsolidated Entities to the extent permitted pursuant to the provisions of Section 6.04, materially alter the corporate, capital or legal structure of any such Person (except for a Permitted Other Subsidiary); (f) enter into any forward sales of the Parent common stock or Ownership Interests in the Borrower; (g) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) provided that nothing herein shall prohibit the Borrower from dissolving any Subsidiary which has no assets on the date of dissolution, (h) enter into any leases of Property or management agreements for any Property except (1) Permitted Property Agreements, (2) Permitted Housing Agreements, (3) leases of office space for the use of the Parent’s and the Parent’s Subsidiaries’ employees, and (4) the leases of personal property permitted by this Agreement or (i) materially alter the character of their respective businesses from that conducted as of the date of this Agreement or otherwise engage in any material business activity outside of the Hospitality Management Business.

     Section 6.06 Investments and other Property. Neither the Parent, the Borrower, nor any of their respective Subsidiaries, shall acquire by purchase or otherwise any Investments or other Property, except the following:

(a) investments or Properties owned by such Persons as of the Closing Date;

(b) Liquid Investments;

(c) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, and receivables purchased in connection with the acquisition of an Owned Hospitality Property;

(d) Investments in Permitted New Investments or Subsidiaries making Permitted New Investments;

(e) other assets, including Capital Expenditures, acquired or made in the ordinary course of (i) owning the Parent’s and the Parent’s Subsidiaries’ existing Investments and Properties and any Permitted New Investments and (ii) operating a Hospitality Management Business; and

(f) loans to employees of the Parent or its Subsidiaries which in the aggregate do not exceed $100,000.

Notwithstanding the foregoing, neither the Borrower, nor the Parent, nor their respective Subsidiaries shall make an Investment, acquire any other Property, or enter into any Permitted Property Agreement or Permitted Housing Agreement which would (a) cause a Default, (b) cause or result in the Borrower or the Parent failing to comply with any of the financial covenants contained herein, or (c) cause or result in the aggregate Adjusted EBITDA in any Rolling Period derived from all Permitted Property Agreements, Permitted Housing Agreements or other Investments related to Hospitality Properties which are not full-service or limited service hotels to exceed 35% of the Parent’s Adjusted EBITDA for such Rolling Period. In addition, neither the Borrower, nor the Parent, nor their respective Subsidiaries shall enter into any agreements to purchase Investments or other Property, unless with respect to such purchase such Person at all times has available sources of funds equal to pay in full the cost of the purchase of such Investments or other Property (to the extent that the payment of such cost of purchase constitutes a recourse obligation of the Parent, the Borrower or its Subsidiary), which available sources of funds may include Advances to the extent that the Borrower may borrow the same for the purposes required or other Indebtedness permitted by the terms of this Agreement.

     Section 6.07 Affiliate Transactions. Except for certain liquor license agreements, the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Borrower which is not a Guarantor or any purchase or acquisition of assets from any such Affiliate except for purchases of new personal property (i) which in any calendar year do not exceed $1,000,000 in the aggregate and (ii) for which the sales price is the actual cost to the party selling; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate), other than in the ordinary course of business and at market rates.

     Section 6.08 Sale or Discount of Receivables. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

     Section 6.09 Material Documents. The Borrower will not, nor will it permit any of its Subsidiaries to (a) amend the Borrower’s partnership agreement in any material respect, (b) admit a new general partner to the Borrower, (c) enter into any termination or material modification or amendment of Permitted Property Agreements which singly or in the aggregate could reasonably be expected to cause a Material Adverse Change, (d) enter into any modification or amendment of any of the Permitted Property Agreements with MHC or MHC’s Subsidiaries which would provide in any such Permitted Property Agreements performance standards for the year 2002, or (e) modify the Approved Inter-Company Indebtedness Loan Documents in any way that is materially adverse to the Lenders.

     Any termination, modification or amendment prohibited under this Section 6.09 without the Required Lender’s written consent shall, to the extent permitted by applicable law, be void and of no force and effect.

     Section 6.10 No Further Negative Pledges. Neither the Borrower, nor the Parent, nor their respective Subsidiaries shall enter into or suffer to exist any agreement (other than the Senior Credit Facility, this Agreement and the Credit Documents and as set forth in the Permitted Property Agreements and the Permitted Housing Agreements) (a) prohibiting the creation or assumption of any Lien upon the Properties of the Parent, the Borrower or any of their respective Subsidiaries (except for Properties of and Ownership Interests in the Permitted Other Subsidiaries), whether now owned or hereafter acquired, or (b) requiring an obligation to be secured if some other obligation is or becomes secured; provided that in connection with the incurrence of Additional Designated Senior Indebtedness, the Parent and its Subsidiaries may enter into such agreements which (y) are in form and substance acceptable to the Senior Administrative Agent in its reasonable discretion, and (z) would require that assets of the Parent and its Subsidiaries which secure the Senior Obligations also secure on an equal and ratable basis such Additional Designated Senior Indebtedness.

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ARTICLE VII
FINANCIAL COVENANTS

     So long as any Note or any amount under any Credit Document shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower agrees to comply and cause the Parent and the Parent’s Subsidiaries to comply with the following covenants:

     Section 7.01 Interest Coverage Ratio. The Parent shall maintain at the end of each Rolling Period (a) for the Rolling Period ending on September 30, 2002, an Interest Coverage Ratio of not less than 1.75 to 1.0, (b) for the Rolling Periods ending on December 31, 2002 through September, 2003, an Interest Coverage Ratio of not less than 2.25 to 1.00, and (c) for any Rolling Period thereafter, an Interest Coverage Ratio of not less than 2.50 to 1.00.

     Section 7.02 Senior Interest Coverage Ratio. The Parent shall maintain at the end of each Rolling Period (a) for the Rolling Period ending on September 30, 2002, a Senior Interest Coverage Rating of not less than 3.00 to 1.00 and (b) for any Rolling Period thereafter, a Senior Interest Coverage Ratio of not less than 3.50 to 1.00.

     Section 7.03 Leverage Ratio. (a) The Parent shall not on any date permit the Leverage Ratio to exceed during the applicable period indicated in the following chart the amount set forth in such chart for such period:

Beginning Date of Applicable Period	Ending Date of Applicable Period	Leverage Ratio

Closing Date	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2002	6.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2002	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2003	5.50 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2003	5.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2003	4.75 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2004	4.50 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2004	No ending date	4.00 to 1.00

(a) For so long as the Senior Credit Facility is outstanding, a breach of the covenant set forth in this Section 7.03 shall not be an Event of Default unless such breach exists on two consecutive Status Reset Dates.

     Section 7.04 Senior Leverage Ratio. The Parent shall not on any date permit the Senior Leverage Ratio to exceed during the applicable period indicated in the following chart the amount set forth in such chart for such period:

Beginning Date of Applicable Period	Ending Date of Applicable Period	Senior Leverage Ratio

Closing Date	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2003	4.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2004	3.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2004	No ending date	2.50 to 1.00

     Section 7.05 Maintenance of Net Worth. The Parent shall at all times maintain an Adjusted Net Worth of not less than the Minimum Net Worth.

     Section 7.06 Waivers. Notwithstanding the foregoing, in the event that the financial covenants in the Senior Credit Facility are modified or amended, or compliance with such financial covenants are waived, by the Senior Lenders, and such modification, amendment or waiver results in financial covenants under the Senior Credit Facility that are less onerous than the financial covenants contained in this Article VII , the Administrative Agent and the Lenders shall be deemed to have modified or amended, or waived compliance with, the applicable financial covenants contained in this Article VII to conform to the financial covenants as modified, amended or waived under the Senior Credit Facility for so long as such modification, amendment or waiver is in effect or the Senior Credit Facility is outstanding.

ARTICLE VIII
EVENTS OF DEFAULT; REMEDIES

     Section 8.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:

(a) Principal Payment. The Borrower or any Guarantor shall fail to pay any principal of any Note when the same becomes due and payable as set forth in this Agreement;

(b) Interest or Other Obligation Payment. The Borrower or any Guarantor shall fail to pay any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document when the same becomes due and payable as set forth in this Agreement or such other Credit Document, as applicable, provided however that the Borrower and the Guarantors will have a grace period of five (5) days after the payments covered by this Section 8.01(b) becomes due and payable for the first two defaults of such Persons collectively under this Section 8.01(b) in every calendar year;

(c) Representations and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Guarantor in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(d) Covenant Breaches. (i) The Borrower shall fail to perform or observe any covenant contained in Section 5.02, Article VI or Article VII of this Agreement, (ii) the Borrower shall fail to perform or observe, or shall fail to cause any Guarantor to perform or observe any covenant in any Credit Document beyond any notice and/or cure period for such default expressly provided in such Credit Document or (iii) the Borrower or any Guarantor shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) or (ii) above or any other provision of this Section 8.01, in each case if such failure shall remain unremedied for thirty (30) days after the earlier of the date written notice of such default shall have been given to the Borrower or such Guarantor by the Administrative Agent or any Lender or the date a Responsible Officer of the Borrower or any Guarantor has actual knowledge of such default, unless such default in this clause (iii) cannot be cured in such thirty (30) day period and the Borrower is diligently proceeding to cure such default, in which event the cure period shall be extended to ninety (90) days; provided that the Borrower shall not be entitled to more than the aforementioned thirty (30) day period to cure a default under Section 5.09 of this Agreement;

(e) Cross-Defaults. With respect to any Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries, including, without limitation, the Senior Credit Facility (but excluding Indebtedness evidenced by the Notes) which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries any of the following:

(i) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof,

(ii) such Person shall fail to pay any principal of or premium or interest of any of such Indebtedness (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or

(iii) any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to permit the holders of such Indebtedness to accelerate the maturity of such Indebtedness;

(f) Insolvency. The Borrower, the Parent or any of their respective Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Parent or any of their respective Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower, the Parent or any of their respective Material Subsidiaries, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, the Parent or any of their respective Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (f);

(g) Judgments. Any judgment or order for the payment of money in excess of $2,500,000 or the Dollar Equivalent thereof (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower, the Parent or any of their respective Subsidiaries which, within 30 days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;

(h) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Borrower in good faith and by appropriate proceedings, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any member of a Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Borrower in good faith and by appropriate proceedings, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any Guarantor to any tax, penalty or other liabilities in the aggregate exceeding $10,000,000;

(i) Guaranty. Any provision of any Guaranty shall for any reason cease to be valid and binding on any Guarantor or any Guarantor shall so state in writing;

(j) Intentionally Deleted;

(k) Parent Common Stock; Repayment Event. The Parent at any time hereafter fails to (i) cause the Parent common stock to be duly listed on the New York Stock Exchange, Inc. and (ii) file timely all reports required to be filed by the Parent with the New York Stock Exchange, Inc. and the Securities and Exchange Commission and, with respect to a failure under clause (ii), such failure remains uncured on the date which is the earlier of (A) the date 30 days following the initial occurrence of such failure and (B) the date specified by the New York Stock Exchange, Inc. or the Securities and Exchange Commission as the date such failure needs to be cured by. Upon the receipt by the Parent of any Net Cash Proceeds from a Repayment Event, (a) the Parent fails to immediately make a capital contribution or advance to the Borrower or a Subsidiary of the Borrower in the aggregate amount of such Net Cash Proceeds, or otherwise apply the Net Cash Proceeds from such Repayment Event in accordance with the provisions of this Agreement or (b) the Borrower fails to apply such Net Cash Proceeds in accordance with the provisions of this Agreement;

(l) Change in Ownership or Management. Any of the following occur without the written consent of the Required Lenders: (i) a Change in Control occurs for either the

Parent or the Borrower; (ii) the Parent and any wholly-owned Subsidiary of the Parent collectively owns less than 70% of the legal or beneficial interest in the Borrower; (iii) unless a Specified Change of Control Event shall have occurred, the Parent and MHC shall cease to have at least 3 of the same individuals serving on their respective Boards of Directors; or (iv) unless a Specified Change of Control Event shall have occurred, the Parent and MHC shall cease to have at least one (1) individual serving as a Responsible Officer of the Parent and MHC, and, within 120 days following such occurrence for any reason, another person acceptable to the Required Lenders in their sole discretion is not employed as a Responsible Officers by the Parent and MHC; or

(m) Permitted Property Agreements. Any of the following occur: (i) sufficient Permitted Property Agreements shall for any reason cease to be valid and binding on MHC, MHC OP or other Person party thereto, or MHC, MHC OP or such other Person party thereto shall so state in writing, that it could reasonably be expected to cause a Material Adverse Change; or (ii) a default by the Parent, the Borrower or any of their respective Subsidiaries shall occur under sufficient Permitted Property Agreements that such default could reasonably be expected to cause a Material Adverse Change.

     Section 8.02 Optional Acceleration of Maturity; Other Actions. If any Event of Default (other than an Event of Default pursuant to paragraph (f) of Section 8.01) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and

(b) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Credit Documents for the ratable benefit of the Lenders by appropriate proceedings.

     Section 8.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (f) of Section 8.01 shall occur, the obligation of each Lender to make Advances and shall immediately and automatically be terminated and the Notes, all interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower.

     Section 8.04 Intentionally Deleted.

     Section 8.05 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

     Section 8.06 Right of Set-off.

(a) Upon (i) the occurrence and during the continuance of any Event of Default pursuant to paragraph (f) of Section 8.01 or (ii) the making of the request or the granting of the consent, if any, specified by Section 8.02 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 8.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 8.03, each Lender and Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Lender, and the other Credit Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set-off and application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

(b) The Borrower waives any right of set-off, defense or counterclaim the Borrower has or may have against any Lender to apply any amounts owed the Borrower by such Lender or any Affiliate thereof against the Obligations hereunder.

ARTICLE IX
AGENCY AND ISSUING BANK PROVISIONS

     Section 9.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other

Credit Document, or applicable law. The functions of the Administrative Agent are administerial in nature and in no event shall the Administrative Agent have a fiduciary or trustee relation in respect of any Lender by reason of this Agreement or any other Credit Document. Within five (5) Business Days of the Administrative Agent receiving actual knowledge (without any duty to investigate) of a Default, the Administrative Agent will provide written notice of such Default to the Lenders.

     Section 9.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including such Person’s own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower, the Parent or their respective Subsidiaries or to inspect the property (including the books and records) of the Borrower, the Parent or their respective Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document other than with respect to the Administrative Agent’s execution of the documents to which the Administrative Agent is a party; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     Section 9.03 Each Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity as a Lender. The Administrative Agent, the Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an Administrative Agent hereunder or the Lenders were not Lenders hereunder and without any duty to account therefor to the Lenders.

     Section 9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.07 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     Section 9.05 Indemnification. The Lenders severally agree to indemnify the Administrative Agent, (to the extent not reimbursed by the Borrower), according to its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent, in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent, under this Agreement or any other Credit Document (including the Administrative Agent’s own negligence), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

     Section 9.06 Successor Agent. The Administrative Agent, may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent, may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent, which shall be a commercial bank meeting the financial requirements of an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent, by a successor Administrative Agent, such successor Administrative Agent, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent, shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent, under this Agreement and the other Credit Documents.

ARTICLE X
MISCELLANEOUS

     Section 10.01 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, as specified in the particular provisions of the Credit Documents, and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall: (i) increase the aggregate Commitments of the Lenders, (ii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document or otherwise release the Borrower from any Obligations, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (iv) amend this Section 10.01, (v) amend the definition of “Required Lenders”, or (vi) release the Parent or any Subsidiary of the Parent or the Borrower having Property or annual revenues in excess of $7,500,000 from its obligations under the Guaranty except as contemplated by the provisions of Section 5.09, and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, under this Agreement or any other Credit Document.

(b) In addition, none of the following decisions shall be made without the prior written consent of the Required Lenders:

(i) release any Guarantor (except the Parent or any Subsidiary of the Parent or the Borrower having Property or annual revenues in excess of $7,500,000) from its obligations under any of the Guaranties except as contemplated by the provisions of Section 5.09, provided that the Administrative Agent can, if no Default then exists, release any Subsidiary of the Borrower which no longer is a party to any Permitted Property Agreement or any Permitted Housing Agreement or no longer owns any Investments or other Property;

(ii) any (A) determination to send notice to the Borrower of, or otherwise declare, an Event of Default pursuant to Section 8.01 of this Agreement, (B) determination to accelerate the Obligations pursuant to Section 8.02 of this Agreement, (C) exercise of remedies under any Credit Document;

(iii) any waiver or any amendment to the financial covenants contained in Article VII of this Agreement or any definitions used therein;

(iv) any amendment of any of the definitions that are used in the definition of “Leverage Ratio” or “Senior Leverage Ratio;”

(v) any other material waiver or modification of the Credit Documents not referred to in this Section 10.01, provided that if within ten (10) Business Days of the Administrative Agent’s approval of a non-material waiver or modification of the Credit Documents the Required Lenders object in writing to such waiver or modification, then such waiver or modification shall then not be effective and shall be subject to the written consent of the Required Lenders; and

(vi) any amendment of any other provision of a Credit Document which expressly requires the consent of the Required Lenders.

(c) Any amendment to a covenant of the Parent or any of its Subsidiaries or amendment to a definition shall require the Borrower’s written consent.

(d) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement which requires unanimous consent of the Lenders the consent of 51% or more of the Non-Defaulting Lenders entitled to vote on such proposed change, waiver, discharge or termination is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Eligible Assignees pursuant to Section 2.15 so long as at the time of such replacement, each such Eligible Assignee consents to the proposed change, waiver, discharge or termination, provided further, that in any event the Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) to increase any of such Lender’s Commitments.

(e) Notwithstanding the foregoing, the Administrative Agent and the Borrower (without the consent of any other Lender) may enter into amendments of any Credit Document solely with respect to corrections of formal defects not having any economic impact.

     Section 10.02 Notices, Etc. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, (a) if to the Borrower, at its address at 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007, Attn: Mr. John Emery; (b) if to any Lender, at its Applicable Lending Office; (c) if to the Administrative Agent, at its address at 399 Park Avenue, 8th floor, New York, new York 10022, Attention Mr. Thomas Buffa, Telephone : (212) 526- 5153, Facsimile: (646) 758-4672; or, (d) as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or Article IX shall not be effective until received by the Administrative Agent.

     Section 10.03 No Waiver; Remedies. No failure on the part of any Lender, or any Agent, to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.

     Section 10.04 Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, due diligence, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents and syndication of the Obligations including, without limitation, (a) the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, and (b) all reasonable out-of-pocket costs and expenses, if any, of the Administrative Agent, and each Lender (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents, and (d) to the extent not included in the foregoing, the costs of any local counsel, travel expenses, and any title or Uniform Commercial Code search costs, any flood plain search costs, insurance consultant costs and other costs usual and customary in connection with a credit facility of this type.

     Section 10.05 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

     Section 10.06 Lender Assignments and Participations.

(a) Assignments. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, its Pro Rata Share of the Loan Amount owing to it, and the Notes held by it; provided, however, that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all of such Lender’s rights and obligations under this Agreement,

(ii) the amount of the resulting Commitments of the assigning Lender (unless it is assigning all its Commitments) and the assignee Lender pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 in total, shall in no event be less than $1,000,000 for each Class assigned and shall be an integral multiple of $1,000,000,

(iii) each such assignment shall be to an Eligible Assignee,

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment,

(v) the Administrative Agent shall consent to such assignment, which consent shall not be unreasonably withheld or delayed, and

(vi) each Eligible Assignee (other than an Eligible Assignee which is an Affiliate of the assigning Lender) shall pay to the Administrative Agent a $3,500 administrative fee; provided that, in the case of contemporaneous assignments by a Lender to more than one Related Fund (which Related Funds are not then Lenders hereunder), only a single $3,500 such fee shall be payable for all such contemporaneous assignments.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof or earlier such earlier date as agreed to by the Administrative Agent, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything herein to the contrary, (i) any Lender may assign or pledge, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Bank and (ii) any Lender that is an Approved Fund or Related Fund may, without the consent of the Administrative Agent or the Borrower, pledge all or any portion of its Advances and Notes to any trustee for, or any other representative of, holders of obligations owed, or securities issued, by such Approved Fund or Related Fund, as security for such obligations or securities; provided that (A) any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.06(a) concerning assignments, including without limitation the requirement that any assignee of such Notes and Advances must qualify as an Eligible Assignee and (B) such Lender shall not require such trustee’s or representative’s consent to any matter under this Agreement, except (1) for a change in the principal amount of any Note which has been so pledged, reductions in fees or interest, or extending the Maturity Date except as permitted in this Agreement or (2) as otherwise consented to by the Administrative Agent.

(b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Sections 4.06 and 5.05, if applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Register. The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes, a new Note or Notes payable to the order of such Eligible Assignee in amount equal to, Commitment and the Pro Rata Shares of the Loan Amount assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Commitment hereunder, a new Note or Notes payable to the order of such Lender in an amount equal to, respectively, the Commitments and the Pro Rata Shares of outstanding Loan Amount retained by it hereunder. Such new Notes shall be dated the date of the original Notes executed pursuant to this Agreement and shall otherwise be in substantially the form of the attached Exhibit A.

(e) Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Pro Rata Shares of the Loan Amount owing to it, and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Note in which the participant has an interest, reductions in fees or interest, or extending the Maturity Date except as permitted in this Agreement, and (vi) such Lender shall give prompt notice to the Borrower of each such participation sold by such Lender. The Borrower hereby agrees that participants shall have the same rights under Sections 2.08, 2.09, 2.11(c), and 10.07 hereof as the Lender to the extent of their respective participations.

(f) Confidentiality. Each Lender agrees to preserve the confidentiality of any confidential information relating to the Parent, the Borrower and their respective Subsidiaries received by Lender; provided that each Lender may furnish any such confidential information in the possession of such Lender from time to time to (i) assignees and participants (including prospective assignees and participants), (ii) its attorneys, accountants, regulators, the National Association of Insurance Commissioners, governmental authorities and any self-governing organization to which is a member, (iii) any direct or indirect contractual counterparty to such Lender in swap agreements or such contractual counterparty’s professional advisor and (iv) the Related Funds, Affiliates, directors, partners, officers, employees of such Person or its Affiliates or Related Funds; provided that, prior to any such disclosure, such Person shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from or on behalf of such Lender.

     Section 10.07 Indemnification. The Borrower shall indemnify the Administrative Agent, the Lenders (including any lender which was a Lender hereunder prior to any full assignment of its Commitment), any assignees and participants permitted hereunder, and each affiliate thereof and their respective directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Borrower or any Affiliate of the Borrower of the proceeds of any Advance, (ii) any breach by the Borrower or any Guarantor of any provision of this Agreement or any other Credit Document, (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (iv) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Borrower or any of its Subsidiaries, and the Borrower shall reimburse the Administrative Agent, and each Lender, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; and expressly including any such losses, liabilities, claims, damages, or expense incurred by reason of such indemnified Person’s own negligence, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

     Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 10.09 Survival of Representations, Indemnifications, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), 9.05 and 10.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

     Section 10.10 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

     Section 10.11 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

     Section 10.12 GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED, AND ANY DISPUTE BETWEEN THE BORROWER, THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

     Section 10.13 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT ANY AGENT, ANY LENDER OR ANY INDEMNITEE SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A

COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

(C) SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY ANY AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(E) WAIVER OF BOND. THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN

CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

(F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 10.13 AND SECTION 10.20, WITH ITS COUNSEL.

     Section 10.14 Knowledge of Borrower. For purposes of this Agreement, “knowledge of the Borrower” means the actual knowledge of any of the executive officers and all other Responsible Officers of the Parent.

     Section 10.15 Lenders Not in Control. None of the covenants or other provisions contained in the Credit Documents shall or shall be deemed to, give the Lenders the rights or power to exercise control over the affairs and/or management of the Borrower, any of its Subsidiaries or any Guarantor, the power of the Lenders being limited to the right to exercise the remedies provided in the Credit Documents; provided, however, that if any Lender becomes the owner of any Ownership Interests in any Person, whether through foreclosure or otherwise, such Lender shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by being owner of such Ownership Interests in such Person.

     Section 10.16 Headings Descriptive. The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     Section 10.17 Time is of the Essence. Time is of the essence under the Credit Documents.

     Section 10.18 Intentionally Deleted.

     Section 10.19 Judgment Currency. The obligations of the Borrowers hereunder and under the Notes to make payments in Dollars, shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollar.

     Section 10.20 No Consequential Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, EACH PERSON PARTY HERETO FOR ITSELF AND ON BEHALF OF ITS AFFILIATES AGREES THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PERSON OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS

REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO ANY NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE OF SUBORDINATE UNSECURED TERM LOAN AGREEMENT

     EXECUTED as of the date first referenced above.

BORROWER:

MERISTAR H & R OPERATING COMPANY, L.P.

By:	Interstate Hotels & Resorts, Inc. (fka MeriStar Hotels & Resorts, Inc.), its general partner

By:

Name:

Title:

SIGNATURE PAGE OF SENIOR SECURED CREDIT AGREEMENT

LEHMAN COMMERCIAL PAPER INC.

By:

Name:

Title:

SIGNATURE PAGE OF SENIOR SECURED CREDIT AGREEMENT

LEHMAN BROTHERS INC.

By:

Name:

Title:

EXHIBIT A

FORM OF NOTE

$	,2003

     For value received, the undersigned MeriStar H & R Operating Company, L.P., a Delaware limited partnership, as the Borrower, hereby promises to pay to the order of           , as the Lender, the principal amount of and                /100 Dollars ($           ), together with interest on the unpaid principal amount of this Note from the date advanced until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

     This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Subordinate Unsecured Term Loan Agreement dated as of January 10, 2003 (as the same may be amended or modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, Lehman Commercial Paper, Inc., as Administrative Agent, and Lehman Brothers, Inc., as Lead Arranger and Book Runner. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

     Both principal and interest are payable in Dollars, the lawful money of the United States of America, to the Administrative Agent at 745 Seventh Avenue, 16th Floor, New York, New York 10019, Fax No. 212-526-6643, Phone No. 212-526-6590, Attn: Diane Albanese, (or at such other location or address as may be specified by the Administrative Agent to the Borrower) in same day funds without set-off, deduction or counterclaim. The Lender shall record all payments of principal made under this Note, but no failure of the Lender to make such recordings shall affect the Borrower’s repayment obligations under this Note.

     Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

     This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.

MERISTAR H & R OPERATING COMPANY, L.P.

By:	Interstate Hotels & Resorts, Inc. (fka MeriStar Hotels & Resorts, Inc.), its general partner

By:

Name:

Title:

EXHIBIT B

FORM OF ADJUSTMENT REPORT

     This Adjustment Report (“Adjustment Report”) is executed this      day of      , 20     and is prepared pursuant to Section 2.14 of that certain Subordinate Unsecured Term Loan Agreement (as amended or modified from time to time, the “Credit Agreement”) between MERISTAR H & R OPERATING COMPANY, L.P., a Delaware limited partnership (the “Borrower”); LEHMAN COMMERCIAL PAPER, INC., as the Administrative Agent, LEHMAN BROTHERS, INC., as Lead Arranger and Book Runner; and the other lenders party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings specified by the Agreement.

     This Report is issued following the [making, acquisition, disposition or incurrence] by the [Parent, Borrower or its Subsidiary] (the “Adjustment Event”) of the following Investment or Indebtedness:

     Pursuant to Section 2.14 of the Credit Agreement, following each making, acquisition or disposition by the Parent or its Subsidiary of an Investment with an Investment Amount in excess of $5,000,000 or the incurrence by the Parent or its Subsidiary of additional Indebtedness (excluding any Obligations) in excess of $5,000,000, the Leverage Ratio and the Senior Leverage Ratio shall be adjusted accordingly.

The Investment Amount for the Investment is:		$

The Leverage Ratio for the Parent, prior to the Adjustment Event is set forth in 3 below, based on the ratio of:

1.	Parent’s Total Indebtedness as of the immediately preceding Status Reset Date:	$

2.	Adjusted EBITDA of Parent and the Parent’s Subsidiaries (on a Consolidated basis) for the preceding Rolling Period:	$

3.	Ratio of 1 to 2 above:

The Leverage Ratio for the Parent, immediately following the Adjustment Event is set forth in 3 below, based on the ratio of:

1.	Parent’s Total Indebtedness as of the date of the Adjustment Event taking into account the Adjustment Event:	$

2.	Adjusted EBITDA of Parent and the Parent’s Subsidiaries (on a Consolidated basis) for the preceding Rolling Period:	$

3.	Ratio of 1 to 2 above:

     Required by the Agreement:

Beginning Date of	Ending Date of
Applicable Period	Applicable Period	Leverage Ratio

Closing Date	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2002	5.50 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2002	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2003	5.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2003	4.75 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2003	4.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2004	4.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2004	No ending date	3.50 to 1.00

The Senior Leverage Ratio for the Parent, prior to the Adjustment Event is set forth in 3 below, based on the ratio of:

1.	Parent’s Senior Indebtedness as of the immediately preceding Status Reset Date:	$

2.	Adjusted EBITDA of Parent and the Parent’s Subsidiaries (on a Consolidated basis) for the preceding Rolling Period:	$

3.	Ratio of 1 to 2 above:

The Senior Leverage Ratio for the Parent, immediately following the Adjustment Event is set forth in 3 below, based on the ratio of:

1.	Parent’s Senior Indebtedness as of the date of the Adjustment Event taking into account the Adjustment Event:	$

2.	Adjusted EBITDA of Parent and the Parent’s Subsidiaries (on a Consolidated basis) for the preceding Rolling Period:	$

3.	Ratio of 1 to 2 above:

     Required by the Agreement:

Beginning Date of	Ending Date of
Applicable Period	Applicable Period	Senior Leverage Ratio

Closing Date	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2003	4.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2004	3.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2004	No ending date	2.50 to 1.00

     The Borrower has caused this Adjustment Report to be executed this       day of      , 20     .

MERISTAR H & R OPERATING COMPANY, L.P.

By:	Interstate Hotels & Resorts, Inc. (fka MeriStar Hotels & Resorts, Inc.), its general partner

By:
Name:
Title:

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

DATED _______, 20___

     Reference is made to the Subordinate Unsecured Term Loan Agreement dated as of January [10], 2003 (as the same may be amended or modified from time to time, the “Credit Agreement”) among MeriStar H & R Operating Company, L.P., a Delaware limited partnership (the “Borrower”), the Lenders; LEHMAN COMMERCIAL PAPER, INC., as the Administrative Agent, LEHMAN BROTHERS, INC., as Lead Arranger and Book Runner; and the other lenders party thereto. Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Credit Agreement.

     Pursuant to the terms of the Credit Agreement,      (“Assignor”) wishes to assign and delegate certain of its rights and obligations under the Credit Agreement. Therefore, Assignor,      (“Assignee”), and the Administrative Agent agree as follows:

1.	As of the Effective Date (as defined below), the Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i)-(v) of Section 2, a [ ] %[1] interest in and to all of the Assignor’s rights and obligations under the Credit Agreement in connection with Assignor’s Commitment, the Advance owing to the Assignor, and the Note held by the Assignor (if Assignor possesses a Note)].

2.	The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its Commitment is $ and the aggregate outstanding principal amount of the Loan owed to it by the Borrower is $ ; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iv) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; (v) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of its obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; [and (vi) attaches the Note referred to in paragraph 1 above and requests that the Administrative Agent exchange such note for a new Note, dated ]. 200 in the principal amount of $ , payable to the order of the Assignee.

3.	The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.05 thereof and such other documents and

[1] Specify percentage in no more than 5 decimal points.

information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Document; (iii) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement and any other Credit Document as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Document are required to be performed by it as a Lender; (v) specifies as its Domestic Lending Office, Eurodollar Lending Office and credit contact address the offices set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and its Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty[2], and (viii) represents that it is an Eligible Assignee.

4.	The effective date for this Assignment and Acceptance shall be (the “Effective Date”)[3] and following the execution of this Assignment and Acceptance, the Administrative Agent will record it in the Register pursuant to Section 10.06 of the Credit Agreement.

5.	Upon such recording, and as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than rights against the Borrower pursuant to Sections 2.09, 2.11(c) and 9.07 of the Credit Agreement, which shall survive this assignment) and be released from its obligations under the Credit Agreement.

6.	Upon such recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, and commitment fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.	This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

     The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

[2] If the Assignee is organized under the laws of a jurisdiction outside the United States.

[3] See Section 10.06. Such date shall be at least three Business Days after the execution of this Assignment and Acceptance.

[ASSIGNOR]

By: Name: Title:

Address:

Attention: Telecopy: Telephone:

[ASSIGNEE]

By: Name: Title:

Domestic Lending Office:

Address:

Attention: Telecopy: Telephone:

Eurodollar Lending Office:

Address:

Attention: Telecopy: Telephone:

Credit Contact Address:

Address:

Attention: Telecopy: Telephone:

Société Générale, as Administrative Agent

By: Name: Title:

Address:	2001 Ross Avenue Suite 4900 Dallas, Texas 75201

Attention: Thomas K. Day Telecopy: (214) 979-2727 Telephone: (24) 979-2777

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

     This Compliance Certificate is executed this      of      , 200     and is prepared pursuant to that certain Subordinate Unsecured Term Loan Agreement (as amended or modified from time to time, the “Agreement”) between MERISTAR H & R OPERATING COMPANY, L.P., a Delaware limited partnership (the “Borrower”); LEHMAN COMMERCIAL PAPER, INC., as the Administrative Agent, LEHMAN BROTHERS, INC., as Lead Arranger and Book Runner; and the other lenders party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings specified by the Agreement.

1.	Representations, Covenants, Defaults: Borrower hereby certifies to the Administrative Agent and the Lenders, effective as of the date of execution of this Compliance Certificate, as follows:

1.1	Covenants. All covenants of Borrower set forth in Articles V and VI of the Agreement required to be performed as of the date hereof have been performed and maintained in all material respects, and such covenants continue to be performed and maintained as of the execution date of this certificate, except as follows:

1.2	Representations and Warranties. All representations and warranties of Borrower set forth in Article IV of the Agreement are true and correct in all material respects as of the execution date of this certificate, except as follows:

1.3	Event of Default. There exists no Event of Default except as follows:

2.	Operating Covenants. Borrower hereby certifies to the Administrative Agent and the Lenders that the amounts and calculations made hereunder pursuant to Article VII of the Agreement are true and correct.

2.1	Interest Coverage Ratio (Section 7.01 of the Agreement).

The Interest Coverage Ratio for the Parent, for the Rolling Period ending on , 200 is as set forth in (c) below, based on the ratio of:

(a)	Parent’s Adjusted EBITDA (on a Consolidated basis):	$

(b)	Parent’s Interest Expense:	$

(c)	Ratio of (a) to (b) above:

Required by the Agreement:

The Parent shall maintain at the end of each Rolling Period (a) for the Rolling Period ending on September 30, 2002, an Interest Coverage Ratio of not less than 1.75 to 1.00, (b) for the Rolling Periods ending on December 31, 2002 through September, 2003, an Interest Coverage Ratio of not less than 2.25 to 1.00, and (c)

for any Rolling Period thereafter, an Interest Coverage Ratio of not less than 2.50 to 1.00.

2.2	Senior Interest Coverage Ratio (Section 7.02 of the Agreement).

The Senior Interest Coverage Ratio for the Parent, for the Rolling Period ending on , 200 , is as set forth in (c) below, based on the ratio of:

(a)	Parent’s Adjusted EBITDA (on a Consolidated basis):	$

(b)	Parent’s Interest Expense pertaining to Senior Indebtedness:	$

(c)	Ratio of (a) to (b) above:

Required by the Agreement:

The Parent shall maintain at the end of each Rolling Period, (a) for the Rolling Period ending on September 30, 2002, a Senior Interest Coverage Ratio of not less than 3.00 to 1.00 and (b) for any Rolling Period thereafter, a Senior Interest Coverage Ratio of not less than 3.50 to 1.00.

2.3	Leverage Ratio (Section 7.03 of the Agreement).

The Leverage Ratio for the Parent, as of , 200 (the Status Reset Date for the current Fiscal Quarter) based on the Parent’s Total Indebtedness as of such Status Reset Date and the Parent’s Adjusted EBITDA for the Rolling Period ending on , 200 , is set forth in (c) below, based on the ratio of:

(a)	Parent’s Total Indebtedness:	$

(b)	Parent’s Adjusted EBITDA (on a Consolidated basis):	$

(c)	Ratio of (a) to (b) above:

     Required by the Agreement:

Beginning Date of	Ending Date of
Applicable Period	Applicable Period	Leverage Ratio

Closing Date	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2002	6.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2002	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2003	5.50 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2003	5.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2003	4.75 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2004	4.50 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2004	No ending date	4.00 to 1.00

2.4	Senior Leverage Ratio (Section 7.04 of the Agreement).

The Senior Leverage Ratio for the Parent, as of , 200 (the Status Reset Date for the current Fiscal Quarter) based on the Parent’s Total Indebtedness as of such Status Reset Date and the Parent’s Adjusted EBITDA for the Rolling Period ending on , 200 , is set forth in (c) below, based on the ratio of:

(a)	Parent’s Senior Indebtedness:	$

(b)	Parent’s Adjusted EBITDA (on a Consolidated basis):	$

(c)	Ratio of (a) to (b) above:

     Required by the Agreement:

Beginning Date of	Ending Date of
Applicable Period	Applicable Period	Senior Leverage Ratio

Closing Date	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2003	4.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2004	3.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2004	No ending date	2.50 to 1.00

2.5	Maintenance of Net Worth (Section 7.05 of the Agreement).

The Adjusted Net Worth for the Parent, as of the Rolling Period ending on , 200 , is as set forth in (d) below, based on the sum of:

(a)	Parent’s Net Worth (determined in accordance with GAAP):	$

(b)	minority interest of Parent (determined in accordance with GAAP):	$

(c)	Sum of (a) and (b) above:	$

The Minimum Net Worth for the Parent, as of the Rolling Period ending on _____________, 200__, is as set forth in (e) below, based upon the total of (a) plus (b) plus (c) minus (d):

(a)	$75,000,000

(b)	75% of the aggregate net proceeds received by the Parent or any of its Subsidiaries after the date of the Agreement in connection with any Capitalization Events taken as a whole, including without limitation in connection with the acquisition of any Investment or other Property:	$

(c)	to the extent a positive number, 75% of the aggregate Net Income of the Parent and the Parent’s Subsidiaries for the period from and including July 1, 2002 to the date of testing, on a Consolidated basis:	$

(d)	an amount equal to the lesser of (i) $25,000,000 or (ii) the sum of (A) the Parent’s write-off under GAAP of the Parent’s or the Parent’s Subsidiary’s Investment with respect to the St. Louis Radisson Hotel up to a maximum write-off of $11,500,000 and (B) the aggregate amount of all of the Parent’s write-offs under GAAP of intangible assets that occur after June 30, 2002:	$

(e)	The sum of (a) plus (b) plus (c) minus (d):	$

Required by the Agreement:

The Parent shall at all times maintain an Adjusted Net Worth of not less than the Minimum Net Worth.

2.6	Insurance Business (Section 5.11 of the Agreement).

The maximum amount payable by all Insurance Companies under Insurance Contracts or Reinsurance Contracts, as of the Rolling Period ending on , 200 , is:	$

Required by the Agreement:

The Borrower will not permit the maximum amount payable by all Insurance Companies under Insurance Contracts or Reinsurance Contracts, as of the last day of each Fiscal Quarter, to be greater than $10,000,000.

3.	Other Covenants. Borrower hereby certifies to the Administrative Agent and the Lenders, effective as of the Rolling Period ending , 200 , that the following amounts and calculations made pursuant to the Agreement are true and correct:

3.1	Investments and other Property (Section 6.06 of the Agreement)

Required by the Agreement:

Neither the Parent, the Borrower, nor any of their respective Subsidiaries, shall acquire by purchase or otherwise any Investments or other Property, except as provided in Section 6.06 of the Agreement.

     Attach schedule for any transaction or Investment not in compliance with Section 6.06.

3.2	Indebtedness (Section 6.02 of the Agreement)

Required by the Agreement:

The Borrower, the Parent and their respective Subsidiaries will not incur or permit to exist any Indebtedness other than as provided in Section 6.02 of the Agreement.

          Attach schedule for any Indebtedness not in compliance with Section 6.02.

4.	RECONCILIATION TO PUBLISHED FINANCIAL STATEMENTS

     EXECUTED as of the date first referenced above.

BORROWER:

MERISTAR H & R OPERATING COMPANY, L.P.

By:	Interstate Hotels & Resorts, Inc. (fka MeriStar Hotels & Resorts, Inc.), its general partner

By:
Name:
Title:

SCHEDULE 1.01(A)

Commitments

LENDER	TOTAL COMMITMENT

Lehman Brothers Inc.	$40,000,000.00

SCHEDULE 1.01(B)

Approved Inter-Company Indebtedness

IHC Holdings, Inc. loans (unsecured inter-company lending arrangements):

Loan Agreement, dated as of September 10, 1999 (the “IHC Loan Agreement”), among IHC Holdings, Inc., as lender, Interstate Hotels Corporation, Interstate Hotels Company, Crossroads Hospitality Management Company and certain other designated subsidiaries, as borrowers. Currently the borrowers (including the other designated borrowers) are:

•	Interstate Hotels Corporation (no amounts outstanding);

•	Interstate Hotels Company (no amounts outstanding);

•	Crossroads Hospitality Management Company (no amounts outstanding);

•	Interstate Property Corporation ($375,000 principal amount outstanding as of 3/28/01);

•	Interstate Partner Corporation ($12,000,000 principal amount outstanding as of 3/28/01);

•	Interstate Pittsburgh Hotel Holdings, LLC ($5,700,000 principal amount outstanding as of 3/28/01).

SCHEDULE 1.01(C)

Non-Pledged Ownership Interests

		% Ownership/
Owner of Interest	Entity Owned	Amount	Hotel	Comments

MeriStar H & R Operating Company, L.P.	MIP Lessee, LP	9.5% (Limited)	See Note 1	Partnership Agreement restricts pledge of partnership interest.

MeriStar H & R Operating Company, L.P.	IP GP, Inc.	100%	See Note 1	Amended & Restated Certificate of Incorporation prohibits pledge

MeriStar H & R Operating Company, L.P.	MIP GP, LLC	99%	See Note 1	Operating Agreement prohibits pledging of membership interest except to lender is making a loan secured in whole or in part by a mortgage/deed of trust on a property.

MIP GP, Inc.	MIP GP, LLC	1%	See Note 1	Operating Agreement prohibits pledging of membership interest except to lender is making a loan secured in whole or in part by a mortgage/deed of trust on a property.

MIP GP, LLC	MIP Lessee, LP	0.5% (General)	See Note 1	Partnership Agreement restricts pledge of partnership interest.

CapStar BK Company, L.L.C.	BoyStar Ventures, L.P.	9% (Subordinated)	Holiday Inn Minneapolis West - St. Louis Park, MN	Partnership Agreement restricts transfer of partnership interest.

MeriStar Management Company, L.L.C.	S.D. Bridgeworks, LLC	10%	Hilton Garden Inn - San Diego, CA	Operating Agreement makes transfer of any member’s interest subject to provisions of entity’s loan documents with entity’s lender; Loan Agreement requires lender’s prior consent to any pledge of member’s interest in entity

MeriStar Laundry, LLC	Anchorage Linen Service, a Joint Venture	35%	Hotel Laundry Business - Anchorage, AK	Any transfer of interest in joint venture requires the consent of the other joint venturer.

% Ownership/
Owner of Interest	Entity Owned	Amount	Hotel	Comments

Partnership Agreement requires:
MeriStar Preston Center, L.L.C.	Park Cities Hotel, LP	$500,000 Preferred Interest	Hilton Garden Inn - Dallas, TX	(1) owner of MeriStar’s limited partnership interest to be an affiliate of the Management Company or any permitted assignee of the Management Company under the MeriStar Management Agreement, and (2) any pledge agreement must provide that if pledging partner defaults under pledge agreement, remaining partners are provided notice and opportunity to purchase, without recourse, pledging partner’s loan from the pledging partner’s lender at a cash price equal to the outstanding principal amount, all unpaid interest accrued and any other sums due thereon.

MeriStar Management Company, L.L.C.	Orchard Park Associates, L.P.	$150,000	Comfort Suites Norwich, CT	Loan Documents

Interstate/Dallas Partnership, L.P.	FCH/IHC Hotels, L.P.	49.5% LP	See Note 2 below	Partnership Agreement restricts pledge of partnership interest.

	FCH/IHC Leasing, L.P.	49.5% LP	See Note 3 below	Partnership Agreement restricts pledge of partnership interest.

Interstate/Dallas GP, LLC	FCH/IHC Hotels, L.P.	0.5% GP	See Note 2 below	Partnership Agreement restricts pledge of partnership interest.

	FCH/IHC Leasing, L.P.	0.5% GP	See Note 3 below	Partnership Agreement restricts pledge of partnership interest.

Interstate Property Partnership, L.P.	Interconn Ponte Vedra Company, L.L.C.	10% LP	Marriott at Sawgrass Ponte Vedra, FL	Operating Agreement restricts disposition of membership interest.

Interstate Houston Partner, L.P.	MRI Houston Hospitality, L.P.	25% LP	Residence Inn by Marriott Houston Astrodome/Medical Center Houston, TX	Partnership Agreement restricts pledge of partnership interest.

Interstate Investment Corporation	CGLH-IHC Fund I, L.P.	.5% GP	Lehman Investment Fund	Partnership Agreement restricts pledge of partnership interest.

% Ownership/
Owner of Interest	Entity Owned	Amount	Hotel	Comments

Interstate Property Partnership, L.P.	CGLH-IHC Fund I, L.P.	36.875% LP	Lehman Investment Fund	Partnership Agreement restricts pledge of partnership interest.

Interstate Manchester Company, L.L.C.	CNL-IHC Partners, L.P.	15% LP	1) Courtyard by Marriott Hartford/Manchester Manchester, CT 2) Residence Inn by Marriott Hartford/Manchester Manchester, CT	Partnership Agreement restricts pledge of partnership interest.

[Interstate Hotels & Resorts, Inc.]	IHC II, LLC	99.99%	1) Harrisburg Marriott Harrisburg, PA
2) Philadelphia
Marriott West —
Philadelphia, PA
3) Indian River
Plantation Marriott —
Stuart, FL
4) Houston Marriott
Greenspoint —
Houston, TX
5) Atlanta Marriott
North Central —
			Atlanta, GA	Operating Agreement prohibits pledging of membership interest.

Notes:

1.	MIP Lessee, LP is the lessee of the following hotel properties:
Sheraton Anchorage Hotel — Anchorage, AK
Radisson Hotel San Diego — San Diego, CA
Newark-Fremont Hilton Hotel — Newark, CA
Sheraton City Centre Hotel — Iowa City, IA
Radisson Resort & Spa — Scottsdale, AZ
Trumbull Marriott Hotel — Trumbull, CT
Hilton Minneapolis-St. Paul Airport Hotel — Bloomington, MN
Milwaukee Wyndham Hotel — Milwaukee, WI
Embassy Suites Philadelphia Airport — Philadelphia, PA
Embassy Suites Walnut Creek — Walnut Creek, CA

2.	FCH/IHC Hotels, LP owns interests in the entities that own the following hotel properties:
Fairfield Inn Scottsdale Downtown — Scottsdale, AZ
Fairfield Inn Atlanta Downtown — Atlanta, GA
Courtyard by Marriott Atlanta Downtown — Atlanta, GA
Fairfield Inn Dallas/Stemmons Freeway — Dallas, TX
Courtyard by Marriott Houston/Galleria — Houston, TX
Fairfield Inn Houston/Galleria — Houston, TX
Fairfield Inn Houston/I-10 East — Houston, TX
Hampton Inn Houston/I-10 East — Houston, TX

3.	FCH/IHC Leasing, LP owns interests in the entities that lease the following hotel properties:
Fairfield Inn Scottsdale Downtown — Scottsdale, AZ
Fairfield Inn Atlanta Downtown — Atlanta, GA
Courtyard by Marriott Atlanta Downtown — Atlanta, GA
Fairfield Inn Dallas/Stemmons Freeway — Dallas, TX
Courtyard by Marriott Houston/Galleria — Houston, TX
Fairfield Inn Houston/Galleria — Houston, TX

Fairfield Inn Houston/I-10 East — Houston, TX Hampton Inn Houston/I-10 East — Houston, TX

SCHEDULE 1.01(D)

Existing Owned Hospitality Property Investments

Owner of Interest	Entity Owned	% Ownership/ Amount	Hotel

Interstate Property Partnership, L.P.	Interstate Pittsburgh Hotel Holdings, L.L.C.	100%	Residence Inn by Marriott Pittsburgh Airport North Fayette, PA

Interstate Houston Partner, L.P.	MRI Houston Hospitality, L.P.	25% LP	Residence Inn by Marriott Houston Astrodome/ Medical Center Houston, TX

Interstate Dallas GP, LLC	FCH/IHC Hotels, L.P.	0.5% GP	See Note 1

	FCH/IHC Leasing, L.P.	0.5% GP	See Note 1

Interstate/Dallas Partnership, L.P.	FCH/IHC Hotels, L.P.	49.5% LP	See Note 2

	FCH/IHC Leasing, L.P.	49.5% LP	See Note 2

Notes:

1.	Subsidiaries of FCH/IHC Hotels, L.P. own the following hotel properties:
Fairfield Inn Scottsdale Downtown — Scottsdale, AZ
Fairfield Inn Atlanta Downtown — Atlanta, GA
Courtyard by Marriott Atlanta Downtown — Atlanta, GA
Fairfield Inn Dallas/Stemmons Freeway — Dallas, TX
Courtyard by Marriott Houston/Galleria — Houston, TX
Fairfield Inn Houston/Galleria — Houston, TX
Fairfield Inn Houston/I-10 East — Houston, TX
Hampton Inn Houston/I-10 East — Houston, TX

2.	Subsidiaries of FCH/IHC Leasing, L.P. lease the following hotel properties:
Fairfield Inn Scottsdale Downtown — Scottsdale, AZ
Fairfield Inn Atlanta Downtown — Atlanta, GA
Courtyard by Marriott Atlanta Downtown — Atlanta, GA
Fairfield Inn Dallas/Stemmons Freeway — Dallas, TX
Courtyard by Marriott Houston/Galleria — Houston, TX
Fairfield Inn Houston/Galleria — Houston, TX
Fairfield Inn Houston/I-10 East — Houston, TX
Hampton Inn Houston/I-10 East — Houston, TX

SCHEDULE 1.01(E)

Existing Management Agreements

1.	Master Fee Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., MeriStar SPE Leasing Corp., MeriStar SPE California Corp., MeriStar SPE Colorado Corp., MeriStar SPE North Carolina Corp., MeriStar SPE Wisconsin Corp. and MeriStar Management Company, L.L.C. (“MMC”).

2.	Hotel Management Agreement, dated as of October 14, 1999, between MIP Lessee, LP, and MMC, with respect to the Sheraton Anchorage Hotel, located at 401 East 6th Avenue, Anchorage, AK.

3.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone Hospitality Management LLC (“Flagstone”), with respect to Sheraton Hotel – Birmingham South, located at 8 Perimeter Park Drive, Birmingham, AL.

4.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Sheraton Mesa Hotel, located at 200 N. Centennial Way, Mesa, AZ, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

5.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., as Owner, and MMC, as Operator, with respect to the Crowne Plaza Phoenix, located at 2532 W. Peoria Avenue, Phoenix, AZ, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

6.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., as Owner, and MMC, as Operator, with respect to the Embassy Suites International Airport, located at 7051 S. Tucson Blvd., Tucson, AZ, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

7.	Hotel Management Agreement, dated as of November 30, 1999, between Triple Tree Corporation and MMC, with respect to Radisson Poco Diablo Resort, located at 1752 South Highway 179, Sedona, AZ.

8.	Hotel Management Agreement, dated December 14, 1999, between Champion Investment Corporation and MMC, with respect to Hilton East Tucson, located at 7600 East Broadway, Tucson, AZ.

9.	Hotel Management Agreement, dated as of March 31, 1999, between MIP Lessee, LP and MMC, with respect to Radisson Resort & Spa Scottsdale, located at 7171 North Scottsdale Road, Scottsdale, AZ.

10.	Hotel Management Agreement, dated as of December 24, 1999, between Massachusetts Mutual Like Insurance Company and MMC, with respect to Hilton Phoenix Airport, located at 2435 South 47th Street, Phoenix, AZ.

11.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Chandler, located at 7333 West Detroit Street, Chandler, AZ.

12.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Homewood Suites Chandler, located at 7373 West Detroit Street, Chandler, AZ.

13.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Courtyard by Marriott Century City, located at 10320 W. Olympic Blvd., Century City, CA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

14.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE California Corp., and MMC, with respect to the Courtyard by Marriott Marina del Rey, located at 13480 Maxella Avenue, Marina del Rey, CA.

15.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Hilton Port of Los Angeles/San Pedro, located at 2800 Via Cabrillo Marina, San Pedro, CA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

16.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE California Corp., and MMC, with respect to the Hilton Irvine/Orange County Airport, located at 18800 MacArthur Blvd., Irvine, CA.

17.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE California Corp., and MMC, with respect to the Hilton Sacramento Arden West, located at 2200 Harvard Street, Sacramento, CA.

18.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Los Angeles Marriott Downtown, located at 333. S. Figueroa Street, Los Angeles, CA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

19.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Doral Palm Springs Resort, located at 67-967 Vista Chino, Cathedral City, CA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

20.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Wyndham Hotel San Jose, located at 1350 North 1st Street, San Jose, CA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

21.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE California Corp., and MMC, with respect to the Crowne Plaza San Jose, located at 282 Almaden Blvd., San Jose, CA.

22.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE California Corp., and MMC, with respect to the Sheraton Fisherman’s Wharf Hotel, located at 2500 Mason Street, San Francisco, CA.

23.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Hilton Monterey, located at 1000 Aguajito Road, Monterey, CA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

24.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Santa Barbara Inn, located at 901 East Cabrillo Blvd., Santa Barbara, CA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

25.	Hotel Management Agreement, dated as of June 10, 1998, between SD Bridgeworks, LLC and MMC, with respect to Hilton San Diego – Gaslamp Quarter, located at 401 K Street, San Diego, CA, as amended by that certain First Amendment to Hotel Management Agreement, dated as of July 20, 1998.

26.	Hotel Management Agreement, dated , between and MMC, with respect to Quality Suites John Wayne Airport Santa Ana, located at 2701 Hotel Terrace Drive, Santa Ana, CA.

27.	Hotel Management Agreement, dated December 27, 1993, between Dr. Michael Perley and MMC, with respect to Residence Inn Orange/Disneyland, located at 3101 West Chapman Avenue, Orange, CA.

28.	Hotel Management Agreement, dated as of March 31, 1999, between MIP Lessee, LP and MMC, with respect to Radisson Hotel San Diego, located at 1433 Camino Del Rio South, San Diego, CA.

29.	Hotel Management Agreement, dated as of December 1, 1999, between MIP Lessee, LP and MMC with respect to Hilton Newark/Fremont, located at 3990 Balentine Drive, Newark, CA.

30.	Hotel Management Agreement, dated as of April 27, 2000, between MIP Lessee, LP and MMC with respect to Embassy Suites Walnut Creek, located at 1345 Treat Boulevard, Walnut Creek, CA.

31.	Hotel Management Agreement, dated March 16, 1999, between Wave Crest Resorts, LLC and MMC, with respect to Hilton Garden Inn Carlsbad Beach, 6450 Carlsbad Boulevard, Carlsbad, CA.

32.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Sheraton Hotel Bakersfield, located at 5101 California Avenue, Bakersfield, CA.

33.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Sheraton San Jose/Milpitas, located at 1801 Barber Lane, Milpitas, CA.

34.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Beverly Heritage Hotel, located at 1820 Barber Lane, Milpitas, CA.

35.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Four Points by Sheraton Pleasanton, located at 5115 Hopyard Road, Pleasanton, CA.

36.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn Sacramento, located at 1530 Howe Avenue, Sacramento, CA.

37.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hilton Fisherman’s Wharf, located at 2620 Jones Street, San Francisco, CA.

38.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Sheraton Hotel Sunnyvale, located at 1100 North Mathilda Avenue, Sunnyvale, CA.

39.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn Torrance, located at 3701 Torrance Blvd., Torrance, CA.

40.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Doubletree Hotel Del Mar, located at 11915 El Camino Real, San Diego, CA.

41.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Holiday Inn Garden of the Gods, located at 505 Popes Bluff Trail, Colorado Springs, CO, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

42.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Colorado Corp., and MMC, with respect to the Sheraton Colorado Springs Hotel, located at 2886 South Circle Drive, Colorado Springs, CO.

43.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Colorado Corp., and MMC, with respect to the Embassy Suites Denver South, located at 10250 E. Costilla Avenue, Englewood, CO.

44.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Northwest/I-70 Denver, located at 4685 Quebec Street, Denver, CO.

45.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Southwest Denver, located at 3605 South Wadsworth Blvd., Lakewood, CO.

46.	Hotel Management Agreement, dated October 23, 1996, between Orchard Park Associates, L.P. and MMC (as successor-in-interest to CapStar Management Company, L.P.), with respect to Comfort Suites Norwich, located at 275 Otrobando Avneue, Norwich, CT.

47.	Hotel Management Agreement, dated as of May 26, 1999, between MIP Lessee, LP and MMC, with respect to Marriot Trumbull, located at 180 Hawley Lane, Trumbull, CT.

48.	Hotel Management Agreement, dated as of March , 2000, between Campus Associates Limited Partnership and MMC, with respect to Nathan Hale Inn & Conference Center at the University of Connecticut, located at P.O. Box 364, Storrs, CT.

49.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Doubletree Hotel Bradley International Airport, located at 16 Ella Grasso Turnpike, Windsor Locks, CT, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

50.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Hilton Hartford, located at 315 Trumbull Street, Hartford, CT, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

51.	Hotel Management Agreement, dated as of May 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Ramada Plaza Hotel Shelton, located at 780 Bridgeport Avenue, Shelton, CT, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

52.	Hotel Management Agreement, dated as of December 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to Ramada Plaza Meriden, located at 275 Research Parkway, Meriden, CT, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

53.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn Wilmington, located at 240 Chapman Road, Newark, DE.

54.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Georgetown Inn, located at 1310 Wisconsin Ave, N.W., Washington, DC, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

55.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Hilton Washington Embassy Row, located at

2015 Massachusetts Avenue, N.W., Washington, DC, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

56.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to The Latham Hotel Georgetown, located at 3000 M Street, N.W., Washington, DC, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

57.	Hotel Management Agreement, dated January 1, 1994, between Newco Management Company and MMC, with respect to Best Western New Hampshire Suites, located at 1121 New Hampshire Avenue, NW, Washington, DC.

58.	Hotel Management Agreement, dated June 30, 1997, between Massachusetts Mutual Life Insurance Company and MMC, with respect to Crowne Plaza Hotel Washington, located at 1001 14th Street, NW, Washington, DC.

59.	Hotel Management Agreement, dated as of December 23, 1998, between Franklin Fourteen, L.L.C. and MMC, with respect to Hilton Garden Inn Washington, located at 815 14th Street, NW (Franklin Square), Washington, DC.

60.	Hotel Management Agreement, dated as of April 24, 2001, between Whitewood, LLC and MMC, with respect to The Churchill Hotel, located at 1914 Connecticut Avenue, N.W., Washington, DC.

61.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Sheraton Safari Hotel, located at 12205 Apopka Vineland Road, Lake Buena Vista, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

62.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Courtyard by Marriott Walt Disney World Village, located at 1805 Hotel Plaza Blvd., Lake Buena Vista, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

63.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Radisson Universal Hotel, located at 5780 Major Blvd., Orlando, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

64.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Hilton Cocoa Beach, located at 1550 N. Atlantic Avenue, Cocoa Beach, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

65.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Hilton Clearwater, located at 400 Mandalay Avenue, Clearwater, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

66.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Doubletree Hotel Westshore, located at 4500 W. Cypress St., Tampa, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

67.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Holiday Inn Ft. Lauderdale, located at 999 Ft. Lauderdale Beach Blvd., Ft. Lauderdale, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

68.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Holiday Inn Madeira Beach, located at 15208 Gulf Blvd., Madeira Beach, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

69.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Ramada Inn Clearwater, located at 521 S. Gulfview Blvd., Clearwater, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

70.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Howard Johnson Resort Key Largo, located at 102400 Overseas Highway, Key Largo, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

71.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to The Westin Beach Resort Key Largo, located at 97000 S. Overseas Highway, Key Largo, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

72.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., as Owner, and MMC, as Operator, with respect to the South Seas Resort, located at 5400 Plantation Road, Captiva, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

73.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., as Owner, and MMC, as Operator, with respect to the Radisson Suites Beach Resort, located at 600 South Collier Blvd., Marco Island, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

74.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Safety Harbor Resort & Spa, located at 105 North Bayshore Drive, Safety Harbor, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

75.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., as Owner, and MMC, as Operator, with respect to the Sanibel Inn, located at

937 East Gulf Drive, Sanibel Island, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

76.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to The Dunes Golf & Tennis Club, located at 949 Sandcastle Road, Sanibel Island, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

77.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Seaside Inn, located at 541 East Gulf Drive, Sanibel Island, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

78.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Song of the Sea, located at 863 East Gulf Drive, Sanibel Island, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

79.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Sundial Beach Resort, located at 1451 Middle Gulf Drive, Sanibel Island, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

80.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Best Western Sanibel Island, located at 3287 West Gulf Drive, Sanibel Island, FL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

81.	Hotel Management Agreement, dated January , 1999, between AGL Investments No. 2 Limited Partnership and MMC, with respect to Doubletree Hotel Palm Beach Gardens, located at 4431 PGA Boulevard, Palm Beach Gardens, FL.

82.	Hotel Management Agreement, dated as of November 30, 2001, between BeachBoy, LLC and MMC, with respect to Best Western Pink Shell Resort, located at 275 Estero Boulevard, Ft. Myers Beach, FL.

83.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Ft. Lauderdale, located at 720 E. Cypress Creek, Ft. Lauderdale, FL.

84.	Hotel Management Agreement, dated as of , 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn Orlando, located at 7975 Canada Avenue, Orlando, FL.

85.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Doubletree Guest Suites Atlanta, located at 2780 Windy Ridge Parkway, Atlanta, GA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

86.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to The Westin Atlanta Airport, located at 4736 Best Road, Atlanta, GA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

87.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Wyndham Garden Marietta, located at 1775 Parkway Place, N.W., Marietta, GA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

88.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Jekyll Inn, located at 975 North Beachview Drive, Jekyll Island, GA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

89.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Comfort Inn Marietta Atlanta, located at 2100 Northwest Parkway, Marietta, GA.

90.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn Perimeter West Atlanta, located at 6096 Barfield Road, Atlanta, GA.

91.	Hotel Management Agreement, dated as of , between Broadmoor Joint Venture and MMC (as successor to American General Hospitality, Inc.), with respect to Courtyard by Marriott Boise, located at 222 South Broadway Avenue, Boise, ID.

92.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Holiday Inn Chicago O’Hare International, located at 5440 North River Road, Rosemont, IL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

93.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Radisson Hotel Arlington Heights, located at 75 West Algonquin Road, Arlington Heights, IL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

94.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Radisson Hotel & Suites Chicago Downtown, located at 160 East Huron Street, Chicago, IL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

95.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Radisson Hotel Schaumburg, located at 1725 East Algonquin Road, Schaumburg, IL, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

96.	Hotel Management Agreement, dated March 10, 2000, between AGL Investments No. 17 Limited Partnership and MMC, with respect to Doral Chicago (f/k/a Nordic Hills Resort & Conference Center), located at 1401 Nordic Road, Itasca, IL.

97.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Express Arlington Heights, located at 2120 South Arlington Heights Road, Arlington Heights, IL.

98.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Crystal Lake, located at 800 South Route 31, Crystal Lake, IL.

99.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Express Downers Grove, located at 3031 Finley Road, Downers Grove, IL.

100.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Doubletree Guest Suites, located at 11355 North Meridian, Carmel, IN, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

101.	Hotel Management Agreement, dated as of , 2000, between Massachusetts Mutual Life Insurance Company and MMC, with respect to Omni Hotel Indianapolis North, located at 8181 North Shadeland Avenue, Indianapolis, IN.

102.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Airport, located at 5601 Fortune Circle West, Indianapolis, IN.

103.	Hotel Management Agreement, dated as of March 31, 1999, between MIP Lessee, LP and MMC, with respect to Sheraton Hotel Iowa City, located at 210 South Dubuque Street, Iowa City, IA.

104.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Seelbach Hilton Louisville, located at 500 Fourth Avenue, Louisville, KY, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

105.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp. and MMC, with respect to the Radisson Plaza Hotel, located at 369 West Vine Street, Lexington, KY.

106.	Hotel Management Agreement, dated as of January 10, 1996, between DJONT Operations, L.L.C. and MMC (as successor to American General Hospitality, Inc.), with respect to Hilton Suites of Lexington Green, located at 245 Lexington Green Circle, Lexington, KY.

107.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Southwest Louisville, located at 4110 Dixie Highway, Louisville, KY.

108.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Hotel Maison dé Villé, located at 727 Rue Toulouse, New Orleans, LA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

109.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp. and MMC, with respect to the Holiday Inn Select New Orleans Airport, located at 2929 Williams Blvd., New Orleans, LA.

110.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp. and MMC, with respect to the Hilton Lafayette & Towers, located at 1521 West Pinhook Road, Lafayette, LA.

111.	Hotel Management Agreement, dated as of , between and MMC, with respect to Quality Inn Bossier City, located at 4300 Industrial Drive, Bossier City, LA.

112.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Central Lafayette, located at 2032 North Evangeline Thruway, Lafayette, LA.

113.	Management Agreement, dated as of December 16, 2002, between LHO New Orleans One Lessee, LLC and MeriStar Management Company, L.L.C., with respect to the New Orleans Grande Hotel, located at 614 Canal Street, New Orleans, LA.

114.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to Radisson Hotel Annapolis, located at 210 Holiday Court, Annapolis, MD, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

115.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to Radisson Hotel Cross Keys, located at 5100 Falls Road, Baltimore, MD, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

116.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., as Owner, and MMC, as Operator, with respect to Sheraton Columbia Hotel, located at 10207 Wincopin Circle, Columbia, MD, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

117.	Hotel Management Agreement, dated as of March 21, 1995, between Congressional Plaza Hotel, Inc. and MMC, with respect to Ramada Inn Rockville-Congressional Park, located at 1775 Rockville Pike, Rockville, MD.

118.	Hotel Management Agreement, dated as of June 1, 2000, between Laurel Suite Limited Partnership and MMC, with respect to Comfort Suites Laurel Lakes, located at 14402 Laurel Lakes Place, Laurel, MD.

119.	Hotel Management Agreement, dated as of October 29, 1997, between BWI Hotel Associated Limited Partnership and MMC (successor-in-interest to CapStar Management Company, L.P.), as amended by that certain Amendment to Hotel Management Agreement, dated as of , 2000, with respect to Microtel Inn & Suites at BWI Airport, located at 1170 Winterson Road, Linthicum, MD.

120.	Country Club Management Agreement, dated as of March 19, 2001, between Swan Point Yacht & Country Club, Inc. and MMC d/b/a Doral® Golf, with respect to Swan Point Yacht and Country Club, located at 11550 Swan Point Boulevard, Issue, MD.

121.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Hilton Metro Airport & Suites, located at 8600 Wickham Road, Romulus, MI, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

122.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp. and MMC, with respect to the Hilton Grand Rapids Airport, located at 4747 28th Street, S.E., Grand Rapids, MI.

123.	Hotel Management Agreement, dated as of October 31, 2000, between Corporate Property Associates 5 – A California Limited Partnership (CPA:5), Corporate Property Associates 6 – A California Limited Partnership (CPA:6), jointly and severally, and MMC, with respect to Holiday Inn Alpena, located at 1000 U.S. 23 North, Alpena, MI.

124.	Hotel Management Agreement, dated as of October 31, 2000, between Corporate Property Associates 5 – A California Limited Partnership (CPA:5), Corporate Property Associates 6 – A California Limited Partnership (CPA:6), jointly and severally, and MMC, with respect to Holiday Inn Petoskey, located at 1444 U.S. 131 South, Petoskey, MI.

125.	Hotel Management Agreement, dated as of October 31, 2000, between between Corporate Property Associates 6 – A California Limited Partnership (CPA:6), Corporate Property Associates 7 – A California Limited Partnership (CPA:7), jointly and severally, and MMC, with respect to Holiday Inn Detroit West Livonia, located at 17123 Laurel Park Drive North, Livonia, MI.

126.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn Ann Arbor, located at 800 Victors Way, Ann Arbor, MI.

127.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Courtyard by Marriott Flint, located at 5205 Gateway Center, Flint, MI.

128.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Gateway Center, located at 5353 Gateway Center, Flint, MI.

129.	Hotel Management Agreement, dated as of March 31, 1999, between MIP Lessee, LP and MMC, with respect to Hilton Minneapolis/St. Paul Airport, located at 3800 East 80th Street, Bloomington, MN.

130.	Hotel Management Agreement, dated as of November 30, 2001, between Minneapolis Leasing, L.L.C. and MMC, with respect to the Holiday Inn Minneapolis West, located at 9970 Wayzata Blvd., St. Louis Park, MN.

131.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Airport, located at 4201 West 80th Street, Bloomington, MN.

132.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Express Bloomington, located at 814 East 79th Street, Bloomington, MN.

133.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Minnetonka, located at 10420 Wayzata Blvd., Minnetonka, MN.

134.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Hattiesburg, located at 4301 Hardy Street, Hattiesburg, MS.

135.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to the Holiday Inn Sports Complex, located at 4011 Blue Ridge Cut-off, Kansas City, MO, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

136.	Hotel Management Agreement, dated as of , between CapStar Hallmark Company, L.L.C. and MMC, with respect to Radisson Hotel & Suites Downtown, located at 200 North 4th Street, St. Louis, MO.

137.	Hotel Management Agreement, dated as of November 30, 2001, between Boykin Kansas City, L.L.C and MMC, with respect to Doubletree Hotel Kansas City, located at 1301 Wyandotte Street, Kansas City, MO.

138.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Sheraton Hotel Clayton Plaza, located at 7730 Bonhomme Avenue, Clayton, MO.

139.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn Kansas City, located at 2975 Main Street – Union Hill, Kansas City, MO.

140.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Airport I-80 Lincoln, located at 1301 West Bond Circle, Lincoln, NE.

141.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Westroads Mall Omaha, located at 9720 West Dodge Road, Omaha, NE.

142.	Hotel Management Agreement, dated as of December 1, 2001, between MeriStar Hotel Lessee, Inc. and MMC, with respect to St. Tropez Hotel, located at 455 East Harmon Avenue, Las Vegas, NV, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002. (Note: Scheduled to be terminated on or before January 15, 2003.)

143.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Courtyard by Marriott Meadowlands, located at 455 Harmon Meadow Blvd., Secaucus, NJ, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

144.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to The Westin Morristown, located at 2 Whippany Road, Morristown, NJ, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

145.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Doral Forrestal Hotel & Conference Center, located at 100 College Road, Princeton, NJ, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

146.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp., and MMC, with respect to the Somerset Marriott Hotel, located at 110 Davidson Avenue, Somerset, NJ.

147.	Hotel Management Agreement, dated as of May 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Sheraton Crossroads Hotel, located at Crossroads Corporate Center, Mahwah, NJ, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

148.	Hotel Management Agreement, dated as of May 24, 2000, between Household Commercial Financial Services, Inc. and MMC with respect to Comfort Inn West Atlantic City, located at 7095 Black Horse Pike, West Atlantic City, NJ.

149.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp., and MMC, with respect to the Doubletree Hotel Albuquerque, located at 201 Marquette NW, Albuquerque, NM.

150.	Hotel Management Agreement, dated as of January 1, 2001, MeriStar Hotel Lessee, Inc., and MMC, with respect to the Wyndham Hotel Albuquerque, located at 2910 Yale Blvd.,

S.E., Albuquerque, NM, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

151.	Hotel Management Agreement, dated as of January 1, 2001, MeriStar Hotel Lessee, Inc., and MMC, with respect to the Radisson Hotel Rochester Airport, located at 175 Jefferson Road, Rochester, NY, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

152.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn Fishkill, located at 14 Schuyler Boulevard, Fishkill, NY.

153.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Courtyard by Marriott Durham, located at 1815 Front Street, Durham, NC, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

154.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Hilton Durham, located at 3800 Hillsborough Road, Durham, NC, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

155.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE North Carolina Corp., and MMC, with respect to the Sheraton Airport Plaza Hotel, located at 3315 I-85 Billy Graham Parkway, Charlotte, NC.

156.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Burlington, located at 2444 Maple Avenue, Burlington, NC.

157.	Hotel Management Agreement, dated as of January 1, 2001, MeriStar Hotel Lessee, Inc., and MMC, with respect to the Hilton Toledo, located at 3100 Glendale Avenue, Toledo, OH, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

158.	Hotel Management Agreement, dated as of January 1, 2001, MeriStar Hotel Lessee, Inc., and MMC, with respect to the Radisson Hotel Cleveland Southwest, located at 7230 Engle Road, Middleburg Heights, OH, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

159.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to The Westin Oklahoma City, located at One North Broadway, Oklahoma City, OK, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

160.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Oklahoma City Airport, located at 1905 South Meridian Avenue, Oklahoma City, OK.

161.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Tulsa, located at 3209 South 79th Avenue, Tulsa, OK.

162.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to Crowne Plaza Portland, located at 14811 Kruse Oaks Blvd., Lake Oswego, OR, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

163.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Holiday Inn Select Bucks County, located at 4700 Street Road, Trevose, PA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

164.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Sheraton Great Valley Hotel, located at 707 Lancaster Pike, Frazer, PA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

165.	Hotel Management Agreement, effective date February 1, 1993, between HFC Commercial Realty, Inc., Center Realty, Inc. and COM Realty, Inc., and MMC, with respect to Sheraton Hotel Bucks County, located at 400 Oxford Valley Road, Langhorne, PA.

166.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp., and MMC, with respect to the Embassy Suites Center City, located at 1776 Ben Franklin Parkway, Philadelphia, PA.

167.	Hotel Management Agreement, dated as of June 27, 2000, between MIP Lessee, LP and MMC, with respect to Embassy Suites Philadelphia International Airport, located at 9000 Bartram Avenue, Philadelphia, PA.

168.	Hotel Management Agreement, dated as of , 2000, between HJ & VJ, LLC and MMC, with respect to Staybridge Suites Lehigh Valley Airport, located at 1811 Airport Road, Allentown, PA.

169.	Hotel Management Agreement, dated as of , 2001, between HJ & VJ, LLC and MMC, with respect to Hilton Garden Inn Lehigh Valley Airport, located at 1787 Airport Road, Allentown, PA.

170.	Hotel Management Agreement, dated as of , 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to MainStay Suites Pittsburgh, located at 1000 Park Lane Drive, Pittsburgh, PA.

171.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn Providence, located at 500 Kilvert Street, Warwick, RI.

172.	Amended and Restated Hotel Management Agreement, dated as of December 2, 1996, between FMH, L.P. and MMC (successor-in-interest to CapStar Management Company, L.P.) with respect to The Westin Francis Marion, located at 387 King Street, Charleston, SC.

173.	Hotel Management Agreement, dated as of February 19, 1998, between Newco Management Company, as agent for Whitney Properties, L.P., and MMC, with respect to The Whitney Hotel, located at 700 Woodrow Street, Columbia, SC.

174.	Hotel Management Agreement, dated as of September 2, 1999, between Poinsett Hotel Company, LLC and MMC, with respect to The Westin Poinsett, located at 220 South Main Street, Greenville, SC.

175.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Coliseum, located at 630 Assembly Street, Columbia, SC.

176.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Comfort Inn Carowinds, located at 3725 Avenue of the Carolinas, Ft. Mill, SC.

177.	Hotel Management Agreement, dated as of , 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to MainStay Suites Greenville, located at 2671 Dry Pocket Road, Greenville, SC.

178.	Hotel Management Agreement, dated as of February , 2001, between West End Hotel Partners, LLC and MMC, with respect to Stadium Club Marriott at Vanderbilt University, located at 2525 West End, Nashville, TN.

179.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Walnut Grove Memphis, located at 33 Humphrey Center Drive, Memphis, TN.

180.	Hotel Management Agreement, dated as of , 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to MainStay Suites Brentwood, located at 107 Brentwood Blvd., Brentwood, TN.

181.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Holiday Inn DFW Airport West, located at 3005 Airport Freeway, Bedford, TX, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

182.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Holiday Inn Select DFW Airport South, located at 4440 West Airport Freeway, Irving, TX, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

183.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Hilton Austin North & Towers, located at 6000 Middle Fiskville Road, Austin, TX, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

184.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp., and MMC, with respect to the Hilton Houston Westchase & Towers, located at 9999 Westheimer, Houston, TX.

185.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Hilton Midland & Towers, located at 117 West Wall Avenue, Midland, TX, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

186.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp., and MMC, with respect to the Hilton Arlington, located at 2401 East Lamar Blvd., Arlington, TX.

187.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp., and MMC, with respect to the Doubletree Hotel Austin, located at 6505 I-35 North, Austin, TX.

188.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Sheraton Houston Hotel Brookhollow, located at 3000 North Loop West, Houston, TX, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

189.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Sheraton Dallas Hotel Brookhollow, located at 1241 West Mockingbird Lane, Dallas, TX, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002

190.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Radisson Hotel Dallas, located at 1893 West Mockingbird Lane, Dallas, TX, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

191.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Renaissance Hotel North Dallas, located at 4099 Valley View Lane, Dallas, TX, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

192.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Leasing Corp., and MMC, with respect to the Houston Marriott Hotel West Loop by the Galleria, located at 1750 West Loop South, Houston, TX.

193.	Management Agreement, dated as of March 29, 1995, between DJONT Operations, L.L.C. and MMC (as successor to American General Hospitality, Inc.), with respect to the Embassy Suites Hotel Love Field, located at 3880 West Northwest Highway, Dallas, TX.

194.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Express I-35 Airport Austin, located at 7622 I-35 North, Austin, TX.

195.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn River Plaza, located at 1701 South University Drive, Ft. Worth, TX.

196.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to TownePlace Suites Ft. Worth, located at 4200 International Plaza, Ft. Worth, TX.

197.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Hobby Airport Houston, located at 8620 Airport Boulevard, Houston, TX.

198.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Hampton Inn Laredo, located at 7903 San Dario, Laredo, TX.

199.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Residence Inn Tyler, located at 3303 Troup Highway, Tyler, TX.

200.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Hilton Salt Lake City Airport, located at 5151 Wiley Post Way, Salt Lake City, UT, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

201.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Radisson Hotel Old Town, located at 901 North Fairfax Street, Alexandria, VA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

202.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Holiday Inn & Suites Historic District, located at 625 First Street, Alexandria, VA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

203.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Hilton Arlington & Towers, located at 950 North Stafford Street, Arlington, VA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

204.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Hilton Crystal City at National Airport, located at 2399 Jefferson Davis Highway, Arlington, VA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

205.	Hotel Management Agreement, dated as of February , 2000, between National Hospitality Corporation and MMC, with respect to the Sheraton National Hotel, located at 900 South Orme Street, Arlington, VA.

206.	Hotel Management Agreement, dated as of December 5, 2000, between JBG/Rockwood Gateway Plaza Operator, L.L.C. and MMC, with respect to the Sheraton Reston Hotel, located at 11810 Sunrise Valley Drive, Reston, VA.

207.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Hilton Bellevue, located at 100 112th Avenue, N.E., Bellevue, WA, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

208.	Hotel Management Agreement, dated as of , between and MMC, with respect to Holiday Inn Beckley, located at 1924 Harper Road, Beckley, WV.

209.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Holiday Inn Madison, located at 3841 East Washington Avenue, Madison, WI, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

210.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar SPE Wisconsin Corp., and MMC, with respect to the Crowne Plaza Madison, located at 4402 East Washington Avenue, Madison, WI.

211.	Hotel Management Agreement, dated as of February 2, 2000, between MIP Lessee, LP and MMC, with respect to Wyndham Milwaukee Center, 139 Kilbourn Avenue, Milwaukee, WI.

212.	Hotel Management Agreement, dated as of January 1, 2001, by and between RFS Leasing II, Inc. and Flagstone, with respect to Holiday Inn Express Mayfair Mall-Milwaukee, located at 11111 West North Avenue, Wauwatosa, WI.

213.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Holiday Inn Calgary Airport, located at 1250 McKinnon Drive, N.E., Calgary, Alberta, Canada, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

214.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Holiday Inn Metrotown, located at 4405 Central Blvd., Burnaby, British Columbia, Canada, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

215.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Sheraton Guildford Hotel, located at 15269 104th Avenue, Surrey, British Columbia, Canada, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

216.	Hotel Management Agreement, dated as of January 1, 2001, between MeriStar Hotel Lessee, Inc., and MMC, with respect to the Ramada Vancouver Centre, located at 898 West Broadway, Vancouver, British Columbia, Canada, as amended by that certain Amendment to Management Agreement, dated as of January 1, 2002.

217.	Hotel Management Agreement, dated as of April 15, 1999, among Crystal Square Development Corp., Crystal Square Management Inc., TYBA Crystal Investment Corp., Dong Ah Canada Development Corp., MeriStar Management (Vancouver Metrotown) Ltd., and MMC, with respect to Hilton Vancouver Metrotown, located at 6083 McKay Avenue, Burnaby, British Columbia, Canada.

218.	Management Consulting Agreement, dated August 6, 2001, between American Ski Company and certain of its subsidiaries and MMC, with respect to: (a) Steamboat Grand Resort Hotel & Conference Center, located at 2300 Mount Werner Circle, Steamboat Springs, CO; (b) Sunday River Grand Summit Hotel & Conference Center, located at Sunday River Resort, Sunday River Access Road, Bethel, ME; (c) Sugarloaf/USA Resort & Conference Center, located at Sugarloaf, Rural Route One, Carrabassett Valley, ME (d) Attitash Resort, Grand Summit Hotel and Conference Center, Route 302, Bartlett, NH; (e) The Canyons Resort, located at 4000 The Canyons Resort Drive, Park City, UT; (f) Killington Resort & Conference Center, located at 225 East Mountain Road, Killington, VT; (g) Mount Snow Resort, located at 89 Mountain Road, West Dover, VT.

219.	Services Agreement, dated as of December 21, 2001, between United Golf LLC and MMC, with respect to (i) Blackhawk Golf Club, St. Charles, IL, (ii) Cleghorn Plantation Golf Club, Rutherfordton, NC (iii) Lake Breeze Golf Club, Winneconne, WI and (iv) Serenoa Golf Club, Sarasota, FL.

MANAGEMENT AGREEMENTS WITH CROSSROADS MANAGEMENT AND INTERSTATE HOTELS

1.	Management Agreement, dated October 30, 1996, between City Square Associates, LLC and Interstate Hotels Company (“Interstate”), as amended by that certain First Amendment to Management Agreement, dated March 24, 1999, with respect to The Lexington Hotel, located at 4000 North Central Avenue, Phoenix, AZ.

2.	Management Agreement, dated January 1, 2001, between FCH/Interstate Leasing, L.L.C. and Crossroads Hotel Management Company, L.L.C. (“Crossroads”) with respect to Fairfield Inn by Marriott Downtown Scottsdale, located at 5101 N. Scottsdale Road, Scottsdale, AZ.

3.	Management Agreement, dated as of January 1, 2001 with ENN Leasing Company, Inc. (“Equity”) and Crossroads, with respect to Hampton Inn Scottsdale-Old Town, located at 4415 N. Civic Center Plaza, Scottsdale, AZ.

4.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company II, LLC and Crossroads, with respect to Residence Inn by Marriott Tucson, located at 6477 East Speedway Boulevard, Tucson, AZ.

5.	Management Agreement, dated December 19, 1997, between Pacifica Hotel and Conference Center Partnership and Interstate, with respect to Radisson Los Angeles Westside, located at 6161 Centinela Avenue, Culver City, CA.

6.	Management Agreement, dated May 1, 1995, between Connecticut General Life Insurance Company and Interstate Hotels LLC, as amended by that certain Letter Amendment to Management Agreement, dated December 11, 1995, as further amended by that certain Amendment to Management Agreement, dated April 6, 1999, with respect to Marriott’s Laguna Cliff Resort (Dana Point), located at 25135 Park Lantern, Dana Point, CA 92629.

7.	Management Agreement, dated June 30, 1995, between Today’s IV, Inc. and Interstate Hotels, LLC, as amended by that certain Letter Agreement, dated December 15, 1995, as further amended by that certain Letter Agreement, dated October 24, 1997, that certain Amendment to Management Agreement, dated August 10, 1999, and that certain Letter Agreement November 18, 2001, with respect to The Westin Bonaventure, located at 404 S. Figueroa Street, Los Angeles, CA.

8.	Food and Beverage Operations Management Agreement, dated as of June 30, 1995, between FIT Investment Corporation d/b/a FIT Texas Investment Corporation and Interstate Hotels, LLC, with respect to The Westin Bonaventure, located at 404 S. Figueroa Street, Los Angeles, CA.

9.	Management Agreement dated as of August 11, 2000, between Amcor Investments and Crossroads, with respect to Hampton Inn Milpitas, located at 215 Barber Court, Milpitas, CA.

10.	Operation Agreement, dated September 29, 1997, between HMC/Interstate Ontario, LP and Interstate Hotels LLC, as amended by that certain Consent, Assignment and Assumption and Amendment of Operation Agreement, dated December 31, 1998, with respect to the Marriott Ontario Airport, located 2200 East Holt Boulevard, Ontario, CA.

11.	Management Agreement, dated December 14, 1998, between Today’s VI, LLC and Interstate Hotels Company, as amended by that certain Letter Agreement re: Amendment to Management Agreement, dated November 18, 2001, with respect to Ontario Amerisuites Hotel, located at 4760 East Mills Circle, Ontario, CA.

12.	Operation Agreement, dated December 15, 1994, between Host Marriott, L.P. and Interstate Hotels, LLC, as amended by that certain First Amendment to Operation Agreement, dated November 1, 1996, as further amended by that certain Second Amendment to Operation Agreement, dated January 31, 1997, and that certain Consent, Assignment and Assumption and Amendment of Operation Agreement December 31, 1998, with respect to the Marriott Fisherman’s Wharf, located at 1250 Columbus Avenue, San Francisco, CA.

13.	Management Agreement, dated May 30, 1992, between Today’s Hotel Corporation and Interstate Hotels LLC, as amended by that certain Letter Agreement re: Amendment to Management Agreement, dated November 18, 2001, as further amended by that certain Second Amendment to Management Agreement, dated September 14, 2001, and that certain Second Addendum to Management Agreement and Related Agreements, dated August 2000, with respect to the Holiday Inn San Francisco Golden Gateway, located at 1500 Van Ness Avenue, San Francisco, CA.

14.	Management Agreement, dated as of July 24, 2001, between SSF Investments, LLC and Crossroads, with respect to the Comfort Suites South San Francisco, located at 121 East Grand Avenue, South San Francisco, CA.

15.	Management Agreement, dated December 15, 1995, between Interstone/CGL WC Partners, LP and Interstate Hotels, LLC, as amended by that certain Side Letter re: sale of hotels, dated December 28, 1995, as further amended by that certain Letter Notice, dated January 1, 1999, that certain Cash Flow Letter, dated January 1, 1999, that certain Cash Flow Letter dated May 12, 1999, and that certain Letter re: Interstone/CGL WC Partners, LP, dated January 1, 1999, with respect to the Marriott Warner Center, located at 21850 Oxnard Street, Woodland Hills, CA.

16.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company IV, LLC and Crossroads, with respect to the Hampton Inn Denver/Aurora, located at 1500 South Abilene, Aurora, CO.

17.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Hampton Inn Colorado Springs/I-25 North, located at 7245 Commerce Center Drive, Colorado Springs, CO.

18.	Management Agreement, dated as of February 12, 1999, between Colorado Springs Hotel Partners, LLC and Crossroads with respect to the Hilton Garden Inn Colorado Springs, located at 1810 Briargate Parkway, Colorado Springs, CO.

19.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to Residence Inn by Marriott Colorado Springs, located at 3880 North Academy Boulevard, Colorado Springs, CO.

20.	Management Agreement dated as of April 25, 2002, between Briad Lodging Group Danbury, LLC and Crossroads Hospitality Management Company, with respect to the Spring Hill Suites Danbury, located at 30 Old Ridgebury Road, Danbury, Connecticut.

21.	Management Agreement, dated November 19, 2001, between CY Manchester Tenant Corporation and Crossroads, with respect to the Courtyard By Marriott Hartford/Manchester, located at 225 Slater Street, Manchester, CT.

22.	Management Agreement, dated November 19, 2001, between RI Manchester Tenant Corporation and Crossroads, with respect to the Residence Inn by Marriott Hartford/Manchester, located at 210 Hale Road, Manchester, CT.

23.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Hampton Inn Meriden, located at 10 Bee Street, Meriden, CT 06450.

24.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Hampton Inn Milford, located at 129 Plains Road, Milford, CT.

25.	Management Agreement, dated as of January 1, 2001, between Orange Hotel Development, LP and Crossroads, as assigned pursuant to that certain Assignment and Assumption of Management Agreement dated January 1, 2001, with respect to the Courtyard by Marriott Orange, located at 136 Marsh Hill Road, Orange, CT.

26.	Management Agreement, dated as of August , 2002, between FCLC Shleton, LLC and Crossroads Hospitality Management Company, with respect to the AmeriSuites Hotel Shelton, 695 Bridgeport Avenue, Shelton, CT.

27.	Management Agreement, dated July 24, 2001, between Delaware Hotel Associates, L.P. and Crossroads with respect to the Holiday Inn Select Wilmington, located at 630 Naamans Road, Claymont, DE.

28.	Management Agreement April 16, 2001, between AGL Investments No. 3 Limited Partnership and Interstate Hotels Company, as amended by that certain Addendum to Management Agreement April 16, 2001, with respect to the Washington Terrace Hotel (f/k/a Washington Park Terrace Doubletree Hotel), located at 1515 Rhode Island Avenue NW, Washington, DC.

29.	Amended and Restated Management Agreement, dated January 1, 2001, between Massachusetts Mutual Life Insurance Company and Interstate Hotel Company, with respect to the Sheraton Biscayne Bay Hotel, located at 495 Brickell Ave., Miami, FL.

30.	Management Agreement, dated May 22, 1985, between Crocker Center Associates III, Ltd. and , as amended by that certain Amendment to Management Agreement, December 20, 1994, and as further amended by that certain First Amendment to Management Agreement, November 8, 1985; Third Amendment to Management Agreement January 17, 2001; Extensions of Management Agreement May 1998 through August 31, 1999, with respect to the Marriott Boca Raton Hotel, located at 5150 Town Center Circle, Boca Raton, FL.

31.	Management Agreement, dated December 21, 1996, between Don Cesar Resort Hotel Ltd. and Interstate Hotels, LLC, as amended by that certain First Amendment to Management Agreement, dated January 14, 1997, and as further amended by that certain letter agreement, dated April 6, 1999, and that certain letter agreement, dated February 8, 2002, with respect to the Don Cesar Resort Hotel & Spa, located at 3400 Gulf Boulevard, St. Pete Beach, FL.

32.	Primary Management Agreement, dated as of June 10, 1999, between Wyndham International Operating Partnership, LP and IHC II, LLC; Submanagement Agreement, dated as of June 10, 1999, between IHC II, LLC and Marriott, both with respect to the Marriott Indian River Plantation, located at 555 N.E. Ocean Blvd., Stuart, FL.

33.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company I, LLC and Crossroads, with respect to the Comfort Inn Jacksonville Beach, located at 1515 North 1st Street, Jacksonville, FL.

34.	Management Agreement, dated as of January 1, 2001, between with ENN Leasing Company I, LLC and Crossroads, with respect to the Hampton Inn Jacksonville/Orange Park, located at 6135 Youngerman Circle, Jacksonville, FL.

35.	Management Agreement, dated March 13, 1998, between Kendall Resort Hotel Limited Partnership and Crossroads, as supplemented by that certain Pre-Opening Activities Agreement, dated March 13, 1998, with respect to the Radisson Suites Kendall, located at 9100 N. Kendall Drive, Miami, FL.

36.	Management Agreement February 20, 2002, effective April 1, 2002, as amended April 29, 2002, Holiday Inn Key West Beachside, located at 3841 N. Roosevelt Blvd., Key West, FL (Notice of termination of this agreement pending sale of the hotel has been received).

37.	Management Agreement October 20, 2000, between Maingate Hospitality, L.P. and Interstate Hotels Company, as amended by that certain Amendment, dated February 21, 2002, with respect to the Renaissance Worldgate Hotel, located at 3011 Maingate Lane, Kissimmee, FL.

38.	Management Agreement, dated October 25, 1988, between Teachers Retirement System of the State of Illinois and Interstate Hotels LLC, as amended by that certain Amendment to Management Agreement, dated September 26, 2001, with respect to the Marriott Orlando Airport, located at 7499 Augusta National Drive, Orlando, FL.

39.	Management Agreement, dated January 31, 2002, between Ganesh Hospitality Inc. and Crossroads, with respect to the Best Western Universal Orlando, located at 3618 Vineland Road, Orlando, FL.

40.	Management Agreement January 31, 2002, between Sita Resorts and Crossroads, with respect to the Comfort Inn International, located at 8134 International Drive, Orlando, FL.

41.	Management Agreement January 15, 2001, between Universal Towers Construction, Inc. and Interstate Hotels Company, with respect to the Crowne Plaza Orlando, located at 7800 Universal Blvd., Orlando, FL.

42.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Homewood Suites Orlando Convention Center, located at 8745 International Drive, Orlando, FL.

43.	Management Agreement, dated December 8, 2000, between Interconn Ponte Vedra Company, LLC and Interstate Hotels Company, with respect to the Marriott at Sawgrass, located at 1000 PGA Tour Boulevard, Ponte Vedra Beach, FL.

44.	Management Agreement, dated January 1, 2001, between FCH/Interstate Leasing, L.L.C. and Crossroads, as assigned pursuant to that certain Assignment and Assumption of Agreements re: Lease and Management Agreement, dated March 26, 2001, with respect to the Fairfield Inn Atlanta/Downtown, located at 175 Piedmont Avenue NE, Atlanta, GA.

45.	Primary Management Agreement, dated as of June 10, 1999, by and between Wyndham International Operating Partnership, LP and IHC II, LLC; Submanagement Agreement, dated as of June 10, 1999, by and between IHC II, LLC and Marriott, both with respect to the Marriott Atlanta/North Central, located at 2000 Century Blvd., N.E., Atlanta, GA.

46.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Hampton Inn Atlanta/Northlake, located at 3400 Northlake Parkway, Atlanta, GA.

47.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Homewood Suites Augusta, located at 1049 Stevens Creek Road, Augusta, GA.

48.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company I, LLC and Crossroads, with respect to the Hampton Inn Columbus Airport, located at 5585 Whitesville Road, Columbus, GA.

49.	Management Agreement, dated January 31, 2000, between Forward One, LLC and Interstate Hotels Company; Food and Beverage Operations Management Agreement January 31, 2000, as amended by that certain Letter Agreement, dated November 18, 2001, both with respect to the Renaissance Ilikai Waikiki Hotel, located at 1777 Ala Moana Blvd., Honolulu, HI.

50.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect o the Boise Residence Inn by Marriott, located at 1401 S. Lusk Ave., Boise, ID.

51.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Homewood Suites Chicago Downtown, located at 40 East Grand, Chicago, IL.

52.	Management Agreement, dated as of January 1, 2001, between State and Grand Hotel Partners LLC and Interstate Hotels, LLC, with respect to the Hilton Garden Inn Chicago Downtown North, located at Ten East Grand Avenue, Chicago, IL; Management Services Agreement, dated as of January 1, 2001, between the same parties with respect to the same party.

53.	Management Agreement, dated as of January 1, 2001, with ENN Leasing Company I, LLC and Crossroads, Hampton Inn Chicago/Naperville, located at 1087 Diehl Road, Naperville, IL.

54.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company I, LLC and Crossroads, with respect to the Hampton Inn Indianapolis Northeast/Castleton, located at 6817 East 82nd Street, Indianapolis, IN.

55.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company II, LLC and Crossroads, with respect to the Hampton Inn Kansas City/Overland Park, located 10591 Metcalf Frontage Road, Overland Park, KS.

56.	Management Agreement, dated as of January 1, 2001 with ENN Leasing Company I, LLC and Crossroads, with respect to the Hampton Inn Louisville East (I-64), located at 1902 Embassy Square Boulevard, Louisville, KY.

57.	Management Agreement dated February 20, 2002, between HIM Portland, LLC and Crossroads, with respect to the Portland Travelodge, located at 1200 Brighton Avenue, Portland, ME.

58.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company IV, LLC and Crossroads, with respect to the Hampton Inn Baltimore/Glen Burnie, located at 6617 Gov. Ritchie Highway, Glen Burnie, MD.

59.	Management Agreement, dated January 18, 1984, between Charles Square Cambridge LLC and Cambridge Hotel Associates, as amended by that certain First Amendment to Management Agreement, dated June 18, 1999, Letter Agreement dated December 4, 1991; Assignment of Owner’s Interest dated August 9, 2001, with respect to The Charles Hotel, located at One Bennett Street, Cambridge, MA.

60.	Management Agreement, dated January 1, 2001, between Syracuse/Westborough Hotel Associates and Crossroads, as assigned pursuant to that certain Assignment and Assumption of Management Agreement, dated January 1, 2001, with respect to the Westborough Courtyard by Marriott, located at 3 Technology Drive, Westborough, MA.

61.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company I, LLC and Crossroads, with respect to the Hampton Inn Ann Arbor South, located at 925 Victors Way, Ann Arbor, MI.

62.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company III, LLC and Crossroads, with respect to the Hampton Inn Detroit/Madison Heights, located at 32420 Stephenson Highway, Madison Heights, MI.

63.	Management Agreement April 1, 2002, between Massachusetts Mutual Life Insurance Company and Interstate Hotels Company, with respect to the Marriott at Eagle Crest, located at 1275 S. Huron Street, Ypsilanti, MI.

64.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company II, LLC and Crossroads, with respect to the Residence Inn by Marriott Minneapolis/St. Paul, located at 3040 Eagandale Place, Eagan, MN.

65.	Management Agreement, dated September 4, 1997, between Lakeland Income Properties, LLC and Crossroads, as amended by letter, dated January 14, 1999, as further amended by that certain Amendment to Management Agreement, dated as of June 29, 2001, with respect to the Jackson Sleep Inn, located at 4351 Lakeland Drive, Jackson, MS.

66.	Management Agreement, dated as of , 2002, between Oxford Asset Partners, LLC and Crossroads Hospitality Management Company, with respect to the Downtown Inn of Oxford, located in Oxford, MS.

67.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company II, LLC and Crossroads, with respect to the Hampton Inn Kansas City Airport, located at 11212 North Newark Circle, Kansas City, MO.

68.	Management Agreement, dated April 6, 1990, between Maryville Center Joint Venture and Interstate Hotels Corporation, as amended by that certain Amendment to Management Agreement, dated March 18, 1997, with respect to the Marriott St. Louis West, located at 660 Maryville Centre Drive, St. Louis, MO.

69.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company IV, LLC and Crossroads, with respect to the Hampton Inn St. Louis/Westport, located at 2454 Old Dorsett Road, Maryland Heights, MO.

70.	Management Agreement, dated as of January 1, 2001, between Maryville Center CBM Joint Venture and Crossroads, as assigned pursuant to that certain Assignment and Assumption of Management Agreement, January 1, 2001, with respect to the Courtyard by Marriott St. Louis/Maryville, located at 511 Maryville University Drive, St. Louis, MO.

71.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company I, LLC and Crossroads, with respect to the Residence Inn by Marriott Omaha Central, located at 6990 Dodge Street, Omaha, NE.

72.	Management Agreement, dated May 20, 2002, between Cal-Neva Lodge, Inc. and Interstate Hotels Company, with respect to the Cal-Neva Resort, Spa & Casino, located at 2 Stateline Road, Crystal Bay, NV.

73.	Management Agreement, dated as of April 25, 2002, between Briad Lodging Group Cranbury, LLC and Crossroads Hospitality Management Company, with respect to Residence Inn by Marriott Cranbury, located at 2662 Route 130 Cranbury, NJ.

74.	Management Agreement, dated as of April 25, 2002, between Briad Lodging Group Franklin, LLC and Crossroads Hospitality Management Company, with respect to Residence Inn by Marriott Franklin, located at 37 World Fair Drive, Somerset, NJ.

75.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company I, LLC and Crossroads, with respect to the Residence Inn by Marriott Princeton, located at 4225 Route 1, P.O. Box 8388, Princeton, NJ.

76.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company II, LLC and Crossroads, with respect to the Residence Inn by Marriott Tinton Falls, located at 90 Park Road, Tinton Falls, NJ.

77.	Management Agreement, dated as of May 15, 2000, between Vail Mansion LLC and Interstate Hotels Company, as amended by that certain Amendment, dated as of August 17, 2001, with respect to The Inn at Vail Mansion, located in Morristown, NJ.

78.	Management Agreement, dated as of September 16, 2002, between CNL GA Tenant Corp. and Crossroads Hospitality Management Company, with respect to the Courtyard by Marriott Edison-Raritan Center, located at 3105 Woodbridge Boulevard, Edison, NJ.

79.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company IV, LLC and Crossroads, with respect to the Hampton Inn Albany – Wolf Road, located at 10 Ulenski Drive, Albany, NY.

80.	Management Agreement, dated May 14, 1997, between Med Inn Centers of America, LLC and Crossroads, with respect to The Pillars Hotel, located at 125 High Street, Buffalo, NY.

81.	Management Agreement, dated March 31, 1995, between University Inn Corporation and Crossroads, as amended by letter, dated August 31, 1995, Canton Best Western University Inn, located at 90 East Main Street, Canton, NY.

82.	Management Agreement, dated as of October 5, 2001, between Briad Lodging Group Hauppauge, LLC and Crossroads Hospitality Management Company, as amended by that certain First Amendment to Management Agreement, dated as of April 25, 2002, with respect to Residence Inn Long Island/ Hauppauge/Islandia, located at 850 Veterans Memorial Highway, Hauppauge, NY.

83.	Management Agreement January 11, 2000, between Granite JFK LLC and Crossroads, as supplemented by Letter re: Loan Amount and Terms, dated January 11, 2000, as amended by Letter, dated March 20, 2000, with respect to the Courtyard by Marriott JFK International Airport, located at 145-11 North Conduit Avenue, Jamaica, NY.

84.	Management Agreement, dated June 20, 1996, between Granite Park LLC and Crossroads, as assigned pursuant to that certain Assignment and Assumption of Agreements July 31, 1997, with respect to the Times Square South Courtyard by Marriott, located at 114 West 40th Street, New York, NY.

85.	Management Agreement, dated October 10, 1995, between Jetport Hotel Corporation and Crossroads, as amended by that certain Amendment to Management Agreement, dated January 1, 1998, as further amended by that certain Second Amendment to Management Agreement, dated May 27, 1999, and that certain Third Amendment to Management Agreement, dated December 31, 2000, with respect to the Comfort Inn Murray Hill, located at 42 West 35th Street, New York, NY.

86.	anagement Agreement, dated August 21, 2000, between Massachusetts Mutual Life Insurance Company and Interstate Hotels Company, with respect to The Muse Hotel, located at 130 West 46th Street New York, NY.

87.	Management Agreement June 6, 2001, between Unigroup Hotel LLC and Crossroads, as supplemented by that certain Pre-Opening Activities Agreement June 1, 2001, with respect to the Best Western New York City, located at 522 West 38th Street, New York, NY.

88.	Management Agreement, dated as of June 27, 2001, between H. Park Central Hotel and Interstate Hotels Company, as amended by that certain First Amendment dated January 1, 2002, with respect to the Park Central Hotel, located at 870 Seventh Avenue, New York, NY.

89.	Management Agreement, dated February 21, 1997, between Roosevelt Hotel Corporation, N.V. and Interstate Hotels LLC, as amended by that certain Amendment to Management Agreement, dated February 22, 1997, as further amended by that certain First Amendment of Management Agreement, dated July 21, 1997, with respect to The Roosevelt Hotel, located at 45 East 45th Street, New York, NY.

90.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Hampton Inn Chapel Hill, located at 1740 US15 and Highway 501, Chapel Hill, NC.

91.	Operation Agreement, dated January 5, 1995, between Host Marriott, L.P. and Interstate Hotels, LLC, as amended by that certain First Amendment to Operation Agreement, dated December 29, 1999, with respect to the Marriott Charlotte Executive Park, located at 5700 Westpark Drive, Charlotte, NC.

92.	Management Agreement, dated as of January 1, 2001, ENN Leasing Company I, LLC and Crossroads, with respect to the Hampton Inn Fayetteville/I-95, located at 1922 Cedar Creek Road, Fayetteville, NC.

93.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company I, LLC and Crossroads, with respect to the Hampton Inn Gastonia, located at 1859 Remount Road, Gastonia, NC.

94.	Management Agreement, dated November 28, 2001, between Raleigh Prism One Limited Partnership and Interstate Hotels Company, with respect to the Sheraton Raleigh Capital Center Hotel, located at 421 South Salisbury Street, Raleigh, NC.

95.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Holiday Inn Express Wilkesboro, located at 1700 Winkler Street, Wilkesboro, NC.

96.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company I, LLC and Crossroads, with respect to the Holiday Inn Winston-Salem, located at 2008 S. Hawthorne Road, Winston-Salem, NC.

97.	Management Agreement, dated as of May 4, 1999, between Wyndham International Operating Partnership, L.P. and Crossroads, with respect to the Courtyard by Marriott Cleveland East, located at 3695 Orange Place, Beachwood, OH.

98.	Management Agreement dated as of April 1, 2002, effective April 25, 2002, between 5901 Pfeiffer Road Hotel and Suites, LLC and Crossroads, with respect to the Clarion Hotel & Suites Cincinnati/ Blue Ash, located at 5901 Pfeiffer Road, Blue Ash, OH.

99.	Management Agreement, dated as of March 25, 1997, between 1460 Ninth Street Associates Limited Partnership and Crossroads, with respect to the Hampton Inn Cleveland Downtown, located at 1460 E. 9th Street, Cleveland, OH.

100.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company I, LLC and Crossroads, with respect to the Hampton Inn Cleveland/Westlake, located at 29690 Detroit Road, Westlake, OH.

101.	Management Agreement, dated as of July 10, 1998, between Connecticut General Life Insurance Company and , as amended by that certain Amendment to Management Agreement, dated December 31, 1999, as further amended by that certain Second Amendment to Management Agreement December 31, 2002, with respect to the Embassy Suite Columbus, located at 2700 Corporate Exchange Drive, Columbus, OH.

102.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company III, LLC and Crossroads, with respect to the Hampton Inn Columbus/Dublin, located at 3920 Tuller Road, Dublin, OH.

103.	Management Agreement, dated as of January 1, 2001, between with ENN Leasing Company II, LLC and Crossroads, with respect to the Homewood Suites Cincinnati North, located at 2670 East Kemper Road, Sharonville, OH.

104.	Management Agreement, dated November 19, 1999, supplemented by that certain Supplement to Management Agreement, dated January , 2001, as amended by that certain Amendment to Management Agreement, dated May , 2001, and that certain Amendment, dated April 11, 2002, and effective May 1, 2002, with respect to the Quartz Mountain Resort, located at Route #1, Box 37, Lone Wolf, OK.

105.	Management Agreement, dated as of January 1, 2001, between with ENN Leasing Company IV, LLC and Crossroads, with respect to the Residence Inn by Marriott Oklahoma City, located 4361 West Reno, Oklahoma City, OK.

106.	Operation Agreement, dated February 10, 1997, between HMC/Interstate Waterford, L.P. and , as amended by that certain Consent, Assignment and Assumption and Amendment of Operation Agreement, dated December 31, 1998, with respect to The Waterford Hotel, located at 6300 Waterford Boulevard, Oklahoma City, OK.

107.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Residence Inn by Marriott Portland Downtown, located at 1710 NE Multnomah St., Portland, OR.

108.	Primary Management Agreement, dated as of June 10, 1999, between Wyndham International Operating Partnership, LP and IHC II, LLC; Submanagement Agreement, dated as of June 10, 1999, between IHC II, LLC and Marriott, both with respect to the Marriott Harrisburg, located at 4650 Lindle Road, Harrisburg, PA.

109.	Management Agreement, dated November 2, 2001, between Tanjabal Inc. and Crossroads, with respect to the Fairfield Inn Harrisburg/New Cumberland, located at 175 Beacon Hill Blvd., New Cumberland, PA.

110.	Management Agreement dated January 23, 2002, between Lancaster County Convention Center Authority and , with respect to the Lancaster County Convention Center, to be located in Downtown Lancaster, PA.

111.	Management Agreement, dated January 5, 2001, between Penn Square Partners and , as amended by that certain First Amendment to Management Agreement, dated July 11, 2001, with respect to the Marriott Lancaster Hotel, to be located at Two East King Street, Lancaster, PA.

112.	Management Agreement September 22, 1997, between Majestic Holdings, LLC and Crossroads, wit respect to the Holiday Inn Philadelphia Airport, located at 45 Industrial Highway, Philadelphia, PA.

113.	Primary Management Agreement, dated as of June 10, 1999, between Wyndham International Operating Partnership, LP and IHC II, LLC; Submanagement Agreement, dated as of June 10, 1999, between IHC II, LLC and Marriott, both with respect to the Marriott Philadelphia West, located at 111 Crawford Avenue, West Conshohocken, PA.

114.	Management Agreement November 1, 1999, between Interstate Pittsburgh Hotel Holdings, LLC and Crossroads, with respect to the Residence Inn by Marriott Pittsburgh Airport, located at 1500 Park Lane, North Fayette Township, PA.

115.	Management Agreement, July 28, 2000, between Three Marquis Partners and Crossroads, with respect to the Pittsburgh Country Inn & Suites, located at 5311 Campbells Run Road, Pittsburgh, Pennsylvania.

116.	Management Agreement March 25, 1998, between Schenley Center Associates LP and Crossroads, as amended by that certain First Amendment to Management Agreement, dated September 29, 1998, as supplemented by that certain Pre-Opening Activities Agreement, dated March 25, 1998, with respect to the Residence Inn by Marriott Pittsbrugh/Oakland, located at 3896 Bigelow Blvd., Pittsburgh, PA.

117.	Management Agreement, dated as of January 1, 2001, between State College BBQ/Concord Joint Venture and Crossroads, with respect to the Hampton Inn State College, located at 1101 East College Avenue, State College, PA.

118.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company IV, LLC and Crossroads, with respect to the Hampton Inn Scranton at Montage Mountain, located at Montage Mountain Rd. & David St., Scranton, PA.

119.	Management Agreement, dated April l, 2000, between FFC/Providence Hotel Partnership and Crossroads, with respect to the Courtyard by Marriott Downtown Providence, located at 32 Exchange Terrace, Providence, RI.

120.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company IIII, LLC and Crossroads, with respect to the Hampton Inn Charleston Airport/Coliseum, located at 4701 Saul White Blvd., North Charleston, SC.

121.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Hampton Inn Columbia/I-26 Airport Area, located at 1094 Chris Drive, West Columbia, SC.

122.	Management Agreement, dated August 18, 1996, between Massachusetts Mutual Life Insurance Company and , as amended by that certain Amendment to Management Agreement, dated January 1, 1994, with respect to the Marriott Memphis Hotel, located at 2625 Thousand Oaks Boulevard, Memphis, TN.

123.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Comfort Inn Arlington South, located at 121 East I-20, Arlington, TX.

124.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company, I, LLC and Crossroads, with respect to the Hampton Inn Austin North, located at 7619 IH-35N, Austin, TX.

125.	Management Agreement, dated as of October 3, 2000, between LB Beaumont LLC and Crossroads, with respect to the Hilton Beaumont, located at 2335 I-10 South, Beaumont, TX.

126.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company I, LLC and Crossroads, with respect to the Hampton Inn College Station, located at 320 Texas Avenue South, College Station, TX.

127.	Management Agreement, dated January 1, 2001, between FCH/Interstate Leasing, L.L.C. and Crossroads, as assigned pursuant to that certain Assignment and Assumption of Agreements re: Lease and Management Agreement, dated March 26, 2001, with respect to the Fairfield Inn by Marriott Dallas/Stemmons Freeway, located at 1575 Regal Row at Stemmons Freeway, Dallas, TX.

128.	Management Agreement, dated as of August 18, 2000, between MRI Houston Hospitality, L.P. and Crossroads, with respect to the Residence Inn by Marriott Houston Astrodome/Medical Center, located at 7710 S. Main St., Houston, TX.

129.	Management Agreement, dated September 28, 2000, between HHG Partners, LLC and Crossroads, with respect to the Hilton Garden Inn Houston/Bush Intercontinental Airport, located at 15400 John F. Kennedy Boulevard, Houston, TX 77032.

130.	Management Agreement, dated January 1, 2001, between FCH/Interstate Leasing, L.L.C. and Crossroads, as assigned pursuant to that certain Assignment and Assumption of

Agreements re: Lease and Management Agreement, dated March 26, 2001, with respect to the Courtyard by Marriott Houston/Galleria, located at 3131 West Loop South, Houston, TX.

131.	Management Agreement, dated January 1, 2001, between FCH/Interstate Leasing, L.L.C. and Crossroads, as assigned pursuant to that certain Assignment and Assumption of Agreements re: Lease and Management Agreement, dated March 26, 2001, with respect to the Fairfield Inn Houston/Galleria, located at 3131 West Loop South, Houston, TX.

132.	Management Agreement, dated January 1, 2001, between FCH/Interstate Leasing, L.L.C. and Crossroads, as assigned pursuant to that certain Assignment and Assumption of Agreements re: Lease and Management Agreement, dated March 26, 2001, with respect to the Fairfield Inn Houston/I-10 East, located at 10155 I-10 East Freeway, Houston, TX.

133.	Management Agreement, dated January 1, 2001, between FCH/Interstate Leasing, L.L.C. and Crossroads, as assigned pursuant to that certain Assignment and Assumption of Agreements re: Lease and Management Agreement, dated March 26, 2001, with respect to the Hampton Inn Houston/I-10 East, located at 828 Mercury Drive, Houston, TX.

134.	Management Agreement, dated as of September 4, 2002, between HI Galleria Tenant Corporation and Crossroads Hospitality Management Company, with respect to the Hampton Inn Houston Near the Galleria, located at 4500 Post Oak Highway, Houston, TX.

135.	Primary Management Agreement, dated as of June 10, 1999, between Wyndham International Operating Partnership, LP and IHC II, LLC; Submanagement Agreement, dated as of June 10, 1999, between IHC II, LLC and Marriott, both with respect to the Marriott Houston/Greenspoint, located at 255 N. Sam Houston Parkway East, Houston, TX.

136.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Hampton Inn San Antonio Downtown, , located at 414 Bowie Street, San Antonio, TX.

137.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company III, LLC and Crossroads, with respect to the Comfort Inn Rutland/Trolley Square, located at 19 Allen Street, Rutland, VT.

138.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company IV, LLC and Crossroads, with respect to the Hampton Inn Norfolk Naval Base, located at 8501 Hampton Blvd., Norfolk, VA.

139.	Management Agreement, dated May 30, 1992, between Today’s Hotel Seattle Corporation and Interstate Hotels, LLC, as amended by that certain First Amendment to Management Agreement, dated July 8, 1992, as further amended by that certain Second Amendment to Management Agreement, dated August 18, 1992, that certain Third Amendment to Management Agreement, dated November , 1992, and that certain Fourth Amendment to Management Agreement, dated September 14, 2001, and by letter, dated November 18, 2001, with respect to the Crowne Plaza Seattle, located at 1113 Sixth Avenue, Seattle, WA.

140.	Management Agreement, dated as of January 1, 2001, between with Equity and Crossroads, with respect to Homewood Suites Seattle Downtown, located at 206 Western Avenue West, Seattle, WA.

141.	Management Agreement, dated as of January 1, 2001, between ENN Leasing Company IV, LLC and Crossroads, with respect to the Hampton Inn Beckley, located at 110 Harper Park Drive, Beckley, WV.

142.	Management Agreement and Addendum, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Holiday Inn Bluefield, located at Route 460, Bluefield, WV.

143.	Management Agreement, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Hampton Inn Morgantown, located at 1053 Van Voorhis Road, Morgantown, WV.

144.	Management Agreement, dated January 5, 2000, between Platinum Properties LLC and , as assigned pursuant to that certain Assignment and Assumption dated August 8, 2001, with respect to the Radisson Morgantown Hotel, located at University Avenue, Morgantown, WV.

145.	Management Agreement and Addendum, dated as of January 1, 2001, between Equity and Crossroads, with respect to the Holiday Inn Oak Hill, located 340 Oyler Avenue, Oak Hill, WV.

146.	Management Agreement, dated December 29, 1993, between Singdeer Investments Limited and , as amended by that certain First Amendment to Management Agreement, dated November 15, 1999, with respect to the Toronto Colony Hotel, located at 89 Chestnut Street, Toronto, Ontario, Canada.

147.	Operation Agreement January 29, 1996, between HMC AP Canada Inc. and , as amended by that certain Consent, Assignment and Assumption and Amendment of Operation Agreement, dated December 31, 1998, with respect to the Toronto Delta Meadowvale, located at 6750 Mississauga Road, Mississauga, Ontario, Canada.

148.	Management Agreement, dated February 9, 1998, between Hotel da Praia-Gestao e Exploracao de Hoteis and Interstate Hotels Corporation, with respect to the Marriott Praia d’el Rey Hotel, located at Plots 78 and 79, Praia d’el Rey Golf & Country Club, Vale de Janeles Obidos, Portugal.

149.	Management Agreement and Memorandum, dated December 7, 2001, between 1,000 Y graluxservice and , with respect to a hotel property to be located at Gagarina Street, Khanti-Mansiisk, Russia.

150.	Management Agreement, dated October 3, 1994, between Mospromstoi, Inc. and with respect to the Moscow Marriott Grand Hotel, located at 26 Tverskaya Street, Moscow, Russia.

151.	Management Agreement, dated September 6, 1997, between Mospromstoi, Inc. and Interstate Hotels Corporation with respect to Moscow Marriott Royal Hotel (f/k/a The Westin Astoria and Aurora-Lux), located at 11/20 Petrovka Street, Moscow, Russia.

152.	Management Agreement, dated April , 1995, between Mospromstoi, Inc. and Interstate Hotels Corporation, with respect to the Moscow Marriott Tverskaya (f/k/a Colony Tverskaya), located at 34 First Tverskaya Yamskaya St., Moscow, Russia.

153.	Management Agreement, dated June 14, 2001, between Eco Phoenix Holding, PLC and Interstate Hotels Corporation, supplemented by that certain Pre-Opening Consulting Services Agreement, dated July 25, 2001, that certain Technical Services Agreement, dated July 25, 2001, with respect to the Courtyard by Marriott St. Petersburg, located at 4 Goncharnaya Street, St. Petersburg, Russia 193036 RF.

154.	Management Agreement dated as of December 4, 2000, between UAB Baltic Mansion Hotels and Interstate Hotels Company, as amended by that certain Letter, dated December 4, 2000, as further amended by that certain Letter dated December 5, 2000, with respect to Marriott Vilnius, located at A. Gostavto & Gyneju Streets, Vilnius, Lithuania.

SCHEDULE 1.01(F)

Existing Participating Leases

Doubletree Norfolk-Norfolk, VA – Hotel Lease Agreement, dated as of December 15, 1994, between Military Circle Hotel Limited Partnership and CapStar Hotels of Norfolk, Inc., as amended by that certain First Amendment to Hotel Lease Agreement, dated as of December 31, 1997, as assigned by CapStar Hotels of Norfolk, Inc. to MeriStar H & R Operating Company, L.P. pursuant to that certain Assignment of Lease, dated as of January 1, 1999, as further amended by that certain Second Amendment to Hotel Lease Agreement, dated as of            .

SCHEDULE 1.01(G)

Guarantors

Interstate Hotels & Resorts, Inc.
MeriStar Management Company, L.L.C.
MeriStar AGH Company, L.L.C.
CapStar Winston Company, L.L.C.
CapStar BK Company, L.L.C.
CapStar KCII Company, L.L.C.
CapStar Wyandotte Company, L.L.C.
CapStar St. Louis Company, L.L.C.
MeriStar Laundry, LLC
MeriStar Preston Center, L.L.C.
MeriStar Management (Canmore) Ltd.
MeriStar Management (Vancouver-Metrotown) Ltd.
MeriStar HGI Company, L.L.C.
MeriStar Storrs Company, L.L.C.
MeriStar Vacations, L.L.C.
The Net Effect Strategic Alliance, LLC
MeriStar Flagstone, LLC
BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Maryland, LLC
BridgeStreet Minneapolis, LLC
BridgeStreet Midwest, LLC
BridgeStreet Arizona, LLC
BridgeStreet Nevada, LLC
BridgeStreet Texas, L.P.
BridgeStreet Southwest, LLC
BridgeStreet Ohio, LLC
BridgeStreet California, LLC
BridgeStreet Colorado, LLC
BridgeStreet North Carolina, LLC
BridgeStreet Raleigh, LLC
BridgeStreet Canada, Inc.
BridgeStreet Accommodations, Ltd.
BridgeStreet Accommodations London Limited
Loryt(1), Ltd.
BridgeStreet Wardrobe Place Limited
Apalachee Bay SAS
Interstate Property Corporation

Interstate Property Partnership, L.P.
Interstate Partner Corporation
Interstate Investment Corporation
Interstate Hotels Company
Interstate Member, Inc.

Northridge Holdings, Inc.
Crossroads Hospitality Management Company
IHC Holdings, Inc.
Interstate Hotels, LLC
Interstate/Dallas GP, LLC
Interstate/Dallas Partnership, L.P.
Interstate Pittsburgh Hotel Holdings, LLC
Interstate Manchester Company, L.L.C.
Interstate Houston Partner, L.P.
Interstate/KP Holding Corporation
Interstate Kissimmee Partner, L.P.
Continental Design and Supplies Company, L.L.C.
IHC Moscow Services, L.L.C.
PAH-Hilltop GP, LLC
Hilltop Equipment Leasing Company, L.P.
PAH-Cambridge Holdings, LLC
Crossroads Hospitality Company, L.L.C.
IHC International Development (U.K.), L.L.C.
Northridge Insurance Company
Colony Hotels and Resorts Company
IHC Services Company, L.L.C.
Crossroads Hospitality Tenant Company, L.L.C.
IHC/Moscow Corporation
Future Financing Member Corporation
Crossroads Memphis Financing Corporation
Crossroads Memphis Financing II Corporation
Crossroads/Memphis Partnership, L.P.
Crossroads/Memphis Company, L.L.C.
Crossroads Future Company, L.L.C.
Crossroads Future Financing Company, L.L.C.
Crossroads/Memphis Financing Company, L.L.C.
Crossroads/Memphis Financing Company II, L.L.C.

SCHEDULE 1.01(I)

Specified Acquirer

FelCor.

SCHEDULE 4.01

Subsidiaries

Subsidiary	Jurisdiction	Principal Place of Business	Ownership Interest

MeriStar H & R Operating Company, L.P.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	1% Interstate Hotels & Resorts, Inc. (GP) 93.4% Interstate Hotels & Resorts, Inc. (LP) 1% CapStar Management Company, L.L.C. (LP) 4.6% : Other Third-Party Limited Partners
MeriStar Management Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% MeriStar H & R Operating Company, L.P. 1% Interstate Hotels & Resorts, Inc
MeriStar AGH Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% MeriStar H & R Operating Company, L.P.
CapStar Winston Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% MeriStar H & R Operating Company, L.P. 1% Interstate Hotels & Resorts, Inc.
CapStar BK Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% MeriStar H & R Operating Company, L.P. 1% MeriStar AGH Company, L.L.C. (GP)
CapStar KCII Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% MeriStar H & R Operating Company, L.P. 1% Interstate Hotels & Resorts, Inc
CapStar Wyandotte Company, L.L.C	Missouri	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% CapStar KCII Company, L.L.C.
CapStar St. Louis Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% MeriStar H & R Operating Company, L.P. 1% Interstate Hotels & Resorts, Inc.
MIP GP Inc.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% MeriStar H & R Operating Company, L.P.
MIP GP, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% MeriStar H & R Operating Company, L.P. 1% MIP GP Inc.
MeriStar Laundry, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% MeriStar H & R Operating Company, L.P. 1% Interstate Hotels & Resorts, Inc.
MeriStar Preston Center, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% MeriStar H & R Operating Company, L.P.

Subsidiary	Jurisdiction	Principal Place of Business	Ownership Interest

MeriStar Management (Canmore) Ltd.	British Columbia Canada	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% MeriStar Management Company, L.L.C.
MeriStar Management (Vancouver-Metrotown) Ltd.	British Columbia Canada	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% MeriStar Management Company, L.L.C.
MeriStar HGI Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% MeriStar H & R Operating Company, L.P.
MeriStar Storrs Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% MeriStar H & R Operating Company, L.P. 1% Interstate Hotels & Resorts, Inc.
MeriStar Vacations, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% MeriStar H & R Operating Company, L.P.
The NetEffect Strategic Alliance, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% MeriStar H & R Operating Company, L.P.
MeriStar Flagstone, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% MeriStar H & R Operating Company, L.P.
Flagstone Hospitality Management LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	51% MeriStar Flagstone LLC (Balance of Interest to be acquired)
BridgeStreet Corporate Housing Worldwide, Inc.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.
BridgeStreet Maryland, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Minneapolis, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Midwest, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Arizona, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.

Subsidiary	Jurisdiction	Principal Place of Business	Ownership Interest

BridgeStreet Nevada, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Texas, L.P.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% BridgeStreet Nevada, LLC 1% BridgeStreet Arizona, LLC
BridgeStreet Southwest, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Ohio, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet California, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Colorado, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet North Carolina, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Raleigh, LLC	North Carolina	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Canada, Inc.	Canada	1000 Yonge Street, Suite 301 Toronto, Ontario, Canada	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Accommodations, Ltd.	United Kingdom	Compass House, 22 Redan Place, 6th Floor, London, England	100% BridgeStreet Corporate Housing Worldwide, Inc.
BridgeStreet Accommodations London, Limited	United Kingdom	Compass House, 22 Redan Place, 6th Floor, London, England	99% BridgeStreet Accommodations, Inc. 1% BridgeStreet Accommodations, Ltd.
Loryt(1) Limited	United Kingdom	Compass House, 22 Redan Place, 6th Floor, London, England	100% BridgeStreet Accommodations, Ltd.
BridgeStreet Wardrobe Place Limited	United Kingdom	Compass House, 22 Redan Place, 6th Floor, London, England	100% BridgeStreet Accommodations, Ltd.
Apalachee Bay SAS	France	21 Rue de Madrid Paris, France	100% BridgeStreet Accommodations, Ltd.

Subsidiary	Jurisdiction	Principal Place of Business	Ownership Interest

Interstate Hotels Company	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.
Crossroads Hospitality Management Company	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.
Northridge Holdings, Inc.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.
IHC Holdings, Inc.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Northridge Holdings, Inc.
Interstate Hotels, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	98.3373% Northridge Holdings, Inc. 1.6627% PAH-Interstate Holdings, Inc.
Northridge Insurance Company	Cayman Islands		100% Interstate Hotels, LLC
Interstate Property Corporation	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.
Interstate Partner Corporation	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.
Interstate/KP Holding Corporation	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Partner Corporation
Interstate Property Partnership, L.P.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% Interstate Partner Corporation (LP) 1% Interstate Property Corporation (GP)
Interstate Pittsburgh Hotel Holdings, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Property Partnership, L.P.
Interstate Manchester Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Property Partnership, L.P.
Interstate Houston Partner, L.P.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% Interstate Property Partnership, L.P.(LP) 1% Interstate Property Corporation (GP)

Subsidiary	Jurisdiction	Principal Place of Business	Ownership Interest

Interstate Kissimmee Partner, L.P.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% Interstate/KP Holding Corporation (LP) 1% Interstate Property Corporation (GP)
Interstate/Dallas Partnership, L.P.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% Interstate Property Partnership, L.P. (LP) 1% Interstate Property Corporation (GP)
Interstate/Dallas GP, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Property Corporation
IHC II, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99.99% MeriStar H & R Operating Company, L.P. ..01% Marriott Hotel Services, Inc.
Interstate Investment Corporation	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.
Interstate Member, Inc.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.
IHC Moscow Services, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels, LLC
IHC Services Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels, LLC
Continental Design and Supplies Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% Interstate Hotels, LLC 1% Interstate Member, Inc.
PAH-Hilltop GP, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels, LLC
Hilltop Equipment Leasing Company, L.P.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% PAH-Hilltop GP, LLC (GP) 1% Interstate Member, Inc. (LP)
PAH-Cambridge Holdings, LLC	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels, LLC

Subsidiary	Jurisdiction	Principal Place of Business	Ownership Interest

IHC International Development (UK), L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels, LLC
Crossroads Hospitality Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% Interstate Hotels, LLC 1% Interstate Member, Inc.
Colony Hotels and Resorts Company	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels LLC
Crossroads Hospitality Tenant Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% Crossroads Hospitality Company, L.L.C. 1% Interstate Member, Inc.
Crossroads/Memphis Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% Crossroads Hospitality Company, L.L.C. 1% Interstate Member, Inc.
Crossroads/Memphis Partnership, L.P.	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	GP: 83.2329% Crossroads Memphis Company, L.L.C. LP: 16.7671% Crossroads Hospitality Company, L.L.C.
Crossroads/Memphis Financing Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Crossroads/Memphis Partnership, L.P.
Crossroads/Memphis Financing Company II, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Crossroads/Memphis Partnership, L.P.
Crossroads Future Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	99% Crossroads Hospitality Company, L.L.C. 1% Interstate Member, Inc.
Crossroads Future Financing Company, L.L.C	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Crossroads Future Company, L.L.C.
Future Financing Member Corporation	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.
Crossroads/Memphis Financing Corporation	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.

Subsidiary	Jurisdiction	Principal Place of Business	Ownership Interest

Crossroads/Memphis Financing II Corporation	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels & Resorts, Inc.
IHC/Moscow Corporation	Delaware	1010 Wisconsin Avenue, N.W. Washington, DC 20007	100% Interstate Hotels, LLC

SCHEDULE 4.07

Litigation

1.	Park Cities Hotel LP v. MeriStar Management Co. LLC; District Court of Dallas County, TX, No. 01-08447.

This action was commenced on October 5, 2001 and alleges mismanagement and breach of contract. A counterclaim was filed in late October, alleging breach of contract for failure to pay management fees and reimbursable expenses, and an action by MeriStar to seek repayment of its loan.

2.	Review by Office of Federal Contract Compliance Programs (OFCCP)

Interstate’s corporate office has been involved in an Office of Federal Contract Compliance Programs (OFCCP) corporate management review since December 1999. The OFCCP has deemed Interstate to be a federal government contractor because some of Interstate’s hotels have contracts with the government that exceed $50,000. The OFCCP requested substantial information regarding compensation for property officials selected by the corporate office, specifically, General Managers, Directors of Sales, and Controllers for various hotels throughout the country.

In October 2001, the OFCCP made its preliminary findings of the review, and determined that the Agency has compensation “concerns” regarding for certain women and minorities in the GM, DOS and Controller positions at a sampling of hotels. The OFCCP proposed salary adjustments, back pay and interest payments to 46 individuals totaling 1.8 million dollars. In November 2001, the OFCCP issued a formal Notice of Violation outlining their position.

In December 2002, the OFCCP recommended enforcement by the Department of Labor Solicitor’s office and has forwarded the case file to the Solicitor’s office for its review. At this time no Administrative Complaint has been issued by the Solicitor’s office. Interstate’s counsel has contacted the Solicitor’s office to engage them in discussion about the resolution of this matter.

3.	Interstate Hotels Corporation (Stanley H. Trezevant, Jr. v. Interstate Hotels Corporation, Interstate Hotels Corporation #112, Interstate Inns, Inc., Massachusetts Mutual Life Insurance Company, Interstate/Memphis Associates, Ltd., Milton Fine, Milton Fine Associates, and Inter Intermass Memphis Associates, filed August 1, 1994).

The plaintiff was a partner with affiliates of the Company in a partnership (the, “Partnership”) that developed the Memphis Marriott and ultimately became a joint venture partner with Massachusetts Mutual Life Insurance Company (“Mass Mutual”). In 1991, the joint venture could not meet its cash obligations. When the Partnership failed to fulfill its contribution obligations, Mass Mutual exercised its fights reader the joint venture agreement to take over the Partnership’s interest in the hotel. The plaintiff claims that representatives of the Company made representations to him to the effect that he would not be required to make capital contributions and, instead, capital contributions would be made on his behalf by the Company or its affiliates. The plaintiff also claims that the Company and its affiliates charged excessive management fees for managing the hotel and has received reimbursement for certain expenses which the plaintiff alleges were improper, In February, 2001, the judge in this case granted Mass Mutual’s motion for summary judgment and dismissed all claims pending against Mass Mutual. Pending Trezevant’s appeal of that summary judgment. Mass Mutual participated in a mediation in August, 2001 and settled all of the appealed claims. The Company has engaged Glanker Brown to represent the Company and its affiliates in this matter, and, despite the Company’s participation in the August, 2001 mediation, the claim against the Company remain outstanding. In addition, pursuant to that certain Distribution Agreement, dated as of June 18, 1999, by and among Patriot American Hospitality, Inc., (now known as Wyndham International, Inc.), Wyndham International, Inc. (“Wyndham”), Interstate Hotels, LLC and Interstate Hotels Corporation, Wyndham agreed to indemnify the Company for up to $500,000 of costs, expenses, judgments, settlements and attorneys’ fees in connection with this matter.

4.	Crossroads Hospitality Company, LLC.

The owner of the Surfcomber Hampton Inn in Miami Beach, Florida has filed with the American Arbitration Association a Demand for Arbitration alleging a breach of hotel management agreement which the owner terminated effective September 30, 1999. On August 8, 2000, Crossroads finally received a specific description of the plaintiff’s claims, alleging claims for breach of the management agreement as well as for lost business, including damages of approximately $1.6 million of which more than $1,000,000 is alleged as lost profits. The owner alleges that, among other things, Crossroads (a) failed to properly market the hotel; (b) committed egregious accounting and management errors; and (c) wrongfully retained a termination fee. Crossroads’ initial response to the claims was filed August 28, 2000. Crossroads considers these claims to be invalid and frivolous and intends to vigorously defend them. The arbitration panel has heard approximately six weeks of argument and testimony, and recently entered an award in which the panel (x) did not award to either party attorneys’ fees as the prevailing party and (y) directed Crossroads to return to the owner of the hotel the $50,000 termination fee retained by Crossroads at the time the owner terminated the management agreement. In response to this, Crossroads has petitioned the Florida Circuit Court (11th Circuit) to vacate the award by the arbitration panel and grant to Crossroads attorneys’ fees and expenses on the basis that Crossroads prevailed on the substantial issues in the dispute.

5.	Crossroads/Memphis Partnership, LP Carla J. Manley (Executrix of the Estate of Kim N. Fisher) v. Damon’s, et al.

To comply with Pennsylvania liquor licensing requirements, Crossroads/Memphis Partnership, L.P, was a joint venturer with an unaffiliated franchisee of Damon’s, Inc. (which operates a Damon’s restaurant adjacent to the Hampton Inn). The plaintiff has sued for damages arising out of the wrongful death of a pedestrian who was struck and killed by an intoxicated driver who was allegedly served alcoholic beverages by the Damon’s franchise. Although all of the Crossroads entities named in the complaint are entitled to indemnification from the Damon’s franchisee and insurance coverage for the claim, a punitive damages claim exists.

6.	Sawgrass Country Inn and Suites:

On , 2002, Sawgrass Hotel Partners, Ltd. filed a complaint in Florida Circuit Court (11th Judicial Circuit) against Crossroads Hospitality Company, L.L.C. and Interstate Hotels Corporation relating to the Sawgrass Country Inn and Suites. The action alleges, inter alia, breach of contract, breach of fiduciary duty, negligent misrepresentation and breach of implied covenant of good faith and fair dealing. Crossroads and Interstate have jointly moved the Circuit Court to dismiss the complaint on the bases of both substantive and procedural defects. The motion is still pending.

SCHEDULE 4.14

Environmental Condition

None.

SCHEDULE 4.15

Legal Requirements; Zoning; Utilities; Access

None.

SCHEDULE 4.16

Existing Indebtedness and Interest Rate Agreements

1.	Promissory Note, dated , made by Interstate/Dallas GP, LLC and Interstate/Dallas Partnership, LP (the “Dallas Pledgors”) in favor of FelCor Lodging Limited Partnership, in the original principal amount of $4,170,000, and secured by a pledge of the interests of the Dallas Pledgors in FCH/IHC Hotels, LP.

2.	IHC Holdings, Inc. loans (unsecured inter-company lending arrangements):

Loan Agreement, dated as of September 10, 1999 (the “IHC Loan Agreement”), among IHC Holdings, Inc., as lender, Interstate Hotels Corporation, Interstate Hotels Company, Crossroads Hospitality Management Company and certain other designated subsidiaries, as borrowers. Currently the borrowers (including the other designated borrowers) are:

•	Interstate Hotels Corporation (no amounts outstanding);

•	Interstate Hotels Company (no amounts outstanding);

•	Crossroads Hospitality Management Company (no amounts outstanding);

•	Interstate Property Corporation ($375,000 principal amount outstanding as of 3/28/01);

•	Interstate Partner Corporation ($12,000,000 principal amount outstanding as of 3/28/01);

•	Interstate Pittsburgh Hotel Holdings, LLC ($5,700,000 principal amount outstanding as of 3/28/01).

3.	Interest Rate Agreements:

•	Sociètè Gènèrale, New York Branch, dated April 10, 2002 – Notional Amount: $30,000,000.

•	Credit Lyonnais New York, dated September 17, 2002 – Notional Amount: $40,000,000.

SCHEDULE 4.21

Owned Hospitality Properties

Pittsburgh Airport Residence Inn by Marriott
1500 Park Lane
North Fayette Township, Pennsylvania 15275

SCHEDULE 4.23(A)

Insurance Companies, Insurance Licenses and Deposited Securities

Northridge Insurance Company, a Cayman Islands corporation

•	Jurisdictions in which Northridge holds a license to transact business: Cayman Islands only.

•	Lines of insurance in which it is engaged: see Schedule 4.23(e).

•	Securities deposited with state insurance departments and other governmental authorities: None.

SCHEDULE 4.23(E)

Insurance Contracts and Reinsurance Contracts

Policy Type	Limit

Garagekeepers’ Physical Damage	$250,000
Automobile Physical Damage	$1 million
Innkeepers Liability DIC	$1 million
Employment Practices Liability	$25,000 per claim; $250,000 per year
Financial Indemnity	$650,000
Property Insurance	$1,700,000
Punitive Damages	$1 million

SCHEDULE 4.24

Permitted Housing Business Leasing

	Equal to	Greater	Equal to
	or less	than 1 year	or Greater
	than	but less	than
Market Name	1 year	than 5	5 years	Total

Austin	158	—	—	158
Baltimore	180	7	—	187
Charlotte	151	7	—	158
Chicago	188	19	—	207
Cincinnati	152	2	—	154
Cleveland	145	8	—	153
Columbus	159	—	—	159
Dallas	126	—	—	126
Detroit	80	1	—	81
Louisville	91	—	—	91
Memphis	166	—	—	166
Milwaukee	71	2	—	73
Minneapolis	144	6	—	150
National Accounts	198	—	—	198
Network Partners	153	—	—	153
New York	88	3	—	91
Pittsburgh	122	1	—	123
Project Team	36	1	—	37
Raleigh	108	—	—	108
Sunnyvale	32	—	—	32
Washington, D.C	365	1	—	366
Toronto, Canada	290	55	65	410
Bristol, UK	26	11	—	37
London, UK	138	159	60	357
Manchester, UK	31	7	—	38
Newcastle, UK	64	3	—	67
South, UK	90	4	—	94
Paris, France	—	25	—	25

	3,552	322	125	3,999

SECTION 5.07

Insurance

     (a)  Insurance Policies Required. While any obligation of the Borrower or any Guarantor under any Credit Document remains outstanding, the Borrower shall procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations or organizations licensed to do business in the states the Hospitality Properties are located, with a Best’s Rating of no less than A-, XI and otherwise satisfactory to the Administrative Agent covering such casualties, risks, perils, liabilities and other hazards required by the Administrative Agent. All original policies, or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent unless the Administrative Agent waives this requirement in writing. Without limiting the generality of the foregoing, the Borrower shall provide or cause to be provided the following types of insurance coverage:

i. until repayment of the Notes and satisfaction of all obligations under the Credit Documents: (i) for Owned Hospitality Properties only, property insurance on an “all risks” (or “special form”) full replacement cost basis without deduction for depreciation (or fire, extended coverage and difference in conditions basis), including flood, earthquake (for any Hospitality Property located in the State of California, or in any other location that, according to determination by a Governmental Authority, has an above average risk of seismic activity) and sinkhole coverages in an amount equal to the replacement cost of the Improvements (except for earthquake insurance which for each required Hospitality Property shall be in an amount which is equal to or greater than the maximum probable loss determined pursuant to a written report by a seismic engineer, which report and engineer are acceptable to the Administrative Agent, provided, however, that the aggregate amount of such earthquake insurance coverage and the deductibles thereunder may be modified at the request of the Borrower based upon industry standards, subject to approval of the Administrative Agent); (ii) Commercial General Liability Insurance (including contractual liability, owners and contractors protective coverages, products & completed operations, personal & advertising injury liability, fire damage legal liability and alienated premises coverage) and Comprehensive Auto Liability Insurance in a minimum amount of $25,000,000 each occurrence; (iii) Statutory Workers’ Compensation and Employer’s Liability Insurance in the minimum amounts of $500,000 each accident, $500,000 each employee - disease, $500,000 policy limit - disease; and (iv) for Owned Hospitality Properties only, Rent loss insurance against loss of income by reason of any hazard covered under the insurance required under this subparagraph (a) in an amount sufficient to avoid any co-insurance penalty, but in any event for not less than one (1) year’s income from all sources from the Hospitality Property. Each such policy of property insurance shall contain a replacement cost endorsement and such other endorsements as are sufficient to prevent the Borrower, the Administrative Agent and/or the Borrower’s Subsidiaries from becoming a co-insurer with respect to such buildings and improvements.

ii. During the renovation or expansion of any Hospitality Property the Borrower will (i) additionally provide: for Owned Hospitality Properties only, Builder’s

Risk Insurance on an “all risks” (or “special form”) and non-reporting basis including flood, earthquake (if required pursuant to the provisions of and in the amount stated in clause (a)) and sinkhole coverages, and also including stored materials and materials while in transit, and (ii) in addition to the Statutory Workers’ Compensation and Employer’s Liability Insurance required of the Borrower in the foregoing paragraph i, require each contractor and or subcontractor who may have occasion to be at the job site to provide evidence of Statutory Workers’ Compensation and Employer’s Liability Insurance in the minimum amounts of $100,000 each accident, $100,000 each employee - disease, $100,000 policy limit - disease.

iii. Such additional insurance as may be reasonably required by the Administrative Agent from time to time in the event that any Hospitality Property is exposed to hazards and risks with respect to which the Administrative Agent deems the existing insurance inadequate to properly protect its interests.

     All policies of liability insurance shall name the Administrative Agent, the Lenders and their respective directors, officers, representatives, agents and employees (the “Lenders’ Parties”) as additional insureds. The Borrower shall furnish the Administrative Agent with a certified copy of an original or a certificate of insurance of all policies of insurance required. All policies or certificates, as the case may be, of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of the Borrower, or any other party holding under any such Person which might otherwise result in a forfeiture of said insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower. At least 15 days prior to the expiration of each required policy, the Borrower shall deliver to the Administrative Agent evidence of the renewal or replacement of such policy, continuing such insurance in the form as required by this Agreement. All such policies shall contain a provision that notwithstanding any contrary agreement between the Borrower and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 15 days’ prior written notice to the Administrative Agent.